     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 1999


                                                      REGISTRATION NO. 333-72297
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                                 PROXICOM, INC.

             (Exact name of registrant as specified in its charter)

          DELAWARE                          7371                         52-1770631
(State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
    of incorporation or         Classification Code Number)         Identification No.)
       organization)

                      ------------------------------------
                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      ------------------------------------
                               RAUL J. FERNANDEZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 PROXICOM, INC.
                           11600 SUNRISE VALLEY DRIVE
                                RESTON, VA 20191
                                 (703) 262-3200

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                      ------------------------------------
                                   Copies to:

        DAVID B. H. MARTIN, JR., ESQ.                      DAVID SYLVESTER, ESQ.
           HOGAN & HARTSON L.L.P.                        WILLIAM F. WINSLOW, ESQ.
         555 THIRTEENTH STREET, N.W.                    BARBARA J. O'CONNELL, ESQ.
           WASHINGTON, D.C. 20004                            HALE AND DORR LLP
               (202) 637-5600                         1455 PENNSYLVANIA AVENUE, N.W.
                                                          WASHINGTON, D.C. 20004
                                                              (202) 942-8400

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                          SUBJECT TO COMPLETION,

                                                            DATED APRIL 12, 1999


                                4,500,000 SHARES

                               [PROXICOM LOGO]

                                 PROXICOM(R)

                                 COMMON STOCK

                           -------------------------

This is the initial public offering of Proxicom, Inc. common stock. Proxicom is offering 4,000,000 of the shares to be sold in this offering. The selling stockholders that we identify in this prospectus are offering an additional 500,000 shares. Proxicom will not receive any proceeds from the sale of the shares by the selling stockholders.

We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. We have applied to list our common stock on the Nasdaq National Market under the symbol "PXCM."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE RISK FACTORS BEGINNING ON PAGE 5.

                                                                Per Share    Total
                                                                ---------    -----
    Public Offering Price.....................................   $          $
    Underwriting Discounts and Commissions....................   $          $
    Proceeds, Before Expenses, to Proxicom....................   $          $
    Proceeds to the Selling Stockholders......................   $          $

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Proxicom has granted the underwriters the right to purchase up to 675,000 shares to cover any over-allotments, at any time until 30 days after the date of this prospectus.

BT ALEX. BROWN
                  PRUDENTIAL SECURITIES
                                    THOMAS WEISEL PARTNERS LLC
                                                  FRIEDMAN BILLINGS RAMSEY

                                          , 1999

                           [INSIDE FRONT COVER PAGE]

GRAPHIC:

     Two-page design with "Internet" in large lettering across the top of both pages. Upper left corner of the graphic's left page contains the statement "what makes us different". Directly beneath this statement is the following paragraph:

             In 1994, Proxicom developed some of the first Internet commerce storefronts and discovered the key to successful Internet solutions -- a seamless integration of strategy, technology and creative design skills. Proxicom has continued to grow these traditionally disparate talents within an iterative process that shares best practices and incorporates industry expertise. The result is a culture where people work together to create innovative Internet solutions that improve business processes and create new business opportunities.

     The phrase "Integrated Internet Skills" is beneath this paragraph. A circle with three pegs and the words "strategy", "technology" and "creative design" is contained in the lower half of the left page.

     The upper half of the graphic's right page contains a pyramid with five levels. A level of the pyramid corresponds to each of the following items:

     -  Value Through Innovation
          Creating innovative Internet solutions for our clients

     -  Proxicom Process(SM)
          Speed, Quality and Reduced Risk

     -  Internet Best Practices
          Sharing our collective Internet knowledge since 1994

     -  Industry Expertise
          Internet focus with industry specific knowledge

     -  Integrated Skills
          Strategy, Technology and Creative Design

     Proxicom's logo is in the lower right corner of this page.

FRONT COVER GRAPHIC:

     Contains pictures and descriptions of projects Proxicom has completed for three clients, Calphalon, the American Electronics Association ("AEA") and GE Plastics. This page is separated into three rows. The first row contains the boxed word "Internet", a picture of the web site Proxicom designed for Calphalon, and the following description of the work Proxicom performed for Calphalon as well as the benefits Calphalon derived as a result:

        CALPHALON

        Business-to-Consumer Internet Commerce

             Calphalon sought to launch a new site to fully exploit the interactive potential of the Internet. Proxicom created a solution for Calphalon that differentiates its offerings in cookware products by uniting a complement of communications, content and transaction capabilities through a single source. The solution includes information for consumers, Calphalon's full portfolio of product information, educational instructions, a database of recipes and interactive capabilities. Calphalon established a direct link with a new audience of prospective customers, gaining invaluable knowledge of their interests. The site also provides Calphalon with the ability to influence and flexibly respond to market needs. Proxicom also created the solutions branding and user interface to enhance Calphalon's marketing presence. The solution has created efficiencies for Calphalon's business and has been used to introduce a new line of cutlery products to test market acceptance.

     The second row contains the boxed word "Extranet" a picture of the extranet Proxicom designed for AEA, and the following description of the work Proxicom performed for AEA as well as the benefits AEA derived as a result:

        AMERICAN ELECTRONICS ASSOCIATION

        A New Internet-Based Membership Service

             The American Electronics Association ("AEA"), the largest high-tech trade association with over 3,000 member companies nationwide such as Intel Corporation, Amazon.com and Yahoo! Inc., sought to leverage the Internet to improve its business. AEA wanted to transform the way it worked with its members, an initiative central to AEA's strategic plans. Proxicom is repositioning AEA, re-branding the company and creating a new online membership service. The functional and dynamic extranet Proxicom created ties into AEA's core systems enabling distributed authoring and release of content as well as personalization of information for its users. It will also permit the sale of AEA products and services with real-time pricing. The solution will redefine how AEA markets, increasing sales, making publishing more efficient and establishing direct communication with members and industry experts.

     The third row contains the boxed word "Intranet", a picture of the intranet Proxicom designed for GE Plastics and the following description of the work Proxicom performed for GE Plastics as well as the benefits GE Plastics derived as a result:

        GE PLASTICS

        Intranet Knowledge Management System

             The employees at GE Plastics were faced with time-consuming searches for marketing, technical, sales and customer service information stored in decentralized databases, file systems and non-networked PCs. Proxicom changed that by helping GE Plastics transform its knowledge management and customer care tracking systems through a company-wide, knowledge management Intranet. The solution eliminated costly time spent searching for information and provided the marketing, sales, IT and customer service personnel with a valuable decision making tool that has helped them dramatically improve their effectiveness and successfully increase productivity.

     The lower right corner of the graphic contains Proxicom's logo.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and the financial statements and notes to those financial statements which appear elsewhere in this prospectus.

                                 PROXICOM, INC.

OUR BUSINESS

     Proxicom is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, we have focused exclusively on the Internet and have successfully completed over 600 client engagements. As of December 31, 1998, we had a total of approximately 150 ongoing client engagements.

     In all of our client engagements we apply the Proxicom Process, a four-step methodology that we use to deliver Internet solutions. Using the Proxicom Process, we integrate strategy, technology and creative design to help our clients transform their businesses with Internet solutions.

     We sell and deliver our services and expertise through teams organized into four industry groups, or vertical markets:

     -  energy and telecommunications;

     -  financial services;

     -  retail and manufacturing; and

     -  service industries.

This structure allows us to build industry expertise, develop market-specific solutions for clients and replicate business solutions across client engagements.

     Our Internet solutions have included

     - business to consumer electronic commerce Internet sites for Calphalon Corporation, Cox Interactive Media, Inc. and Owens Corning, enabling these clients to provide information about and sell products to consumers;

     - business to business electronic commerce extranets for the American Electronics Association, Mercedes-Benz Credit Corp. and McKessonHBOC, enabling these clients to transact business with other businesses; and

     - company-specific intranets for GE Plastics, Hoffmann-La Roche, Inc. and Merrill Lynch & Co., Inc., enabling persons within these organizations to exchange information electronically.

OUR MARKET OPPORTUNITY

     The Internet presents opportunities to transform businesses and entire industries. Companies use the Internet to

     - communicate and transact business on a one-to-one basis with existing customers;

     -  target and acquire new customers;

     -  collaborate with their supply-chain partners;

     -  enable electronic commerce; and

     -  manage distribution relationships.

The Internet has also allowed businesses to identify new product and service offerings which extend and complement their core markets. As a result, organizations invest in Internet solutions to transform their core business and technology strategies.

     These opportunities are creating a significant and growing demand for third-party Internet professional services. International Data Corp., a technology industry research firm, forecasts that the market for Internet and electronic commerce services worldwide will grow from $4.6 billion in 1997 to $43.7 billion by 2002. Forrester Research, Inc., another technology industry research firm, estimates the market for Internet and electronic commerce services will grow from $5.4 billion in 1998 to $32.7 billion by 2002. These projections represent a compound annual growth rate of more than 55% over these periods. Forrester Research predicts that the Internet will be one of the fastest growing areas within the information technology services industry.

     Proxicom believes organizations are increasingly searching for a single-source professional services firm that can deliver integrated strategy, technology and creative design skills specifically for the Internet.

OUR STRATEGY

     Our strategy is to build upon our position as a leading Internet solutions provider. To do this, we plan to

     -  leverage existing client relationships;

     -  further penetrate our vertical markets;

     -  continue geographic expansion;

     -  hire and retain skilled professionals;

     -  evolve the Proxicom Process;

     -  leverage technology partnerships; and

     -  extend reusable solutions.

     We service our engagements with multi-disciplinary teams that work as cohesive units. We facilitate collaboration among the client's business, information technology and marketing functions. We believe our coordinated approach results in better Internet solutions.

OUR OFFICES AND HISTORY

     We started our business in 1991 as a Maryland corporation. We reorganized as a Delaware corporation in 1996. Our principal offices are located at 11600 Sunrise Valley Drive in Reston, VA 20191. Our telephone number is 703-262-3200.

                                  THE OFFERING

Common stock offered by Proxicom............    4,000,000 shares

Common stock offered by the selling
stockholders................................    500,000 shares

Common stock outstanding after this
offering....................................    23,739,447 shares

Use of proceeds.............................    Proxicom will use the proceeds
                                                of this offering for general
                                                corporate purposes, including
                                                working capital, expansion of
                                                operations and sales and
                                                marketing capabilities and
                                                possible acquisitions. Proxicom
                                                will not receive any proceeds
                                                from the sale of shares by the
                                                selling stockholders. See "Use
                                                of Proceeds."

Proposed Nasdaq National Market symbol......    PXCM

                           -------------------------

"PROXICOM" IS A REGISTERED TRADEMARK OF PROXICOM, INC. IN ADDITION, PROXICOM HAS FILED FOR TRADEMARK REGISTRATION OF "PROXICOM PROCESS" AND OTHER MARKS. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS AND TRADE NAMES OF OTHER PARTIES.
                           -------------------------

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business. In 1998, our loss from operations and net loss included an $18.2 million compensation expense associated with our merger with IBIS Consulting, Inc. Of this expense, $17.2 million related to the exchange of stock options originally granted to IBIS Consulting employees and did not result in cash payments. We provide more detail about this expense in the "Management's Discussion and Analysis of Financial Condition and Results of Operations --Results of Operations" section of this prospectus.

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               1994      1995      1996      1997       1998
                                              -------   -------   -------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $ 1,258   $ 6,089   $12,431   $27,356   $ 42,405
Gross profit................................      500     3,469     7,675    15,279     18,543
Income (loss) from operations...............      130     1,165     1,214     2,943    (21,431)
Net income (loss)...........................       96       876     1,084     2,693    (20,642)
Basic net income (loss) per common share....  $  0.01   $  0.07   $  0.08   $  0.21   $  (1.50)
Diluted net income (loss) per common share..  $  0.01   $  0.07   $  0.08   $  0.16   $  (1.50)
Weighted average common shares outstanding..   12,492    13,027    12,993    12,626     13,762
Weighted average common shares and common
  share equivalents.........................   12,492    13,027    13,536    16,333     13,762

     The first column of the following table summarizes our balance sheet on an actual basis. The second column summarizes our balance sheet on a supplemental basis to reflect our merger with ad hoc Interactive, Inc. in March 1999 as if ad hoc Interactive had always been part of Proxicom. The third column is adjusted to reflect

     - the conversion of all outstanding shares of convertible preferred stock into 3,219,816 shares of common stock;


     -  a $4.9 million charge associated with the issuance of preferred stock;



     - the exercise of warrants to purchase 1,011,378 shares of preferred stock at $7.91 per share and the conversion of those shares of preferred stock into 1,011,378 shares of common stock; and


     - Proxicom's sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 share and application of the estimated net proceeds.


                                                                DECEMBER 31, 1998
                                                       -----------------------------------
                                                       ACTUAL     SUPPLEMENTAL    ADJUSTED
                                                       -------    ------------    --------
                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash equivalents...................................    $ 2,482      $ 2,586       $48,207
Working capital....................................      2,380        1,927        29,699
Total assets.......................................     22,077       22,551        70,933
Stockholders' equity...............................      6,996        6,629        61,359


                            ------------------------


     Unless otherwise specifically stated, information in this prospectus assumes that immediately prior to the closing of this offering (1) all outstanding shares of preferred stock are converted into shares of common stock,
(2) 1,011,378 shares of preferred stock are issued upon the exercise of warrants and converted into 1,011,378 shares of common stock and (3) the underwriters' over-allotment option will not be exercised.

                                  RISK FACTORS

     An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus including our financial statements and the related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

WE ARE GROWING QUICKLY. FUTURE GROWTH OF OUR BUSINESS COULD MAKE IT DIFFICULT TO MANAGE OUR RESOURCES.

     Our business is growing substantially, both through increased sales and recent acquisitions. For instance, our sales have increased from $1.3 million in 1994 to $42.4 million in 1998. Our rapid growth has stretched, and could continue to stretch, our resources. We expect that we will need to continue to hire and retain management personnel and other employees. Our management has limited experience managing a business of Proxicom's size or a public company.

     In order to manage our growth effectively, we must establish offices in new geographic locations, set fixed-price fees accurately, maintain high employee utilization rates and maintain project quality, particularly if the average size of our projects continues to increase.

     Our performance may depend on the effective integration of acquired businesses. This integration, even if successful, may be expensive and time consuming and could strain our resources.

WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     To succeed, we must hire, train, motivate, retain and manage employees who are highly skilled in the Internet and its rapidly changing technology. Because of the recent and rapid growth of the Internet, individuals who have Internet expertise and can perform the services we offer are scarce. Competition for these individuals, therefore, is intense. We might not be able to hire enough of them or to train, motivate, retain and manage the employees we do hire. This could hinder our ability to complete existing projects and bid for new projects. In addition, because the competition for qualified employees in the Internet industry is intense, hiring, training, motivating, retaining and managing employees with the strategic, technical and creative skills we need is both time-consuming and expensive.

WE HAVE LOST MONEY IN THREE OF THE LAST FOUR QUARTERS AND COULD LOSE MONEY IN THE FUTURE BECAUSE PROJECTS MAY BE DELAYED OR CANCELLED.

     Our financial results may fluctuate from quarter to quarter. In fact, we have incurred operating losses in three of our last four quarters. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall. Many factors can cause these fluctuations, including

     -  the number, size, timing and scope of our projects;

     -  customer concentration;

     -  long and unpredictable sales cycles;

     -  contract terms of projects;

     -  degrees of completion of projects;

     -  project delays or cancellations;

     -  competition for and utilization of employees;

     -  how well we estimate the resources we need to complete projects;

     -  the integration of acquired businesses;

     -  pricing changes in the industry; and

     - economic conditions specific to the Internet and information technology consulting.

     A high percentage of our operating expenses, particularly personnel and rent, are fixed in advance of any particular quarter. As a result, if we experience unanticipated changes in our projects or in our employee utilization rates, we could experience large variations in quarterly operating results and losses in any particular quarter. Due to these factors, we believe you should not compare our quarter-to-quarter operating results to predict our future performance.

     We have generally realized lower revenue in the first quarter of the year than in the other quarters. We believe that this has been due primarily to client budget cycles and the short-term nature of our contracts.

WE FAILED TO GENERATE CASH FROM OPERATIONS DURING 1996 AND 1998 AND COULD FAIL TO GENERATE CASH FROM OPERATIONS IN THE FUTURE.

     We did not generate cash from operations in these years largely due to the expansion of our business. Particularly in 1998, we increased our number of Internet solutions professionals and support personnel. We also incurred expenses in connection with mergers. We plan to continue to expand and develop our business, both internally and possibly through future acquisitions. This could cause us to fail to generate cash from operations in the future.

WE HAVE A NUMBER OF SIGNIFICANT CLIENTS. IF WE LOSE A MAJOR CLIENT OR SIGNIFICANT PROJECT, OUR REVENUES COULD BE ADVERSELY AFFECTED.

     We generate much of our revenue from a limited number of major clients. As a result, if we lose a major client or large project, our revenues could be adversely affected. In 1998, for example, our two largest clients, Pacific Gas and Electric Company and General Electric Company, accounted for approximately 15% and 14%, respectively, of our revenue. That year, our five largest clients contributed approximately 38% of our revenue. In 1997, our two largest clients, Pacific Gas and Electric Company and General Electric Company, accounted for approximately 24% and 10%, respectively, of our revenue. Our five largest clients contributed approximately 48% of our revenue in that year.

     We perform varying amounts of work for specific clients from year to year. A major client in one year may not use our services in another year. In addition, we may derive revenue from a major client that constitutes a large portion of a particular quarter's total revenue. If we lose any major clients or any of our clients cancel or significantly reduce a large project's scope, our business, financial condition and results of operations could be materially and adversely affected. Also, if we fail to collect a large account receivable, we could be subjected to significant financial exposure.

WE HAVE MANY SHORT-TERM CONTRACTS THAT CAN BE CANCELLED WITHOUT PENALTY. IF CLIENTS TERMINATE CONTRACTS WITH US ON SHORT NOTICE, OUR RESULTS OF OPERATIONS COULD SUFFER.

     Our contracts with clients are generally short-term. Also, most clients can reduce or cancel their contracts for our services without penalty and with little or no notice. If a significant client or a number of small clients terminate, significantly reduce or modify business relationships with us, our business, financial condition and results of operations could be materially and adversely affected. Consequently, you should not predict or anticipate our future revenue based on the number of clients we have or the number and size of our existing projects. When a client postpones, modifies or cancels a project, we have to shift our employees to other projects and minimize the resulting adverse impact on our operating results. In addition, our operating expenses are relatively fixed and cannot be reduced on short notice.

IF WE FAIL TO MEET OUR CLIENTS' EXPECTATIONS, WE COULD DAMAGE OUR REPUTATION AND HAVE DIFFICULTY ATTRACTING NEW BUSINESS.

     Many of our projects are complex and critical to our clients. As a result, if we fail or are unable to meet a client's expectations, we could damage our reputation. This could adversely affect our ability to attract new business from that client or others. If we fail to perform adequately on a project, a client could sue us for economic damages.

WE COULD LOSE MONEY ON OUR CONTRACTS.

     As part of our strategy, we generally enter into fixed-price, fixed-timeframe contracts, rather than contracts based on payment for time and materials. Often, we fix the price or timeframe before we finalize the design specifications. If we miscalculate the resources or time we need for these projects, our business, financial condition and results of operations could be materially and adversely affected.

WE MAY NOT COMPETE SUCCESSFULLY WITH OUR COMPETITORS, WHICH COULD RESULT IN REDUCED REVENUES.

     We compete in markets that are new, intensely competitive and rapidly changing. We may not compete successfully with our competitors. We currently compete for client assignments and experienced personnel principally with the following:

     - large systems integrators such as International Business Machines Corporation, Andersen Consulting and Computer Sciences Corporation;

     - specialty systems integrators such as Cambridge Technology Partners, Inc. and Sapient Corporation;

     - strategy consulting firms such as McKinsey & Company, Inc. and Boston Consulting Group, Inc.; and

     - Internet professional services providers such as USWeb/CKS, Viant Corporation, Scient Corporation and iXL Enterprises, Inc.

Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. International Business Machines Corporation, Andersen Consulting and Computer Sciences Corporation have much longer operating histories, generate much greater revenue and are better known than we are. Cambridge Technology Partners, Inc. and Sapient Corporation generate significantly more revenue than we do. McKinsey & Company, Inc. and Boston Consulting Group, Inc. offer a greater breadth of management consulting services and have a much longer operating history than we do.

     Our markets have relatively low barriers to entry. We expect to continue to face competition from new market entrants, including interactive marketing firms such as Agency.com, Ltd. and Modern Media.PoppeTyson, Inc.

     Competition in our market is based primarily on the following factors:

     -  Internet expertise and talent;

     -  quality, pricing and speed of service delivery;

     -  client references;

     -  integrated strategy, technology and creative design services; and

     -  vertical industry knowledge.

     Some competitive factors are outside of our control. These factors include our competitors' hiring and retention of senior staff, development of software that is competitive with our products and services and response to client needs.

LACK OF GROWTH OR DECLINE IN INTERNET USAGE COULD CAUSE OUR BUSINESS TO SUFFER.

     We have derived most of our revenue from projects involving the Internet. The Internet is new and rapidly evolving. Our business will be adversely affected if Internet usage does not continue to grow. A number of factors may inhibit Internet usage. These factors include inadequate network infrastructure, security concerns, inconsistent service quality and lack of cost-effective, high-speed service. On the other hand, if Internet usage grows, the Internet infrastructure may not support the demands this growth will place on it. The Internet's performance and reliability may decline. In addition, outages and delays have occurred throughout the Internet network infrastructure and have interrupted Internet service. If these outages or delays occur frequently in the future, Internet usage could grow more slowly or decline.

     We may also incur substantial costs to keep up with changes surrounding the Internet. Unresolved critical issues concerning the commercial use and government regulation of the Internet include the following:

     -  security;

     -  cost and ease of Internet access;

     -  intellectual property ownership;

     -  privacy;

     -  taxation; and

     -  liability issues.

Any costs we incur because of these factors could materially and adversely affect our business, financial condition and results of operations.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY LOSE CLIENTS.

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. The Internet's recent growth and intense competition in our industry exacerbate these characteristics. To achieve our goals, we need to develop strategic business and Internet solutions that keep pace with continuing changes in industry standards, information technology and client preferences. We will have to improve the performance features and reliability of our services to adapt to rapidly changing technologies. Also, as part of our business strategy, we reuse elements of our Internet solutions for which there is repeat customer demand. We could incur substantial costs if we need to modify our reusable solutions to adapt to technological changes.

IF WE LOSE THE SERVICES OF OUR FOUNDER, CHAIRMAN AND CHIEF EXECUTIVE OFFICER RAUL J. FERNANDEZ, OR OTHER KEY PERSONNEL, OUR BUSINESS AND STOCK PRICE COULD SUFFER.

     Our future success depends in large part on the continued services of a number of our key personnel, including our founder, Chairman, President and Chief Executive Officer, Raul J. Fernandez. We have no employment contract with Mr. Fernandez or many of our other key personnel. The loss of the services of Mr. Fernandez or any of our other key personnel could have a material adverse effect on our business, financial condition and results of operations. We might not be able to prevent key personnel, who may leave our employ in the future, from disclosing or using our technical knowledge, practices or procedures. One or more of our key personnel might resign and join a competitor or form a competing company. As a result, we might lose existing or potential clients.

WE DEPEND ON INTELLECTUAL PROPERTY WHICH MAY BE DIFFICULT TO PROTECT. THIS COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY.

     Our success depends, in part, upon our intellectual property rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may not be able to license those technologies on reasonable terms, or at all.

     Generally, we develop software applications for specific client engagements. We generally assign software ownership to the client and retain only a license for limited uses. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. We may become involved in disputes that affect our ability to resell or reuse these applications and frameworks. Also, we may have to pay economic damages in these disputes.

WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR OFFICERS AND DIRECTORS, WHICH COULD RESULT IN OUR TAKING ACTIONS THAT OTHER STOCKHOLDERS DO NOT APPROVE.

     When this offering closes, our directors and executive officers will beneficially own approximately 61% of the outstanding common stock. As a result, they will continue to be able to control most matters requiring stockholder approval. Among other things, they will be able to elect a majority of the directors and approve significant corporate matters.

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD REQUIRE US TO INCUR UNANTICIPATED DELAYS AND EXPENSES.

     Year 2000 problems could require us to incur delays and unanticipated expenses. These delays and expenses could have a material adverse effect on our business, financial condition and results of operations. Clients' and potential clients' purchasing patterns may be affected by year 2000 issues as companies expend significant resources to correct or replace their current systems for year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. We may experience operations difficulties because of undetected errors or defects in the technology we use in our internal systems. We have made representations to clients concerning year 2000 compliance and may become involved in disputes regarding year 2000 problems involving solutions that we have developed or implemented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT AND EMPLOYEES, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We have made three acquisitions and agreed to an investment in a joint venture in the last 15 months. Any acquisitions or investments we make in the future will involve risks. We may not be able to make acquisitions or investments on commercially acceptable terms. If we do buy a company, we could have difficulty retaining and assimilating that company's personnel. In addition, we could have difficulty assimilating acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. If we issue equity securities, your ownership share of Proxicom could be reduced.

WE HAVE STARTED EXPANDING OUR BUSINESS OVERSEAS. OUR INTERNATIONAL EXPANSION COULD RESULT IN FINANCIAL LOSSES DUE TO CHANGES IN FOREIGN ECONOMIC CONDITIONS AS WELL AS FLUCTUATIONS IN CURRENCY AND EXCHANGE RATES.

     We expect to expand our international operations and international sales and marketing efforts. Recently, we commenced operations in Germany and began servicing clients in Spain. We also plan to service clients in Italy soon. We have limited experience in marketing, selling and distributing our services internationally. International operations are subject to other inherent risks, including the following:

     -  recessions in foreign economies;

     -  political and economic instability;

     -  fluctuations in currency exchange rates;

     -  difficulties and costs of staffing and managing foreign operations;

     -  potentially adverse tax consequences;

     -  reduced protection for intellectual property rights in some countries;

     -  changes in regulatory requirements; and

     -  reductions in business activity during the summer months in Europe.

THIS OFFERING'S NET PROCEEDS MAY BE ALLOCATED IN WAYS WITH WHICH YOU AND OTHER STOCKHOLDERS MAY NOT AGREE.

     We have not determined how the majority of the proceeds of this offering will be spent. Our management may spend this offering's net proceeds in ways with which you and our other stockholders may not agree. See "Use of Proceeds."

THE TOTAL PRICE INVESTORS WILL PAY FOR OUR COMMON STOCK IN THIS OFFERING WILL SUBSTANTIALLY EXCEED THE VALUE OF OUR ASSETS AFTER SUBTRACTING OUR LIABILITIES.


     The price you will pay for our common stock will be substantially higher than the book value per share of our outstanding stock after this offering. In addition, investors in this offering will contribute 65.4% of the total amount paid by all investors in our company but will own only 16.9% of the shares outstanding.


OUR STOCK HAS NOT TRADED PUBLICLY, AND AFTER THIS OFFERING ITS MARKET PRICE MAY FLUCTUATE WIDELY.

     Prior to this offering, there has been no public market for our common stock. The market price of our common stock could fluctuate substantially due to

     -  future announcements concerning us or our competitors;

     -  quarterly fluctuations in operating results;

     -  announcements of acquisitions or technological innovations; or

     -  changes in earnings estimates or recommendations by analysts.

In addition, the stock prices of many technology companies fluctuate widely for reasons which may be unrelated to operating results. Fluctuations in our common stock's market price may affect our visibility and credibility in the Internet solutions market.

THE PRICE PER SHARE OF OUR COMMON STOCK IN THIS OFFERING MAY NOT BE INDICATIVE OF THE MARKET PRICE THAT WILL PREVAIL AFTER THIS OFFERING.

     Since our stock has not yet traded publicly, our management and the underwriters will negotiate the common stock's initial public offering price per share. The price they determine may not be indicative of the market price that will prevail after this offering. As a result, you could suffer a loss if the market price that prevails after this offering is less than the price you paid per share.

FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD LOWER OUR STOCK PRICE AND IMPAIR OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

     After this offering and a recently completed acquisition, we will have 23,739,447 shares of common stock outstanding. If the underwriters exercise their over-allotment option in full, we will have 24,414,447 shares outstanding. Sales of a large number of shares could adversely affect the market price of our common stock and could impair our ability to raise funds in additional stock offerings.

     The shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by an affiliate of ours, sales of which will be limited by Rule 144 under the Securities Act. Holders of restricted shares generally will be entitled to sell these shares in the public market without registration either under Rule 144 or any other applicable exemption under the Securities Act.

     As soon as practicable after this offering we intend to register up to 8,350,000 shares of common stock subject to outstanding stock options or reserved for issuance under our stock plans. As of March 26, 1999, options to purchase 4,977,347 shares of common stock were outstanding.

     In addition, upon completion of this offering, the holders of 19,056,133 shares of common stock have the right to request registration of these shares in future public offerings of our equity securities.

IT MAY BE HARD FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, AND THIS COULD DEPRESS OUR STOCK PRICE.

     Provisions of our certificate of incorporation, our bylaws and Delaware law could make it difficult for a third party to acquire us, even if doing so would benefit our stockholders. This could depress our stock price.

OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITH RIGHTS ADVERSE TO THE HOLDERS OF COMMON STOCK.

     After the offering, our board of directors will be authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock. Issuance of preferred shares with rights to distributions, voting rights or other rights superior to the common stock would be adverse to the holders of common stock. See "Description of Capital Stock."

YOU SHOULD NOT EXPECT TO RECEIVE DIVIDENDS FROM US.

     We do not expect to declare or pay any cash dividends in the foreseeable future.

YOU SHOULD BE AWARE THAT THERE ARE BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS.


     Several of our stockholders are selling shares in this offering. As calculated under "Dilution," the average price per share paid by our existing stockholders is $1.19. The net price per share paid to the selling stockholders in this offering is $10.23. Therefore, the average realized gain per share to the selling stockholders is $9.04. See "Dilution."


THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH MAY NOT PROVE TO BE ACCURATE.

     This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks. Actual results could differ materially. This "Risk Factors" section and those sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" as well as other sections in this prospectus discuss some of the factors that could contribute to these differences.

                                USE OF PROCEEDS

     Proxicom will receive estimated proceeds of approximately $39.4 million from the sale of the 4,000,000 shares of common stock it is offering, net of underwriting discounts and estimated expenses, and based on an assumed initial public offering price of $11.00 per share. Proxicom will not realize any proceeds from the sale of common stock by the selling stockholders.

     The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. Proxicom intends to use the majority of the offering's net proceeds for working capital and general corporate purposes (including increases in personnel and marketing activities). Proxicom will use a portion of the proceeds to pay off a $1.4 million note payable to an investment bank for services in connection with the IBIS Consulting transaction. The note accrues interest at 7.0% per annum and matures upon the earlier of August 21, 1999 or the completion of an initial public offering. Proxicom may use a portion of the proceeds for strategic acquisitions. From time to time, in the ordinary course of business, Proxicom evaluates potential acquisitions of businesses, products or technologies. In March 1999, Proxicom reached an agreement to invest approximately $360,000 in a joint venture company in Italy with Ericsson Telecommunicazioni SpA. Other than this transaction, Proxicom has no present understandings or agreements with respect to any acquisition of businesses, products or technologies.

     Pending use of the net proceeds for the above purposes, Proxicom intends to invest such funds in short-term, interest-bearing, investment-grade securities. In addition to the use of the net proceeds received by it from the offering, Proxicom also expects during the next 18 months to meet its working capital requirements through existing cash and cash equivalents, short-term investments, cash from sales of services, its credit facility and possibly other borrowings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     With the exception of distributions that three current Proxicom subsidiaries made before Proxicom acquired them, Proxicom has never declared or paid any cash dividends on its capital stock. Proxicom intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future. Also, Proxicom is prohibited from paying cash dividends under the terms of its credit facility. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table presents our capitalization as of December 31, 1998 on an actual basis and an adjusted basis. The adjusted basis presentation reflects

     - the conversion of all outstanding shares of convertible preferred stock into 3,219,816 shares of common stock;


     - the $4.9 million charge associated with the issuance of the Series D convertible preferred stock;



     - the issuance of 1,011,378 shares of preferred stock upon the exercise of warrants at $7.91 per share and the conversion of those shares of preferred stock into 1,011,378 shares of common stock;


     - the issuance of 829,771 shares of our common stock in our 1999 merger with ad hoc Interactive;

     - amendments to the certificate of incorporation which will occur immediately before the closing of this offering; and

     - Proxicom's sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and application of the estimated net proceeds.

The adjusted basis presentation does not include 3,243,240 shares of common stock issuable upon exercise of stock options outstanding or rights to receive shares as of December 31, 1998. You should read this information together with the financial statements and notes to those financial statements appearing elsewhere in this prospectus.


                                                                 DECEMBER 31, 1998
                                                                --------------------
                                                                 ACTUAL     ADJUSTED
                                                                --------    --------
                                                                   (IN THOUSANDS)
STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $.01 par value;
     2,641,347 shares authorized, 1,629,969 shares issued
     and 1,222,469 shares outstanding (actual); no shares
     authorized, issued and outstanding (adjusted)..........    $     12    $     --
  Series B convertible preferred stock, $.01 par value;
     359,712 shares authorized, issued and outstanding
     (actual); no shares authorized, issued and outstanding
     (adjusted).............................................           4          --
  Series C convertible preferred stock, $.01 par value;
     419,302 shares authorized, issued and outstanding
     (actual); no shares authorized, issued and outstanding
     (adjusted).............................................           4          --
  Series D convertible preferred stock, $.01 par value;
     no shares authorized, issued and outstanding(1)........          --          --
  Preferred stock, $.01 par value; no shares authorized,
     issued and outstanding (actual); 10,000,000 shares
     authorized, no shares issued and outstanding
     (adjusted).............................................          --          --
  Common stock, $.01 par value; 20,000,000 shares
     authorized, 14,609,997 shares issued and 14,556,868
     shares outstanding (actual); 100,000,000 shares
     authorized, 23,670,962 shares issued and 23,617,833
     shares outstanding (adjusted)..........................         146         236
  Additional paid-in capital................................      25,229      85,119
  Retained deficit..........................................     (18,180)    (23,777)
  Comprehensive income......................................           3           3
  Treasury stock............................................        (222)       (222)
                                                                --------    --------
       Total stockholders' equity...........................       6,996      61,359
                                                                --------    --------
            Total capitalization............................    $  6,996    $ 61,359
                                                                ========    ========


-------------------------

(1) We issued 1,218,333 shares of Series D convertible preferred stock for $7.3 million on February 1, 1999.

                                    DILUTION


     Proxicom's pro forma net tangible book value as of December 31, 1998, was approximately $21.9 million, or $1.12 per share of common stock. We have determined pro forma net tangible book value per share by subtracting intangible assets from pro forma stockholders' equity and dividing that number by 19,617,833 pro forma shares of common stock outstanding as of December 31, 1998. The preceding pro forma information gives effect to


     - the conversion of all outstanding shares of convertible preferred stock into 3,219,816 shares of common stock;


     - the $4.9 million charge associated with the issuance of Series D convertible preferred stock;



     - the exercise of warrants to purchase 1,011,378 shares of preferred stock at $7.91 per share and the conversion of those shares of preferred stock into 1,011,378 shares of common stock; and


     - the issuance of 829,771 shares of our common stock in our 1999 merger with ad hoc Interactive.


If Proxicom sells 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and assuming our receipt of the estimated net proceeds therefrom, our pro forma adjusted net tangible book value as of December 31, 1998, would have been approximately $61.4 million, or $2.60 per share. This represents an immediate increase in such net tangible book value of $1.48 per share to existing stockholders and an immediate dilution of $8.40 per share to new investors. The following table illustrates this per share dilution.



Assumed initial public offering price per share.............             $11.00
  Pro forma net tangible book value as of December 31,
     1998...................................................    $1.12
  Increase per share of common stock attributable to the
     offering(1)............................................     1.48
                                                                -----
Pro forma net tangible book value after the offering(1).....               2.60
                                                                         ------
Net tangible book value dilution to new investors(1)........             $ 8.40
                                                                         ======


     The following table summarizes on a pro forma basis as of December 31, 1998, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors (at an assumed initial offering price of $11.00 per share and without giving effect to the underwriting discount and estimated offering expenses).


                                 SHARES PURCHASED        TOTAL CONSIDERATION       AVERAGE
                               ---------------------    ----------------------    PRICE PAID
                                 NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                               ----------    -------    -----------    -------    ----------
Existing stockholders......    19,617,833      83.1%    $23,289,000      34.6%      $ 1.19
New investors..............     4,000,000      16.9      44,000,000      65.4        11.00
                               ----------     -----     -----------     -----
          Total............    23,617,833     100.0%    $67,289,000     100.0%
                               ==========     =====     ===========     =====


-------------------------


(1) Does not include options to purchase or rights to receive outstanding as of December 31, 1998 a total of 3,243,240 shares of common stock with a weighted average per share exercise price of $5.93. If the options were to be exercised in full for cash, pro forma net tangible book value per share after the offering would be $3.00, the increase per share attributable to new investors would be $1.20, and the dilution per share to new investors would be $8.00.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables contain selected consolidated financial data as of December 31 in each of the years 1994 through 1998 and for each of the years in the five-year period ended December 31, 1998. The selected consolidated financial data for each of the years in the five-year period ended December 31, 1998 have been derived from Proxicom's consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data are qualified by reference to, and should be read in conjunction with, Proxicom's consolidated financial statements and the notes to those financial statements, included elsewhere in this prospectus. Proxicom merged with ad hoc Interactive in March 1999. The supplemental consolidated financial statements and the notes to those supplemental consolidated financial statements, which reflect the merger on a pooling of interests method of accounting, are included elsewhere in this prospectus. Amounts reflected in such supplemental statements are not materially different than amounts shown below.

                                                          YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                               1994      1995      1996      1997       1998
                                              -------   -------   -------   -------   --------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................  $ 1,258   $ 6,089   $12,431   $27,356   $ 42,405
Cost of revenue.............................      758     2,620     4,756    12,077     23,862
                                              -------   -------   -------   -------   --------
Gross profit................................      500     3,469     7,675    15,279     18,543
                                              -------   -------   -------   -------   --------
Operating expenses:
  General and administrative................      370     2,062     5,405     9,664     15,325
  Selling and marketing.....................       --       242       652     1,711      2,896
  Research and development..................       --        --       404       961        692
  Acquisition and merger costs..............       --        --        --        --      2,886
  Stock-based and other compensation(1).....       --        --        --        --     18,175
                                              -------   -------   -------   -------   --------
     Total..................................      370     2,304     6,461    12,336     39,974
                                              -------   -------   -------   -------   --------
Income (loss) from operations...............      130     1,165     1,214     2,943    (21,431)
Interest income (expense), net..............        3         5        55        80       (111)
                                              -------   -------   -------   -------   --------
Income (loss) before income taxes...........      133     1,170     1,269     3,023    (21,542)
Income tax provision (benefit)..............       37       294       185       330       (900)
                                              -------   -------   -------   -------   --------
Net income (loss)...........................  $    96   $   876   $ 1,084   $ 2,693   $(20,642)
                                              =======   =======   =======   =======   ========
Basic net income (loss) per common share....  $  0.01   $  0.07   $  0.08   $  0.21   $  (1.50)
                                              =======   =======   =======   =======   ========
Diluted net income (loss) per common
  share.....................................  $  0.01   $  0.07   $  0.08   $  0.16   $  (1.50)
                                              =======   =======   =======   =======   ========
Weighted average common shares
  outstanding...............................   12,492    13,027    12,993    12,626     13,762
                                              =======   =======   =======   =======   ========
Weighted average common shares and common
  share equivalents.........................   12,492    13,027    13,536    16,333     13,762
                                              =======   =======   =======   =======   ========
Unaudited pro forma data(2)(3):
  Basic net loss per common share...........                                          $  (1.31)
                                                                                      ========
  Diluted net loss per common share.........                                          $  (1.31)
                                                                                      ========
  Weighted average common shares
     outstanding............................                                            15,763
                                                                                      ========
  Weighted average common shares and common
     share equivalents......................                                            15,763
                                                                                      ========

                                            DECEMBER 31,                        DECEMBER 31, 1998
                             ------------------------------------------   -----------------------------
                             1994    1995     1996     1997      1998     SUPPLEMENTAL(4)   ADJUSTED(5)
                             ----   ------   ------   -------   -------   ---------------   -----------
                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
  DATA:
Cash equivalents...........  $ 70   $  802   $1,119   $ 2,343   $ 2,482       $ 2,586         $48,207
Working capital............   177      718    5,663     7,520     2,380         1,927          29,699
Total assets...............   548    2,395    8,696    16,097    22,077        22,551          70,933
Stockholders' equity.......   235    1,111    7,085    10,376     6,996         6,629          61,359


-------------------------

(1) Stock-based and other compensation was associated with a merger transaction with IBIS Consulting and includes (a) a $17.2 million non-cash charge relating to the elimination of a repurchase requirement for formula stock and (b) $1.0 million in cash bonus payments required under the historical IBIS Consulting plan.

(2) Pro forma data reflect the conversion of 2,001,483 shares of preferred stock outstanding at December 31, 1998 into common stock.

(3) During 1998, Proxicom merged with two companies in transactions accounted for as poolings of interests. Both companies had elected a status under Subchapter S of the Internal Revenue Code that exempted them from corporate income tax. If these Subchapter S corporations had been subject to taxation in 1998, pro forma net loss would not have differed materially. See Note 2 to the consolidated financial statements.

(4) Supplemental data reflect the issuance of 829,771 shares of our common stock in our 1999 merger with ad hoc Interactive and the consolidated balance sheet data as if ad hoc Interactive had always been part of Proxicom.


(5) Adjusted data reflect (a) the conversion of all shares of convertible preferred stock into 3,219,816 shares of common stock; (b) the $4.9 million charge associated with the issuance of preferred stock; (c) the issuance of 1,011,378 shares of preferred stock upon the exercise of warrants at $7.91 per share and the conversion of those shares of preferred stock into 1,011,378 shares of common stock; and (d) Proxicom's sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share and application of the estimated net proceeds.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with "Selected Consolidated Financial Data," our consolidated and supplemental consolidated financial statements and the notes to those financial statements elsewhere in this prospectus. The discussion below would not be materially different if based on the supplemental consolidated financial statements and related notes. In addition to historical information, this discussion contains forward-looking information that involves risks and uncertainties. Proxicom's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with Proxicom's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Our revenue is generally comprised of fees generated for professional services. We provide our services primarily on a fixed-price, fixed-timeframe basis. We use an internally developed process to estimate and propose fixed prices for such projects. The estimation process accounts for standard billing rates particular to each project, the technology environment and application type to be applied, and the project's timetable and overall technical complexity. A Proxicom senior management team member must approve all of our fixed-price proposals. For these contracts, we recognize revenue using a percentage-of-completion method primarily based on costs incurred. We make provisions for estimated losses on uncompleted contracts on a contract-by-contract basis and recognize such provisions in the period in which the losses are determined. Less frequently, we provide services on a time and materials basis. In such cases, we recognize revenue as we incur costs.

     Proxicom's financial results may fluctuate from quarter to quarter based on such factors as the number, complexity, size, scope and lead time of projects in which Proxicom is engaged. More specifically, these fluctuations can result from the contractual terms and degree of completion of such projects, any delays incurred in connection with projects, employee utilization rates, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing projects and general economic conditions. In addition, revenue from a large client may constitute a significant portion of Proxicom's total revenue in a particular quarter.

     In August 1998, Proxicom completed a merger with IBIS Consulting, Inc. by exchanging 4,988,297 shares of Proxicom common stock for all the common stock of IBIS Consulting. In addition, IBIS Consulting options were converted into options to purchase 345,034 shares of Proxicom common stock. Proxicom incurred acquisition and merger costs of $2.8 million and stock-based and other compensation expense of $18.2 million associated with IBIS Consulting. In connection with this transaction, the president of IBIS Consulting was elected to Proxicom's board of directors. In January 1998, Proxicom completed a merger with Square Earth, Inc. by exchanging 534,999 shares of Proxicom common stock for all the common stock of Square Earth. In addition, Square Earth options were converted into options to purchase 41,474 shares of Proxicom common stock. Proxicom incurred acquisition and merger costs of $130,000 in connection with this transaction. Proxicom accounted for each of these transactions as a pooling of interests. All prior period consolidated financial statements have been restated to include IBIS Consulting's and Square Earth's results of operations, financial position and cash flows.

RECENT DEVELOPMENTS

     As of March 26, 1999, Proxicom merged with ad hoc Interactive, Inc., a California-based Internet solutions provider, by exchanging 829,771 shares of Proxicom common stock and rights to receive 39,333 shares of Proxicom common stock for all of the outstanding stock and stock rights of ad hoc Interactive. The transaction is being accounted for as a pooling of interests. In the transaction, ad hoc Interactive stockholders became parties to the stockholders agreement and registration rights agreement described in the "Certain Transactions" section of this prospectus.

     In addition, in March 1999, Proxicom signed an agreement with Ericsson Telecommuncazioni SpA. Under the agreement, Proxicom will make a 19.9% investment in an Italian joint venture company. Ericsson will own the remaining 81.1% interest. The joint venture company will provide Internet solutions to Italian-based businesses. The initial share capital of the joint venture company will be approximately $1.7 million, which Proxicom and Ericsson will contribute in proportion to their shareholder percentage interests. Proxicom will enter into a services agreement with the joint venture company under which Proxicom will provide consulting, project management and technical design services to the joint venture's clients.

RESULTS OF OPERATIONS

     The following table presents, for the periods indicated, the relative composition of revenue and selected statements of operations data as a percentage of revenue:

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                                -----------------------
                                                                1996     1997     1998
                                                                -----    -----    -----
Revenue.....................................................    100.0%   100.0%   100.0%
Cost of revenue.............................................     38.3     44.1     56.3
                                                                -----    -----    -----
Gross profit................................................     61.7     55.9     43.7
                                                                -----    -----    -----
Operating expenses:
  General and administrative................................     43.5     35.3     36.1
  Selling and marketing.....................................      5.2      6.3      6.8
  Research and development..................................      3.2      3.5      1.6
  Acquisition and merger costs..............................       --       --      6.8
  Stock-based and other compensation........................       --       --     42.9
                                                                -----    -----    -----
     Total..................................................     51.9     45.1     94.2
                                                                -----    -----    -----
Income (loss) from operations...............................      9.8     10.8    (50.5)
Interest income (expense), net..............................      0.4      0.3     (0.3)
                                                                -----    -----    -----
Income (loss) before income taxes...........................     10.2     11.1    (50.8)
Income tax provision (benefit)..............................      1.5      1.2     (2.1)
                                                                -----    -----    -----
Net income (loss)...........................................      8.7%     9.9%   (48.7)%
                                                                =====    =====    =====

1998 COMPARED TO 1997

     Revenue. In 1998, revenue increased $15.0 million, or 55.0%, to $42.4 million from $27.4 million in 1997. This increase in revenue reflects increases in both the size and number of our client engagements. Approximately 65% of this increase is attributable to increased engagement size and the remainder is attributable to increased numbers of engagements. IBIS Consulting accounted for $8.9 million, or 59%, of the increase in Proxicom's 1998 revenues. Square Earth's contribution was not separately accounted for because its operations were fully integrated into ours following the merger in January 1998.

     Cost of Revenue. Cost of revenue consists primarily of salaries and associated employee benefits for personnel directly assigned to client projects, non-research and development efforts and non-reimbursed direct expenses incurred to complete projects, such as technical consulting fees. These costs increased $11.8 million, or 97.6%, to $23.9 million in 1998 from $12.1 million in 1997. The increase during 1998 was due primarily to increases in the number of personnel needed to service these engagements and the related complexity of the engagements. Approximately 75% of the increase was attributable to personnel cost increases. Service project personnel increased from 199 at December 31, 1997 to 311 at December 31, 1998. We usually do not fully utilize our consulting and delivery personnel on billable projects during their initial months of employment. During this time, they undergo training and become integrated into our operations. Additionally, in 1998, we re-deployed engineers who were active in developing and enhancing replicable frameworks. During this transition phase, the engineer utilization was lower due to start-up requirements. Also, during the second half of 1998, due to market conditions, customer demand in our financial services and energy industry groups softened, which adversely affected service utilization. As a percentage of revenue, cost of revenue increased to 56.3% during 1998 as compared to 44.1% during 1997.

     Gross Profit. In 1998, gross profit increased $3.2 million, or 21%, to $18.5 million from $15.3 million in 1997. The gross profit dollar increase reflects the increase in revenue during 1998. As a percentage of revenue, gross profit decreased to 43.7% during 1998 as compared to 55.9% during 1997. The percentage decrease reflects reduced overall utilization of consulting and delivery personnel as discussed in the cost of revenue section. Employee utilization can be affected by multiple factors, including rapid growth and reductions in the number or size of projects in any period. Reduction in employee utilization rates could cause further decline in gross profit as a percentage of revenue.

     General and Administrative. General and administrative costs consist of salaries for executive and selected senior management, finance, recruiting, administrative groups and associated employee benefits, facilities costs including depreciation and amortization, computer and office equipment operating leases, training, travel and all other branch and corporate costs. These costs increased $5.6 million, or 58.6%, to $15.3 million in 1998 from $9.7 million in 1997. This increase was due primarily to increases in personnel and facilities and related costs due to expanded leasing commitments in Reston, VA, New York, NY, San Francisco, CA and the establishment of new offices in Chicago, IL and Munich, Germany to support the internal growth of our operations. Approximately 70% of the increase is attributable to the facilities and related cost increases. As a percentage of revenue, general and administrative expenses increased to 36.1% in 1998 as compared to 35.3% in 1997. We wrote off $959,000 in doubtful accounts in 1998, which included approximately $600,000 from disputes with two customers. We believe the current allowance for doubtful accounts balance of $500,000 is sufficient for other doubtful accounts.

     Selling and Marketing. Selling and marketing costs consist primarily of salaries and associated benefits, travel expenses of selling and marketing personnel and promotional expenses. Selling and marketing costs increased $1.2 million, or 69.3%, to $2.9 million in 1998 from $1.7 million in 1997. Approximately 60% of this increase was due to marketing program expenditures and the remaining increase was due to increased personnel-related costs incurred in sales promotion efforts. As a percentage of revenue, selling and marketing increased to 6.8% from 6.3% during 1997.

     Research and Development. Research and development costs, primarily software development, consist of salaries assigned directly to research and development projects, associated employee benefits and direct expenses incurred to complete research projects, including non-employee consulting. Research and development costs decreased $269,000, or 28.0%, to $692,000 in 1998 from $961,000 in 1997. We attribute this decrease to our re-deploying engineers and technicians active in developing and enhancing replicable frameworks to client service projects during the third quarter of 1998. For 1998 and 1997, we charged all of our costs for research and development to operations as incurred. We did this because the period between technological feasibility and general release was relatively short and the costs incurred during this period were not significant.

     Acquisition and Merger Costs. We incurred charges of approximately $2.9 million in 1998 for costs associated with the Square Earth and IBIS Consulting transactions. These transaction costs related to professional fees and other direct expenses. We did not record any such expenses for the year ended December 31, 1997 because we did not acquire any entities during that year.

     Stock-based and Other Compensation. We incurred charges of $18.2 million in 1998 for costs associated with our IBIS Consulting transaction. Of these charges, $17.2 million related to the elimination of a repurchase requirement for formula stock options and $1.0 million consisted of cash bonus payments required under the historical IBIS Consulting plan. We did not record any expense of this type for the year ended December 31, 1997 because no formula-based stock options were exercised.

     Interest Income (Expense), Net. Interest income (expense), net decreased $191,000, or 238.8%, to interest expense of $111,000 in 1998 from interest income of $80,000 in 1997. This decrease was due primarily to interest expense we incurred from borrowings under our lines of credit during 1998 to support our internal growth. Interest expense of $227,000 was offset by interest income of $116,000 earned during 1998. We generally invest in U.S. Government treasury bills and money market accounts. The amount of interest income fluctuates based upon the amount of funds available for investment and prevailing interest rates.

     Income Tax Provision (Benefit). Operating losses generated in 1998 were carried back for tax purposes creating a tax benefit. The $900,000 income tax benefit in 1998 represents a benefit from combined federal and state income taxes at an effective rate of 4.2%, or 20.9% excluding the $17.2 million non-deductible stock-based compensation charge. Income tax expenses of $330,000 in 1997 represented combined federal and state income taxes at an effective rate of 10.9%. Our effective tax rate was favorably impacted in both 1997 and 1998 by the transactions with Square Earth and IBIS Consulting, which were Subchapter S corporations with pass-through tax status before the transactions.

1997 COMPARED TO 1996

     Revenue. Revenue increased $15.0 million, or 120.0%, to $27.4 million in 1997 from $12.4 million in 1996. This increase is directly attributable to increased client engagement size. IBIS Consulting and Square Earth accounted for $6.3 million, or 42%, and $0.8 million, or 5%, respectively, of the increase in Proxicom's 1997 revenue.

     Cost of Revenue. Cost of revenue increased $7.3 million, or 153.9%, to $12.1 million in 1997 from $4.8 million in 1996. This increase was due primarily to increases in the size of our client engagements and the cost of additional consulting and delivery personnel. Approximately 85% of the increase was attributable to the increased personnel costs. We usually do not fully utilize our consulting and delivery personnel on billable projects during their initial months of employment. During this time, they undergo training and become integrated into our operations. We had 126 consulting and delivery personnel at December 31, 1996 and 199 at December 31, 1997. As a percentage of revenue, cost of revenue increased to 44.1% during 1997 as compared to 38.3% during 1996.

     Gross Profit. In 1997, gross profit increased $7.6 million, or 99%, to $15.3 million from $7.7 million in 1996. The gross profit dollar increase reflects the increase in revenue during 1997. As a percentage of revenue, gross profit decreased to 55.9% during 1997 as compared to 61.7% during 1996. The percentage decrease reflects reduced utilization of consulting and delivery personnel as discussed in the cost of revenue section.

     General and Administrative. General and administrative costs increased $4.3 million, or 78.8%, to $9.7 million in 1997 from $5.4 million in 1996. This increase was due primarily to increases in personnel, the leasing of a new company headquarters in Reston, VA, costs incurred in connection with the opening of our New York, NY office in 1997 and related facility costs to support the growth of our operations. Approximately 65% of the cost increase is attributable to increased facility and related costs.

     Selling and Marketing. Selling and marketing costs increased $1.0 million, or 162.4%, to $1.7 million in 1997 from $652,000 in 1996. This increase was due to the expansion of our selling and marketing personnel to 15 employees at December 31, 1997 from nine employees at December 31, 1996 and increased promotional activities. Approximately 75% of the cost increase is attributable to increased personnel costs.

     Research and Development. Research and development costs increased $557,000, or 137.9%, to $961,000 in 1997 from $404,000 in 1996. This increase is attributable to increases in the number of engineers and technicians active in developing and enhancing replicable frameworks. In 1997 and 1996, all of our costs for research and development were charged to operations as incurred since the period between technological feasibility and general release was relatively short and the costs incurred during this period were not significant.

     Interest Income (Expense), Net. Interest income increased $25,000, or 45.5%, to $80,000 in 1997 from $55,000 in 1996. This increase was due primarily to our interest income earned on the invested portion of the proceeds of our private financings during 1997. Interest income of $174,000 was offset by interest expense of $94,000 from increased drawings under our lines of credit during 1997 to support our internal growth.

     Income Tax Provision. Income tax expense increased $145,000, or 78.4%, to $330,000 in 1997 from $185,000 in 1996 and represented combined federal and state income taxes at an effective marginal rate of 10.9% in 1997 and 14.6% in 1996. The comparatively low tax rate of 10.9% was caused primarily by the transactions with Square Earth and IBIS Consulting, which were both Subchapter S corporations with pass-through tax status before the transactions.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth unaudited consolidated quarterly financial data for the periods indicated. We derived this data from unaudited consolidated financial statements, and, in the opinion of our management, they include all adjustments, which consist only of normal recurring adjustments, necessary to present fairly the financial results for the periods. Results of operations for any previous fiscal quarter do not necessarily indicate what results may be for any future period.

                                                                    QUARTER ENDED
                             --------------------------------------------------------------------------------------------
                             MAR. 31,    JUN. 30,    SEP. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEP. 30,    DEC. 31,
                               1997        1997        1997        1997        1998        1998        1998        1998
                             --------    --------    --------    --------    --------    --------    --------    --------
                                                                    (IN THOUSANDS)
Revenue..................     $5,267      $6,835      $7,190      $8,064      $7,744     $10,065     $ 12,123    $12,473
Cost of revenue..........      2,283       2,971       3,208       3,615       4,450       5,447        6,759      7,206
                              ------      ------      ------      ------      ------     -------     --------    -------
Gross profit.............      2,984       3,864       3,982       4,449       3,294       4,618        5,364      5,267
                              ------      ------      ------      ------      ------     -------     --------    -------
Operating expenses:
  General and
    administrative.......      1,720       2,245       2,743       2,956       3,003       3,985        4,183      4,154
  Selling and
    marketing............        392         389         436         494         712         648          909        627
  Research and
    development..........         89          82         183         607         228         220          244         --
  Acquisition and merger
    costs................         --          --          --          --         130          --        2,756         --
  Stock-based and other
    compensation.........         --          --          --          --          --          --       18,175         --
                              ------      ------      ------      ------      ------     -------     --------    -------
    Total................      2,201       2,716       3,362       4,057       4,073       4,853       26,267      4,781
                              ------      ------      ------      ------      ------     -------     --------    -------
Income (loss) from
  operations.............        783       1,148         620         392        (779)       (235)     (20,903)       486
Interest income
  (expense), net.........         26          22         (15)         47          43         (25)         (60)       (69)
                              ------      ------      ------      ------      ------     -------     --------    -------
Income (loss) before
  income taxes...........        809       1,170         605         439        (736)       (260)     (20,963)       417
Income tax provision
  (benefit)..............          4          91          86         149        (491)       (452)        (132)       175
                              ------      ------      ------      ------      ------     -------     --------    -------
Net income (loss)........     $  805      $1,079      $  519      $  290      $ (245)    $   192     $(20,831)   $   242
                              ======      ======      ======      ======      ======     =======     ========    =======
AS A PERCENTAGE OF
  REVENUE:
Revenue..................      100.0%      100.0%      100.0%      100.0%      100.0%      100.0%       100.0%     100.0%
Cost of revenue..........       43.3        43.5        44.6        44.8        57.5        54.1         55.8       57.8
                              ------      ------      ------      ------      ------     -------     --------    -------
Gross profit.............       56.7        56.5        55.4        55.2        42.5        45.9         44.2       42.2
                              ------      ------      ------      ------      ------     -------     --------    -------
Operating expenses:
  General and
    administrative.......       32.7        32.8        38.2        36.7        38.8        39.6         34.5       33.3
  Selling and
    marketing............        7.4         5.7         6.1         6.1         9.2         6.4          7.5        5.0
  Research and
    development..........        1.7         1.2         2.5         7.5         2.9         2.2          2.0         --
  Acquisition and merger
    costs................         --          --          --          --         1.7          --         22.7         --
  Stock-based and other
    compensation.........         --          --          --          --          --          --        149.9         --
                              ------      ------      ------      ------      ------     -------     --------    -------
    Total................       41.8        39.7        46.8        50.3        52.6        48.2        216.6       38.3
                              ------      ------      ------      ------      ------     -------     --------    -------
Income (loss) from
  operations.............       14.9        16.8         8.6         4.9       (10.1)       (2.3)      (172.4)       3.9
Interest income
  (expense), net.........        0.5         0.3        (0.2)        0.5         0.6        (0.3)        (0.5)      (0.6)
                              ------      ------      ------      ------      ------     -------     --------    -------
Income (loss) before
  income taxes...........       15.4        17.1         8.4         5.4        (9.5)       (2.6)      (172.9)       3.3
Income tax provision
  (benefit)..............        0.1         1.3         1.2         1.8        (6.3)       (4.5)        (1.1)       1.4
                              ------      ------      ------      ------      ------     -------     --------    -------
Net income (loss)........       15.3%       15.8%        7.2%        3.6%       (3.2)%       1.9%      (171.8)%      1.9%
                              ======      ======      ======      ======      ======     =======     ========    =======

     We have generally realized lower revenue in the first quarter of the year than in the other quarters. We believe that this has been due primarily to client budget cycles and the short-term nature of our contracts. We believe that period to period comparisons of our operating results are not necessarily meaningful and that you should not rely on these comparisons as indicators of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     In October 1998, Proxicom entered into a $10.0 million revolving credit facility with NationsBank, N.A. to be used for working capital purposes and permitted acquisitions. The interest rate on amounts borrowed under the credit agreement is LIBOR plus 2.0%. The credit facility expires on August 31, 2000, and will renew automatically for one additional year at the sole discretion of NationsBank. The credit facility contains restrictions on Proxicom and its subsidiaries (including a prohibition on the payment of cash dividends by Proxicom) and requires Proxicom to comply with financial tests and to maintain specified financial ratios. The credit agreement is secured by a first priority lien on all current and future assets of Proxicom and its subsidiaries and a first priority pledge of the stock of IBIS Consulting and Square Earth. At February 12, 1999, Proxicom had no outstanding borrowings under the credit facility.

     Cash and cash equivalents increased to $2.5 million at December 31, 1998, from $2.3 million at December 31, 1997. Net cash provided by operating activities of $1.3 million for 1997 was attributable to the growth in our revenue and operations. The net cash used in operating activities of $4.0 million for 1998 was primarily offset with borrowings under our credit facility.

     Unbilled services increased $2.9 million from $1.4 million at December 31, 1997 to $4.3 million at December 31, 1998. This increase was primarily due to growth in the size and complexity of our projects. Larger, more complex projects typically require completion of specified performance milestones prior to billing clients, as opposed to providing for monthly progress billing. Approximately 25% of our projects in 1998 required performance milestones to be reached before invoicing. We believe our project size and complexity may continue to increase in the future and that an increasing portion of our projects will require completion of milestones prior to billing. If this occurs, our unbilled services receivables can be expected to increase. All unbilled services receivables as of December 31, 1998 are expected to be invoiced during 1999.

     Capital expenditures of approximately $1.7 million, $2.0 million and $1.4 million for 1998, 1997 and 1996, respectively, were used primarily for computer equipment, office equipment and leasehold improvements related to Proxicom's growth. Capital expenditures for 1999 are expected to be approximately $2.0 million and will be made principally for computer equipment, internally used software purchases and leasehold improvements to support our growth. A total of approximately $631,000 was raised through the exercise of stock options in 1998, and $3.5 million was raised through the private sale of convertible preferred stock in 1997.

     In February 1999, Proxicom completed the sale of 1,218,333 shares of Series D convertible preferred stock for $7.3 million. At the closing of this offering, all of these shares will be converted into common stock on a one-for-one basis. Proxicom will be required to take a $4.9 million charge to additional paid-in capital for the difference between the conversion feature and the estimated fair value of the underlying common stock. Although not reflected on the statement of operations, the charge will be reflected as a reduction to income and earnings per share available for common stockholders. See "Certain Transactions -- Stock Purchase Agreements and Related Matters -- Series D Purchase Agreement."


     In connection with the issuance of Series A convertible preferred stock, Proxicom issued warrants to purchase shares of Series A preferred stock that are convertible into 1,011,378 shares of Series A preferred stock. Proxicom has received an irrevocable letter from the holders of the warrants indicating an intention to exercise the warrants for a purchase price of $8.0 million immediately before the closing of this offering.


     Proxicom anticipates that the net proceeds of this offering, together with existing sources of liquidity and funds generated from operations, should provide adequate cash to fund its currently anticipated cash needs through at least the next 18 months. To the extent Proxicom is unable to fund its operations from cash flows, it may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to Proxicom.

YEAR 2000 READINESS DISCLOSURE

     Background. Many computer systems and applications currently use two-digit fields to designate a year. As the century date change occurs, date-sensitive systems will recognize the year 2000 as 1900, or not at all. This inability to recognize, or properly treat, the year 2000 may cause systems to process financial and operational information incorrectly, resulting in system failures and other business problems.

     Risk Factors. We may experience operations interruptions because of year 2000 problems. Clients' and potential clients' purchasing patterns may be affected by year 2000 issues as companies expend significant resources to correct their current systems for year 2000 compliance. These clients and potential clients may have fewer funds available to purchase our services. Also, we may experience operations difficulties caused by undetected errors or defects in the technology we use in our internal systems. We may become involved in disputes regarding year 2000 problems involving solutions we developed or implemented or the interaction of our Internet solutions with other applications. Year 2000 problems could require us to incur delays and unanticipated expenses. We have formulated an approach to address our exposure to these risk factors.

     Approach. We are assessing the impact of the year 2000 issue on our current and future products, internal information systems and non-information technology systems. We have performed a preliminary assessment of the year 2000 readiness of our information technology systems, including the hardware and software we use to provide and deliver our Internet solutions. We plan to perform a year 2000 simulation on our software and systems during the second quarter of 1999. Based on the results, we will revise our solutions software code as necessary.

     We will require all vendors who provide material hardware or software for our information technology systems to provide assurances of their year 2000 compliance. We will also seek assurances of year 2000 compliance from our material non-information technology providers. We plan to complete this process during the first half of 1999. Until our testing is complete and all of our material vendors and providers are contacted, we will not be able completely to evaluate whether our systems will need to be revised or replaced.

     We have identified processes that will require year 2000 readiness testing. We are in the process of establishing dedicated test environments for year 2000 readiness testing. We anticipate that testing will be largely complete by the second quarter of 1999.

     Status. Our testing to date has included our major infrastructure items, hardware platforms and operating systems in our largest offices. Desktop computing, servers, switching and routing platforms have been inventoried in most locations, with only minor modifications required to the network and routing platforms. Personal computer platforms have been identified and tested in our Reston, VA and New York, NY locations. This effort is estimated to be 80% complete. Installation of the software components that will bring the computing platforms into compliance is estimated to be 25% complete, with full completion scheduled in all locations by the end of April 1999. Embedded systems are considered to be tested at a 20% level, with full testing to be completed by June 1999.

     We have largely completed the implementation of year 2000 compliant internal computer applications for our main financial and order processing systems.

     Cost. Based on the work done to date, we predict that the cost for work and material and upgrades needed to complete our year 2000 certification process will be approximately $150,000. This includes the cost of material upgrades, software modification and related consulting fees.

     Contingency Plans. As discussed above, we are engaged in an ongoing year 2000 assessment and have not yet developed any contingency plans. We will assess the results of our year 2000 simulation testing and third-party vendor and service provider responses to determine the nature and extent of any contingency plans.

                                    BUSINESS

OVERVIEW

     Proxicom is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, we have focused exclusively on the Internet and have successfully completed over 600 client engagements.

     Our Internet solutions have included

     - business to consumer electronic commerce Internet sites for Calphalon Corporation, Cox Interactive Media, Inc. and Owens Corning;

     - business to business electronic commerce extranets for the American Electronics Association, Mercedes-Benz Credit Corp. and McKessonHBOC; and

     - company-specific intranets for GE Plastics, Hoffmann-La Roche, Inc. and Merrill Lynch & Co., Inc.

     We apply our proprietary methodology, the Proxicom Process, in all of our client engagements. Using the Proxicom Process, we integrate strategy, technology and creative design to help our clients transform their businesses with Internet solutions.

INDUSTRY BACKGROUND

     The Internet presents opportunities to transform businesses and entire industries as organizations exploit its potential to extend and enhance their business activities. Companies are using the Internet to communicate and transact business on a one-to-one basis with existing customers and to target and acquire new customers. At the same time, companies are using the Internet to collaborate with their supply-chain partners, enable electronic commerce and manage distribution relationships. The Internet has also allowed businesses to identify new product and service offerings which extend and complement their core markets. As a result, organizations are investing in the strategic use of Internet solutions to transform their core business and technology strategies.

     Faced with growing competition, deregulation and globalization, companies are increasingly looking to utilize Internet technology to help build competitive advantage. Much as client/server technologies opened information access within organizations beginning in the late 1980s, the Internet now offers the potential for organizations to extend their businesses beyond traditional limits. The Internet extends the business role of technology from employee-focused productivity enhancement to customer-focused revenue generation, raising the importance and complexity of new technology deployment.

     Successful adoption of the Internet in this new context poses strategic, technical and creative design challenges. Alignment of business and Internet strategies requires an understanding of how the Internet transforms relationships between businesses and their internal organizations, customers and business partners. Also, companies facing technology investment decisions often need outside technical expertise to recognize \viable Internet tools, develop feasible architectures and implement strategies. Companies must also be able to integrate new Internet applications with their existing systems. Finally, a successful solution requires that the Internet application, particularly the user interface, be engaging and easy to use.

     Few businesses have the range of skills necessary to successfully transform the way they use technology and implement Internet solutions. Moreover, it is difficult to find these skills externally in the supply-constrained Internet professional services market. Even if businesses obtain skills in all three of the strategy, technology and creative disciplines, they often have little experience coordinating them to exploit fully the Internet and other advanced technologies.

     The combination of these factors is creating a significant and growing demand for third-party Internet professional services. International Data Corp., a technology industry research firm, forecasts that the market for Internet and electronic commerce services worldwide will grow from $4.6 billion in 1997 to $43.7 billion by 2002. Forrester Research, Inc., another technology industry research firm, estimates the market for Internet and electronic commerce services will grow from $5.4 billion in 1998 to $32.7 billion by 2002. These projections represent a compound annual growth rate of more than 55% over these periods. Forrester Research predicts that the Internet will be one of the fastest-growing areas within the information technology services industry. While business to consumer solutions are expected to continue to be a large part of the Internet and electronic commerce services market, Proxicom believes that business to business corporate intranet/extranet solutions will represent a growing percentage of the overall market.

     Vendors addressing the Internet professional services market can be broadly divided into four major categories:

     - Large systems integrators provide technology expertise across a wide range of offerings which address business process requirements.

     - Specialty systems integrators frequently offer traditional distributed computing models adapted to the Internet.

     - Strategy consulting firms seek to help companies define models of how they can use the Internet as a new channel and knowledge-sharing tool.

     - Internet professional services providers bring Internet expertise, often with a focus on either the creative, technology or strategy element.

While vendors in each category have specific strengths, each tends to address only a piece of the Internet puzzle. Few vendors addressing the Internet professional services market successfully integrate business and marketing strategy with expertise in Internet-specific technology and creative design services to help businesses achieve the full potential that the Internet offers.

     Proxicom believes organizations are increasingly searching for a single-source professional services firm that can deliver integrated strategy, technology and creative design skills specifically for the Internet. Furthermore, Proxicom believes that organizations will increasingly look to Internet solutions providers that can leverage industry best practices, increase predictability of success for Internet solutions and decrease risks associated with implementation.

PROXICOM'S SOLUTION

     Proxicom is an Internet solutions provider that focuses on creating business value for its clients. Proxicom's solution has five essential elements:

     -  a structured methodology, the Proxicom Process;

     -  integrated Internet strategy, technology and creative design services;

     -  industry and business domain expertise;

     -  in-depth Internet and advanced technologies expertise; and

     -  knowledge management and knowledge sharing infrastructure.

     Proxicom Process: Proprietary Methodology and Managed Risk. The Proxicom Process is Proxicom's proprietary methodology for managing client engagements that integrates strategy, technology and creative design services. The Proxicom Process emphasizes an iterative development cycle with multiple incremental releases to incorporate user feedback and to keep pace with the Internet's ongoing technological changes. The four phases of the Proxicom Process' development cycle are (a) Define Internet Strategy, (b) Plan Solution, (c) Design Solution and (d) Implement Solution. Using the Proxicom Process, Proxicom structures projects
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

tightly and offers fixed-price, fixed-timeframe engagements. This provides clients with greater certainty regarding the time and cost of implementation. Proxicom's approach improves quality of delivery and alignment of an Internet initiative with a client's business. This approach is geared toward minimizing the risk of technical or competitive obsolescence faced by companies using the Internet.

     Integrated Internet Strategy, Technology and Creative Design
Services. Proxicom delivers its solutions through collaborative, multi-disciplinary teams that apply the collective strengths of their strategy, technology and creative design professionals. Proxicom believes that this approach results in coordinated planning among its professionals from all three disciplines, a challenge that many organizations struggle to address. Proxicom's delivery process fosters collaboration within its multi-disciplinary teams to help clients achieve internal cooperation among previously independent business functions. Proxicom believes its multi-disciplinary approach results in better, more efficient Internet solutions in which business and communications strategies are consistently balanced with the opportunities and capabilities of Internet technologies.

     Industry and Business Domain Expertise. Over the course of more than 600 engagements since 1994, Proxicom has gained significant expertise in specific industries and types of business solutions. Proxicom's expertise provides clients with a clear vision of the Internet's potential to improve their business processes and competitive positions. Proxicom organizes its delivery of services into vertical industry groups: energy and telecommunications, financial services, retail and manufacturing and service industries. Through strategic hires and numerous engagements, Proxicom has developed significant knowledge and expertise in its targeted industries. Proxicom complements its industry specialization with expertise in cross-industry solution areas such as electronic commerce, supply chain management and interactive marketing. Proxicom leverages its experience in these industries and solution areas across the entire company through best practices as well as proprietary solution frameworks, software tools and components to provide clients the full value of Proxicom's industry and business domain expertise.

     In-depth Internet and Advanced Technology Expertise. Proxicom has developed an in-depth understanding of the specific challenges of deploying Internet solutions. Proxicom is expert at building, extending and complementing technologies that have the ability to transform businesses. Proxicom helps its clients utilize leading-edge technologies and minimize the expenses associated with hiring, training and retaining scarce information technology skill sets. Because Proxicom's expertise is not limited to a single technology or architecture, Proxicom is able to help clients choose the appropriate technology to provide the best long-term business solution.

     Knowledge Management and Knowledge Sharing Infrastructure. Through the Proxicom Process, Proxicom continuously incorporates the multi-disciplinary knowledge gained in Proxicom's engagements. This intellectual capital is tracked and stored in Proxicom's corporate intranet, which acts as an integrated knowledge management repository. Proxicom's intranet is both a solutions library that facilitates the dissemination of intellectual capital across Proxicom and an internal project management system that captures detailed information on the resources required to achieve specific tasks on a project. In this way, Proxicom's clients can benefit from industry best practices as well as Proxicom's experiences. This system improves Proxicom's ability to predict project completion requirements and increases the reusability of its intellectual capital, thereby reducing risk for its clients. Proxicom's week-long "boot camp" orientation and training program for all new employees also facilitates knowledge sharing.

PROXICOM'S GROWTH STRATEGY

     Proxicom's strategy is to build upon its position as a leading provider of transformational Internet solutions that add significant and measurable business value to Global 1000 companies and other large organizations. The following are the key elements of Proxicom's strategy.

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

     Leverage Existing Clients. Proxicom believes it must continue to satisfy its customers. A strong track record of delivering high quality Internet solutions often increases the amount, scope and sophistication of services requested by existing clients. This reinforces Proxicom's growing reputation as an innovative provider of mission-critical Internet solutions. Proxicom also believes that maintaining a reputation for delivering innovative Internet solutions and client satisfaction will increase its ability to attract new clients through increased referral-driven sales and strong references.

     Further Penetrate our Vertical Markets. Proxicom believes that its expertise in specific industry dynamics and solutions considerably enhances its ability to help companies apply the Internet to gain competitive advantage. In each of its vertical industry groups, Proxicom employs industry experts, pursues targeted sales and marketing, develops industry-specific offerings and capitalizes on referrals from existing clients. Proxicom will continue to emphasize this focus and seek to expand the scope of its industry expertise.

     Continue Geographic Expansion. Proxicom believes that expanding geographically will increase its ability to attract and better service clients. Proxicom has already established offices in Reston, VA, San Francisco, CA, New York, NY, Munich, Germany, Sacramento, CA, Chicago, IL and Houston, TX. All of these offices have contributed to Proxicom's continued ability to attract large clients. Proxicom plans to continue establishing offices in key geographic locations through an integrated process of organic growth and targeted acquisitions. Recently, Proxicom reached a preliminary understanding with Ericsson Telecommunicazioni SpA to invest in a joint venture company. Through the joint venture company, Proxicom would deliver its Internet consulting services in Italy.

     Hire and Retain Skilled Professionals. Proxicom believes its delivery of integrated strategy, technology and creative design services distinguishes it from other Internet professional services providers. To deliver these services, Proxicom must hire and retain skilled professionals in all three disciplines and continue to foster collaboration among them. Proxicom has a dedicated organizational development team that initiates and oversees the training and development of Proxicom's professionals. Key organizational development initiatives include a week-long "boot camp" orientation and training program for all new employees and "Proxicom University," which provides ongoing technical and project management classes as well as career path management and guidance. Proxicom is committed to recruiting and hiring quality professionals and to maintaining a culture that motivates its staff while cultivating collaboration and retention.

     Evolve the Proxicom Process. Proxicom believes that continued evolution of the Proxicom Process will strengthen its competitive position. Proxicom enhances the Proxicom Process by incorporating best practices identified over numerous engagements. This enables clients to benefit from Proxicom's cumulative experience. Proxicom will continue to refine and enhance the Proxicom Process to enable continued delivery of high quality solutions to clients on time and on budget.

     Leverage Technology Partnerships. Proxicom believes its relationships with leading technology vendors, such as Microsoft Corporation and Netscape Communications Corporation, will provide increased visibility and sales opportunities. Proxicom's status as a Microsoft Certified Solution Provider Partner has yielded considerable sales opportunities. Proxicom has also formed strategic alliances with leading hosting and co-location providers, such as Exodus Communications, Inc. Proxicom is committed to furthering these relationships and building other strategic partnerships that can contribute to its growth.

     Extend Reusable Solutions. Proxicom leverages those elements of its Internet solutions for which there is repeat customer demand. Reusable solutions increase productivity, accelerate solutions development and enhance the profitability of Proxicom's engagements. Proxicom's industry and business solutions experts develop replicable solutions for target markets, including best practices, tools, functionality, software and standard interfaces for leading third-party
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

applications. Proxicom has a dedicated framework reuse group that supports these efforts and leverages them across the organization. The group also identifies software reuse opportunities before and after client engagements, prepares code for reuse and maintains version control. Proxicom intends to continue to leverage its experience to create reusable solutions that can be used in future engagements. On most engagements, Proxicom retains the right to reuse the solutions' underlying components.

PROXICOM'S SERVICES

     Proxicom's range of Internet solutions includes business to consumer electronic commerce Internet sites, business to business electronic commerce extranets and company-specific intranets. Proxicom's solutions may also extend a packaged application to the Internet. Proxicom provides Internet solutions through an integrated set of strategy, technology and creative design services. Proxicom sells and delivers its solutions through its vertical industry groups. Through these vertical groups, Proxicom leverages its experience, best practices and sales and delivery skills across clients with similar needs. Proxicom also leverages its cross-industry specialties in electronic commerce, supply chain management and interactive marketing. Using the Proxicom Process, Proxicom services every engagement with a multi-disciplinary team headed by a dedicated project manager who coordinates business strategy, technology and creative design services.

     Strategy. Proxicom uses its business and interactive marketing strategy services to align a client's Internet strategy with its business and marketing goals. Business strategy services include business case development, business process consulting and competitive benchmarking. Interactive marketing strategy services focus on understanding our clients' customers, competitors, target markets and opportunities, and advising them on appropriate strategies to take advantage of the Internet. Proxicom works with clients to evolve, understand and analyze business and marketing goals, operational methods and success criteria. Proxicom's industry and solution expertise contributes significantly to its ability to create Internet strategies that offer distinct competitive advantage.

     Technology. Proxicom develops Internet solutions that exploit the latest proven technologies to transform business processes. Proxicom has extensive experience providing technology implementation services, including systems and network architecture design, custom application development, legacy and third party software integration, as well as technology advisory services. Proxicom is experienced at designing, developing and deploying mission-critical Internet solutions and integrating these applications with legacy systems to capitalize on existing technology investments.

     Creative Design. Proxicom's creative design services address navigation, layout, information architecture, personalization and branding. Proxicom's creative design services also ensure that its Internet solutions have direct, immediate and relevant appeal and utility. As the Internet has become an important point of contact with customers, employees and business partners, the user interface of these applications is an increasingly visible component of a company's brand and identity. Proxicom creates Internet solutions that maximize the ease and quality of experience for a variety of users.

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

THE PROXICOM PROCESS
                                  [ARTWORK]

     Proxicom delivers its services using a proprietary multi-phase methodology called the Proxicom Process, which serves as a roadmap to define, develop and manage Internet solutions. The Proxicom Process benefits Proxicom's clients by enabling Proxicom to offer fixed-price, fixed-timeframe engagements and thereby meet clients' needs for certainty. The iterative nature of the Proxicom Process enables Proxicom to refine applications through the extensive use of prototypes and phased application releases. Proxicom also uses the Proxicom Process to reduce the time-to-market of a deployed solution. The Proxicom Process fully integrates working groups and emphasizes collaboration between the Proxicom team and the client.

     Proxicom uses the Proxicom Process to manage project scope and client expectations and to deliver solutions on time and on budget. The Proxicom Process offers mechanisms for rapid adoption of best practices and reinforces consistent quality across all projects. It provides for quality assurance with unit, integration and systems testing procedures throughout design, development and deployment to ensure quality delivery and client satisfaction. The Proxicom Process also aggregates and replenishes the intellectual capital of Proxicom's entire organization, thereby leveraging Proxicom's cumulative experience. Proxicom continually seeks to evolve the Proxicom Process by identifying best practices during project reviews with Proxicom's delivery teams and clients.

     All of Proxicom's client engagements utilize the Proxicom Process, which Proxicom customizes to suit specific project needs. The inclusion, timing and cost of any phase will depend on the type of solution and the scope of work. The Proxicom Process is scalable and may be used effectively for projects of all sizes. The following are the phases of the Proxicom Process:

     Define Internet Strategy. The scope of the Define Internet Strategy phase ranges from defining an Internet vision for the client's overall business to developing a strategy for a specific Internet solution or offering. The Internet vision is a business strategy engagement where Proxicom assesses the client's opportunities to leverage the Internet both as a technology and as a profitable business medium. The Internet vision engagement often involves Proxicom's interactive marketing discipline, which assesses market opportunities and competition. For a specific Internet solution, the Define Internet Strategy deliverable examines the strategic

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

objectives of the solution, how its success will be measured, and how the solution will be marketed, launched and publicized.

     Plan Solution. The Plan Solution phase determines the scope and nature of the engagement and articulates the project's tactical objectives. These objectives are refined over the course of multiple working sessions with the client. This phase results in a project plan outlining tasks, deliverables and key milestones, which are translated into a detailed contractual agreement for the next phases of the engagement. The plan includes detailed cost estimates as well as organizational roles and responsibilities for Proxicom, the client and other parties.

     Design Solution. The Design Solution phase uses rapid prototyping techniques in an iterative fashion to determine and refine application requirements and specifications. A multi-disciplinary team works in tandem with the client to translate the business, marketing, technical and creative requirements of the solution into a cohesive design. This phase generally has four major parts.

     - Business Requirements Definition. Requirements, which form the foundation for successful solution designs, are refined through successive iterations and collaborations with appropriate client and user constituencies.

     - Creative Design Composition. Content and information for the solution are defined and organized. The look and feel of the solution is designed in a series of detailed site flow compositions that show page content, navigation and links. Proxicom works closely with the client to coordinate the brand image and advertising campaigns on an ongoing basis.

     - Technical Architecture Definition. The solution is analyzed from a technical viewpoint, including the development, test and operational architectures required. The technical, application and data architectures of the solution are documented, addressing the requirements for hardware, software and network environments, databases and third party products.

     - Specification and Prototype Development. Rapid prototyping is used to construct portions of the solution. A visual prototype is used to define page style, layout, information architecture and navigation. Functional prototypes are used to test complex processing requirements and the effectiveness of the application and data architectures. This iterative process allows the client to review and refine the application as it takes shape during the development process.

     Implement Solution. The Implement Solution phase involves the further enhancement of prototypes to construct a production-ready solution by further developing and combining the prototypes. Unit, integration and systems testing and quality assurance procedures are incorporated throughout the development process to verify that the solution conforms with the design specifications. Testing is performed across multiple browsers and environments to ensure uniform accessibility. Once the client gives final approval of the developed solution, Proxicom works with the client through installation and roll-out. This work may include system migration, data conversion and training.

SALES AND MARKETING

     Proxicom's sales and marketing activities are aligned with its vertical industry groups. Each vertical industry group vice president is responsible for developing Proxicom's business within each respective industry, targeting new clients and cultivating repeat business with existing clients. Proxicom believes that its vertical approach is a differentiating factor during the sales process, as it demonstrates Proxicom's understanding of the client's specific business and technology issues. Proxicom's sales approach is highly consultative and involves industry and solutions experts who draw on their practical experiences with other clients that have faced similar challenges. Proxicom also assigns senior client executives to strategic accounts to support and expand client relationships.
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     Proxicom has 13 dedicated direct sales professionals to support the vertical industry groups. These professionals are assigned to specific geographic regions in order to maximize responsiveness to clients. They work jointly with the vertical industry groups to secure new opportunities and manage the sales process. Service directors responsible for delivery collaborate with the sales professionals to form a joint sales approach for identifying and winning follow-on business. Proxicom's marketing efforts are designed to create brand recognition and demand for the Proxicom's services. Proxicom's four-person marketing team is organized to provide support for each vertical industry group. Marketing programs include promoting customer success stories, creating industry and solution specific campaigns, pursuing public relations opportunities and promoting Proxicom's executives for speaking opportunities and Proxicom-sponsored event management.

     Proxicom complements its internal sales and marketing efforts with selected industry partnerships. Several Internet product vendors such as Microsoft Corporation, Netscape Communications Corporation, Oracle Corporation, BroadVision, Inc. and TRADE'ex Electronic Commerce Systems, Inc., and high-end hosting vendors, such as Exodus Communications, Inc., MCI WorldCom, Inc. and ANS Communications, Inc., recommend Proxicom services to their clients. See
"-- Marketing and Technology Relationships."

CLIENTS

     Within each vertical group, Proxicom targets Global 1000 companies and other large organizations. The following is a representative sample of Proxicom's current clients.

    ENERGY AND TELECOMMUNICATIONS                RETAIL AND MANUFACTURING
    Aramco Services Company                      Amgen, Inc.
    Buckeye Pipe Line Company L.P.               Calphalon Corporation
    Pacific Gas and Electric Company             Corning Incorporated
    Schlumberger N.V.                            GAP, Inc.
    TransCanada Pipelines Ltd.                   GE Plastics
    Transport4                                   Harman International
                                                 Hewlett-Packard Corporation
    FINANCIAL SERVICES                           Hoffmann-La Roche, Inc.
    American International Group, Inc.           McKessonHBOC
    GE Capital Corporation                       Owens Corning
    Kemper Insurance Companies                   Ritz Camera Centers, Inc.
    Mercedes-Benz Credit Corp.                   Saab Cars USA, Inc.
    Merrill Lynch & Co., Inc.                    Wyeth-Ayerst Laboratories

                                                 SERVICE INDUSTRIES
                                                 American Electronics Association
                                                 Booz-Allen & Hamilton Inc.
                                                 Cox Interactive Media, Inc.
                                                 Excite, Inc.
                                                 Interealty Corp.
                                                 Marriott International, Inc.
                                                 Ziff-Davis Inc.

     In 1998, our five largest clients accounted for approximately 38% of our revenue. Our two largest clients in 1998, Pacific Gas and Electric Company and General Electric Company, contributed approximately 15% and 14%, respectively, of our revenue. In 1997, our five largest clients accounted for approximately 48% of our revenue. Our two largest clients, Pacific Gas and Electric Company and General Electric Company, contributed approximately 24% and 10%, respectively, of our revenue. As of December 31, 1998, we had approximately 150 ongoing client engagements.

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

CASE STUDIES

CALPHALON CORPORATION: BUSINESS-TO-CONSUMER INTERNET COMMERCE

     Calphalon Corporation is a leading U.S. manufacturer of cookware products and kitchen accessories. The company's first Internet initiative was an internally developed, one-way, static Web site. In preparation for the holidays, Calphalon sought to launch a new site to take advantage of the full interaction potential of the Internet. Calphalon engaged Proxicom to design and deploy its new consumer focused transactional offering.

     The consumer product experts in Proxicom's retail and manufacturing practice began by determining an Internet strategy that would best differentiate Calphalon. Through a rapid, iterative development process, Proxicom completed the project's first phase in less than a month: a transaction enabled solution including a select catalog of product information and images. Subsequent expansion increased information for consumers, adding the full complement of product information, new indexed product instruction, a database of recipes and expanded transactions and interactive capabilities. A key success of the solution was Proxicom's design of the site, which was integrated with Calphalon's overall communications programs and image. The design, based on an easy-to-navigate information architecture, was created to ensure an intuitive user experience that meant quick adoption and satisfaction for its audience.

     Proxicom helped Calphalon introduce a new means of doing business through an Internet channel. The solution differentiates Calphalon's offering in cookware products by uniting a complement of communications, content and transaction capabilities through a single source. Using the site, Calphalon gains invaluable knowledge of its customers and their interests. It establishes a direct connection with a new audience and capitalizes on a new opportunity to influence and serve the market for cooking enthusiasts. At the same time, Calphalon enhances its brand presence. The solution has created efficiencies for Calphalon's business and has been used to introduce a new line of cutlery products to test market acceptance. As a result of the Internet initiative, Calphalon has engaged Proxicom for ongoing site enhancements.

AMERICAN ELECTRONICS ASSOCIATION: A NEW INTERNET-BASED MEMBERSHIP SERVICE

     The American Electronics Association is the largest high-tech trade association, with over 3,000 member companies nationwide such as Intel Corporation, Sun Microsystems Inc., Amazon.com, Yahoo! Inc. and Cisco Systems, Inc. As a trusted partner for information, industry benchmarking, public policy, international issues and conferences, AEA sought to leverage the Internet to transform how it attracted and worked with members. Following a rigorous competitive process, AEA selected Proxicom because of its experience and integrated mix of strategy, technology and creative design skills. Proxicom's charter was to reposition AEA and electronically enable their entire business through a new Internet-based membership service.

     In close collaboration with AEA, Proxicom's team repositioned the AEA brand and communications identity. The new identity will serve as the front-end to a fully functional Internet and extranet integrated into AEA's core systems. Public and private sections are built on the Microsoft Site Server 3.0 Commerce Edition platform which interacts with the legacy systems and builds off of membership directory data. The site allows for distributed and dynamic rendering of content that is presented to users through sophisticated personalization based on their profile. The electronic commerce solution permits purchasing with real-time variable pricing for AEA events and products. Additional features include online discussions in support of grassroots campaigns, member generated content, a comprehensive job bank section, queries across research data and a powerful site analysis tool for audience and return on investment analysis.

     The solution will redefine how AEA markets itself through a new brand and message to the industry. AEA will gain a new, easier means to create and distribute information and a powerful

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

way to personalize it for the end user. This solution will be a vehicle that increases sales and allows for direct, real-time communications with members and industry experts. It will also provide a sophisticated knowledge management, communications and commerce portal that will enable AEA to better attract and retain members.

GE PLASTICS: INTRANET KNOWLEDGE MANAGEMENT SYSTEM

     GE Plastics, a business unit of the General Electric Company, faced a problem common to many businesses: electronic methods for internal communication and information-sharing were inefficient. Employees attempting to share marketing, technical, sales and customer service information were consistently faced with time-consuming searches among decentralized databases and file systems as well as un-networked personal computers. GE Plastics engaged Proxicom to help define and deploy an organization-wide intranet that would facilitate knowledge sharing across its five divisions.

     Working closely with GE, Proxicom's dedicated client service team began the project by benchmarking GE Plastics' internal business processes and technologies. A strategy was then developed to build an intranet that was searchable across the multiple business units and would leverage their immense storehouses of information. Proxicom rapidly designed and deployed an easy-to-use intranet that tied into the legacy databases. Through the intranet, product, marketing, customer and technology data has become accessible and searchable from a browser-based interface that simulates a centralized data source. The intranet has facilitated many workflow improvements, including the automation of the GE Plastics' customer satisfaction review process, which includes extensive customer satisfaction surveys. Prior to the intranet, the process was entirely paper-based. Currently, the surveys are not only available on the intranet but are part of an overall workflow process incorporating trend analysis and audit trail capabilities.

     The intranet established at GE Plastics leveraged its legacy system investments and enabled more rapid deployment of solutions at significantly lower cost than a major infrastructure overhaul. GE Plastics' global intranet knowledge management system produces significant benefits for GE Plastics as a valuable decision-making tool. Effectiveness of marketing, sales, information technology and customer service personnel has improved dramatically, as employees throughout GE Plastics are spending less time searching and entering information and more time doing their jobs, making decisions and implementing strategic plans.

PACIFIC GAS AND ELECTRIC COMPANY: ENTERPRISE DISTRIBUTED OBJECT APPLICATION

     Pacific Gas and Electric Company, one of the largest investor-owned utilities in the country, provides gas and electric services to 12 million people throughout Northern California. With the Gas Accord, approved by the California Public Utilities Commission in August 1997, Pacific Gas and Electric was faced with fundamental changes in its gas business and an increasingly competitive environment. Pacific Gas and Electric had an opportunity to increase revenue by offering value-added services, such as different levels of service, flexible billing options, and helping customers reduce their operational and financial risk. Pacific Gas and Electric chose Proxicom as its development partner to design, develop and implement its comprehensive gas transportation system.

     The oil and gas experts in Proxicom's energy practice began by helping Pacific Gas and Electric design a system that would be flexible enough to facilitate all business transactions. This meant the system had to do more than move the gas from place to place; it had to include functionality for selling Pacific Gas and Electric 's transmission and storage capacity, trading the commodity gas among energy marketers, delivering the gas to intermediaries and end users, and billing customers (gas producers, gas marketers and end users). The real challenge for Proxicom and Pacific Gas and Electric was that the system had to be developed before the new structure was finalized, which meant that requirements were changing throughout the development process. Proxicom built a system that allowed instant access to pipeline capacity and throughput
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

data, was dispersed across 20 states and Canada, and was extensible enough to allow for quick time to market new services. Whereas the old system had taken Pacific Gas and Electric six years to build, this system was put into operation just 12 months after the requirements were developed. Proxicom used an iterative object-oriented development methodology to create a multi-tiered application architecture so that changes in business rules, as are often necessitated by a rapidly changing industry, could be easily incorporated.

     Proxicom helped Pacific Gas and Electric become a competitive player at the forefront of the newly restructured gas industry. The system that was developed is at the core of Pacific Gas and Electric 's gas business, accounting for $360 million in revenue, with two million residential, 1,200 industrial and 150 energy marketer customers. This new system provides strategic trend information to Pacific Gas and Electric and enables it to offer a high level of services to its customers, including remote access via the Internet. Because the gas transportation system was designed to be flexible and extensible, Pacific Gas and Electric and Proxicom were able to reuse the components developed under the Gas Accord to develop a gas gathering contract system in just three months. This new system allows Pacific Gas and Electric to leverage its existing system infrastructure and reduce maintenance and support costs.

MARKETING AND TECHNOLOGY RELATIONSHIPS

     Proxicom complements its internal sales and marketing efforts with formal and selected industry partnerships. A number of Internet product vendors, including Microsoft Corporation, Netscape Communications Corporation, Oracle Corporation, BroadVision, Inc. and TRADE'ex Electronic Commerce Systems, Inc., and leading hosting providers, including Exodus Communications, Inc., Digex Incorporated, MCI WorldCom, Inc. and ANS Communications, Inc., recommend Proxicom services to their clients.

     Proxicom has arrangements with a number of technology vendors to obtain privileged access to their technologies. By establishing these alliances, Proxicom has gained pre-release technology which enables it to maintain leading-edge technical skills. Microsoft, Netscape and BroadVision have all provided advance versions of their technologies to Proxicom. Obtaining the validation by industry leaders such as Microsoft and Netscape has added considerably to Proxicom's visibility, credibility and brand image. Proxicom's relationships with Microsoft and BroadVision are summarized below.

     Proxicom has been a Microsoft Certified Solution Provider Partner since 1995, when it began actively cultivating a broad base of Microsoft products, skills and certifications. In the spring of 1998, Proxicom was promoted to Solutions Provider Partner, the highest level within that program. The Solution Provider Partner program provides Internet-specific technical assistance. Through this program, Microsoft and Proxicom conduct joint marketing efforts, training programs and sales initiatives, in particular targeting Proxicom's specialty industries.

     Recently, Proxicom has become a BroadVision Integration Partner. BroadVision and Proxicom work together to deploy BroadVision's "One-to-One" commerce platform. In addition, several joint marketing events and sales activities are planned. As an Integration Partner, Proxicom receives high-level technical and sales support from BroadVision. Creating this relationship with BroadVision allows Proxicom to enter the packaged applications systems integration market, leveraging its Internet expertise with the market demand for rapid deployment of new technology.

     In addition, in March 1999, Proxicom signed an agreement with Ericsson Telecommunicazioni SpA. Under the agreement, Proxicom made a 19.9% investment in an Italian joint venture company. Ericsson will own the remaining 81.1% interest. Proxicom will provide Internet solutions to Italian-based businesses through the joint venture company.

IBIS CONSULTING MERGER

     On August 21, 1998, Proxicom merged with IBIS Consulting, Inc. by exchanging 4,988,297 shares of Proxicom common stock and options to purchase 345,034 shares of Proxicom common stock for all the common stock of IBIS Consulting. IBIS Consulting is a San Francisco-based Internet professional services provider. IBIS Consulting's services and culture are highly complementary to those of Proxicom. Proxicom has integrated IBIS Consulting's systems, Internet professionals and management into its operations. As a result of this transaction, Proxicom has expanded its presence to the West Coast and broadened its resource base, sales reach and expertise.

PERSONNEL AND CULTURE

     As of December 31, 1998, Proxicom had 380 employees. Of these, 311 were consulting and service delivery professionals, and 69 were management and administrative personnel performing marketing, sales, human resources, finance, accounting, legal, internal information systems and administrative functions.

     Proxicom believes that its ability to provide integrated business strategy, technology and creative design services is dependent upon the continuation of its culture of mutual respect among the three disciplines. As a result, Proxicom's employees and its culture are fundamental to the value proposition it offers clients. Proxicom's culture is predicated on personal integrity, open communications, collaboration and professional development. Proxicom fosters an entrepreneurial spirit that attracts talented professionals, creates innovative solutions and provides the opportunity for every individual to succeed.

     Proxicom has a particular emphasis on recruiting and retaining people with leading-edge technical skills and project management experience. Proxicom has been very successful with internal referral-driven recruiting, which has accounted for nearly one-third of its hires to date. Proxicom continues to encourage employee referrals with monetary incentives. Proxicom has developed a structured recruiting program including a staff of dedicated recruiters tasked with bringing in experienced professionals, MBA and college hires, and maintaining a tracking database of potential candidates. Proxicom runs a year-round internship program with several leading undergraduate and MBA programs.

     In addition to recruiting, Proxicom is committed to employee training and retention. Proxicom has a dedicated organizational development team that initiates and oversees the training and development of Proxicom's professionals. Key organizational development initiatives include a week-long "boot camp" orientation and training program for all new employees and "Proxicom University," which provides ongoing technical and project management classes as well as career path management and guidance. To support its internal initiatives for employee development, Proxicom has also instituted programs such as tuition reimbursement and external training. Proxicom plans to continue to invest in attracting the best employees and in maintaining a low turnover rate.

     None of Proxicom's employees is represented by a labor union, nor has Proxicom ever experienced a work stoppage. Proxicom believes its employee relations are good.

COMPETITION

     The market for Proxicom's services is subject to rapid technological change and increased competition from large existing players, new entrants and internal information systems groups. Traditional players competing in this space can be broken down into four major categories -- large systems integrators (e.g., International Business Machines Corporation, Andersen Consulting and Computer Sciences Corporation), specialty systems integrators (e.g., Cambridge Technology Partners, Inc. and Sapient Corporation), strategy consulting firms (e.g., McKinsey & Company,

Inc. and Boston Consulting Group, Inc.), and Internet professional services providers (e.g., USWeb/CKS, Viant Corporation, Scient Corporation and iXL Enterprises, Inc.) -- many of which have considerably more financial resources, marketing depth and name recognition than Proxicom. Occasionally Proxicom competes with newer entrants including interactive marketing firms (e.g., Agency.com, Ltd. and Modem Media.Poppe Tyson, Inc.). Proxicom expects future consolidation in the Internet professional services market to create larger, more viable competitors. Potential clients' internal information systems groups also compete with Proxicom.

     Proxicom believes the principal competitive factors in the Internet professional services market include Internet expertise and talent, client references, integrated strategy, technology and creative design services, quality, pricing and speed of service delivery and vertical industry knowledge. Proxicom believes it competes favorably with respect to these factors. Proxicom believes it is in a good position to attract talent with its growth and an entrepreneurial culture. Proxicom believes it offers its clients a unique combination of integrated strategy, technology and creative design services. In addition, Proxicom believes it has established itself as a leader in Internet-specific industry and domain expertise. Through its replicable solution frameworks and its attention to client satisfaction, Proxicom has created a strong track record of customer successes. Proxicom believes the market will continue to offer significant opportunity for multiple players.

INTELLECTUAL PROPERTY RIGHTS

     Proxicom's success is dependent, in part, upon its proprietary Proxicom Process, its solution components, and other intellectual property rights. We do not have any patents or patent applications pending. Proxicom relies on a combination of trade secret, nondisclosure and other contractual agreements, and copyright and trademark laws to protect its proprietary rights. Existing trade secret and copyright laws afford us only limited protection. Proxicom enters into confidentiality agreements with its employees, generally requires that its consultants and clients enter into such agreements, and limits access to and distribution of Proxicom's proprietary information. There can be no assurance that the steps Proxicom has taken in this regard will be adequate to deter misappropriation of its proprietary information or that Proxicom will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     Proxicom's business generally involves the development of software applications for specific client engagements. Ownership of such software is frequently assigned to the client, with Proxicom retaining a license or other contractual rights for limited uses.

FACILITIES

     Proxicom's headquarters and principal administrative, finance, legal, sales and marketing operations are located in approximately 65,000 square feet of leased office space in Reston, VA. Proxicom's lease is for a term of seven years and expires on July 13, 2002. The building is beneficially owned by Mario M. Morino, one of our stockholders and a member of our board of directors. Proxicom also leases office space in San Francisco, CA, New York, NY, Munich, Germany, Sacramento, CA, Chicago, IL and Houston, TX. Proxicom expects that it will need additional space as it expands its business and believes that it will be able to obtain space as needed.

LEGAL PROCEEDINGS

     Proxicom is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table presents information about each of Proxicom's executive officers and directors. Proxicom's board of directors is divided in to three classes serving staggered three-year terms.

                                                                                           TERM AS
                                                                                           DIRECTOR
             NAME                 AGE               POSITION(S) WITH COMPANY               EXPIRES
             ----                 ---               ------------------------               --------
Raul J. Fernandez..............    32   President, Chief Executive Officer and Chairman      2001
Brenda A. Wong.................    34   Senior Vice President, Organizational Strategies     2001
                                        and Director
Larry D. Clark.................    41   Senior Vice President, Services
Harold R. Gubnitsky............    36   Senior Vice President, Sales and Marketing
Kenneth J. Tarpey..............    46   Senior Vice President, Chief Financial Officer
                                        and Treasurer
Christopher Capuano............    38   Vice President, General Counsel and Corporate
                                        Secretary
David C. Hodgson...............    42   Director                                             2002
Jack Kemp......................    63   Director                                             2000
Theodore J. Leonsis............    42   Director                                             2002
John A. McKinley, Jr...........    41   Director                                             2000
Mario M. Morino................    55   Director                                             2000

     Raul J. Fernandez founded Proxicom and has served as President, Chief Executive Officer and Chairman of the board of directors of Proxicom since its inception in 1991. Prior to starting Proxicom, Mr. Fernandez served as the Director of Emerging Technologies at Digicon, Inc., a government contracting firm. Mr. Fernandez is a member of the board of directors of the Northern Virginia Technology Council, a trade organization.

     Brenda A. Wong has been Senior Vice President, Organizational Strategies and a director since August 1998. Prior to joining Proxicom, she was president of IBIS Consulting, Inc., an Internet and information technology solutions provider which she co-founded in February 1994 and which merged with Proxicom in August 1998. From 1989 to 1993, Ms. Wong was a Senior Consultant at Price Waterhouse LLP.

     Larry D. Clark has been Senior Vice President, Services since March 1998. Prior to joining Proxicom, from May 1992 until March 1998, Mr. Clark held various executive positions with MCI Systemhouse Corporation, the systems integration, technology development and information technology outsourcing arm of MCI Communications Corp., where he was, most recently, Vice President and General Manager of the United States East Region and was responsible for managing the company's East Region business unit. From 1990 until 1992, Mr. Clark was a Senior Engagement Manager at McKinsey & Company, Inc., a consulting firm. Prior to that, Mr. Clark held various management positions with The Information Consulting Group and Andersen Consulting.

     Harold R. Gubnitsky has been Senior Vice President, Sales and Marketing since January 1999. Prior to joining Proxicom, from August 1995 to January 1999, he served as a Vice President of Cambridge Technology Partners, Inc., a technology systems integration firm. From 1991 to 1995, Mr. Gubnitsky was the managing director of The Systems Consulting Group, Inc., a technology consulting company that was sold to Cambridge Technology Partners, Inc.

     Kenneth J. Tarpey has been Senior Vice President and Chief Financial Officer of Proxicom since March 1997. Prior to joining Proxicom, from August 1996 until March 1997, Mr. Tarpey served as Vice President and Chief Financial Officer of Nat Systems International, Inc., a developer and vendor of software application development tools. From April 1995 to August 1996, Mr. Tarpey served as Vice President, Finance, Chief Financial Officer, Treasurer and Assistant Secretary of SQA, Inc., a developer and marketer of automated quality testing software products. From November 1989 to April 1995, Mr. Tarpey held various executive positions at Symbolics, Inc., a hardware and software company, including Chairman of the board of directors, President, Chief Executive Officer and Chief Financial Officer.

     Christopher Capuano has been Vice President, General Counsel and Corporate Secretary of Proxicom since June 1996 and was a director from August 1996 until August 1998. Prior to joining Proxicom, from 1993 until June 1996, Mr. Capuano was a Manager and Senior Manager with Price Waterhouse LLP. From 1994 to 1997, Mr. Capuano was also an Adjunct Professor of Law at Georgetown University Law Center. Mr. Capuano was associated previously with the law firm of Willkie, Farr & Gallagher.

     David C. Hodgson has been a director of Proxicom since August 1996. Mr. Hodgson is a managing member of General Atlantic Partners, LLC, a private equity investment firm that invests in software and information technology companies on a worldwide basis. Mr. Hodgson has been with General Atlantic Partners, LLC (or its predecessor) since 1982. Mr. Hodgson is also a director of Atlantic Data Services, Inc., a provider of professional computer services for the banking industry, Baan Company N.V., a business management software company, ProBusiness Services, Inc., an employee administrative services company, and several private information technology companies.

     Jack Kemp has been a director of Proxicom since January 1997. Mr. Kemp has been Co-Director of Empower America from 1993 to the present. Mr. Kemp served as the Secretary of Housing and Urban Development from February 1989 until January 1992 and, before that, for 18 years as a member of the United States House of Representatives. Mr. Kemp is also a director of Oracle Corporation, American Bankers Insurance Group, Inc., Carson, Inc., a manufacturer and marketer of personal care products, Everen Capital Corporation, a securities firm, and The Sports Authority, Inc., a sporting goods retailer.

     Theodore J. Leonsis has been a director of Proxicom since January 1999. In March 1999, Mr. Leonsis was appointed President, Interactive Properties Group of America Online, Inc. From November 1996 to March 1999, Mr. Leonsis was President of America Online Studios, a division of America Online, Inc. Prior to that, Mr. Leonsis was President of America Online Services Company, also a division of America Online, Inc. from 1994 to 1996. Mr. Leonsis was previously Chief Executive Officer of Redgate Communications Corporation, a media marketing company which was founded in 1987 and sold to America Online, Inc. in 1994. Mr. Leonsis is also a director of U.S.A. Floral Products, Inc., a floral retailer, and Preview Travel, Inc., an Internet travel company.

     John A. McKinley, Jr. has been a director of Proxicom since January 1997. Mr. McKinley has been Senior Vice President, Chief Technology Officer of Merrill Lynch & Co., Inc. since October 1998. Prior to that, from 1995 to 1998, Mr. McKinley was the Chief Technology and Information Officer for GE Capital Corporation. From February 1982 until January 1995, Mr. McKinley held various positions with Ernst & Young LLP, where he was most recently a partner concentrating in the financial services and airline industries.

     Mario M. Morino has been a director of Proxicom since January 1997. Mr. Morino is an investor in and adviser to various firms in the information technology sector. Mr. Morino was co-founder and Vice Chairman of Legent Corporation until his retirement in September 1992.

BOARD COMMITTEES

     The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters. These matters include the selection of Proxicom's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of Proxicom's independent auditors and Proxicom's accounting practices. The audit committee consists of Messrs. Hodgson and McKinley.

     The compensation committee determines the salaries and incentive compensation of Proxicom's officers and provides recommendations for the salaries and incentive compensation of other employees and consultants. The compensation committee also administers Proxicom's various incentive compensation, stock and benefit plans. The compensation committee consists of Messrs. Hodgson, Leonsis and Morino.

DIRECTOR COMPENSATION

     Proxicom does not currently compensate its directors who are also employees of Proxicom. Each non-employee director currently receives $1,500 of cash compensation and is reimbursed for reasonable travel expenses for each board meeting attended. For a description of the 1997 Stock Option Plan for Non-Employee Directors, see "-- Stock Plans."

SEVERANCE AGREEMENTS

     On February 16, 1999, Christopher Capuano, Larry D. Clark and Kenneth J. Tarpey each entered into severance agreements with Proxicom. These agreements provide that, in the event of termination, each of Messrs. Capuano, Clark and Tarpey are to receive severance payments from Proxicom for services previously rendered. These payments are to include the following amounts: (1) any compensation accrued by the employee, but not yet paid by Proxicom, including any unpaid salary, a pro rata portion of the employee's annual bonus and any accrued vacation pay and (2) one year of the employee's salary and annual bonus. Proxicom will also continue for a period of one year or such longer period as may be required by law to provide benefits to the employee at least equal to those that would have been provided to him had his employment not been terminated. Messrs. Capuano, Clark and Tarpey are entitled to these payments and benefits if (1) they are terminated other than for cause or (2) they terminate their employment for good reason, as defined in the agreement, following a change in control.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or earned by Proxicom's Chief Executive Officer and all other executive officers whose salary and bonus for services rendered in all capacities to Proxicom for the fiscal year ended December 31, 1998 exceeded $100,000. We will use the term "named executive officers" to refer to these people later in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                                                           AWARDS
                                                                   ----------------------
                                       ANNUAL COMPENSATION               SECURITIES
                                  -----------------------------          UNDERLYING
NAME AND PRINCIPAL POSITION(S)     SALARY      BONUS      OTHER         OPTIONS/SARS
------------------------------    --------    --------    -----         ------------
Raul J. Fernandez.............    $185,742    $     --    $720(1)              --
  Chairman, Chief Executive
     Officer
     and President
Larry D. Clark................     262,990     113,836      --            300,000
  Senior Vice President,
     Services
Christopher Capuano...........     166,300      41,450      --             25,000
  Vice President, General
     Counsel and Secretary
Kenneth J. Tarpey.............     154,553      44,250      --             50,000
  Senior Vice President, Chief
     Financial Officer and
     Treasurer

-------------------------
(1) Pertains to an automobile allowance.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table summarizes the options granted to each of Proxicom's named executive officers during the fiscal year ended December 31, 1998.

                                             INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE
                            ---------------------------------------------------     VALUE AT ASSUMED
                            NUMBER OF      PERCENT OF                             ANNUAL RATES OF STOCK
                            SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION
                            UNDERLYING     GRANTED TO                              FOR OPTION TERM(1)
                             OPTIONS       EMPLOYEES      EXERCISE   EXPIRATION   ---------------------
NAME                         GRANTED     IN FISCAL YEAR   PRICE(2)      DATE         5%         10%
----                        ----------   --------------   --------   ----------   --------   ----------
Larry D. Clark............   300,000          13.5%        $4.77      3/30/08     $899,948   $2,280,645
Christopher Capuano.......    25,000           1.1          4.77      1/23/08       74,996      190,054
Kenneth J. Tarpey.........    50,000           2.2          7.00       4/1/08      220,113      557,810

-------------------------
(1) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Assumed stock price appreciation of 5% and 10% is based on the fair value at the time of the grant.

(2) The exercise price equals the fair market value of the common stock as of the grant date as determined by the board of directors.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

     The following table presents information with respect to stock options owned by the named executive officers at December 31, 1998 and with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 1998.

                                       NUMBER OF SECURITIES
                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                         DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                    ---------------------------   ---------------------------
NAME                                EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   -------------   -----------   -------------
Larry D. Clark...................         --         300,000             --      $1,869,000
Christopher Capuano..............     20,000          55,000        149,650         373,700
Kenneth J. Tarpey................     25,000         125,000        170,750         712,250

-------------------------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values have been calculated on the basis of the assumed initial public offering price of $11.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

STOCK PLANS

     1996 Stock Option Plan. The 1996 Stock Option Plan provides for the grant of options and other stock-based compensation to employees, directors, officers and consultants of Proxicom. There are 7,000,000 shares of common stock reserved for issuance under this plan. As of March 26, 1999 there were options to purchase or rights to receive 4,790,680 shares of common stock at a weighted average exercise price of $7.77 per share outstanding under this plan. Options granted under this plan typically vest over time, subject to acceleration in the event of a change of control of Proxicom. No option granted under this plan is exercisable after the tenth anniversary of the option's date of grant.

     1997 Stock Option Plan for Non-Employee Directors. The 1997 Stock Option Plan for Non-Employee Directors provides for automatic grants of stock options to eligible non-employee directors. There are 350,000 shares of common stock reserved for issuance under this plan. As of March 26, 1999, there were options to purchase 186,667 of these shares at a weighted average price of $5.26 per share outstanding under this plan. Under the Directors Plan, each non-employee director is granted an option to purchase 35,000 shares of common stock upon first election to the board. Each non-employee director is also granted an additional option to purchase 35,000 shares of common stock upon reelection to the board. See "-- Director Compensation." Options granted under this plan before December 15, 1998 vest over three years, subject to acceleration in the event of a change of control of Proxicom. Options granted after December 15, 1998 vest on the date of grant. No option granted under this plan is exercisable after the tenth anniversary of the option's date of grant.

     Employee Stock Purchase Plan. Proxicom's Employee Stock Purchase Plan provides for the issuance of 1,000,000 shares of common stock. All Proxicom employees whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the Stock Purchase Plan, provided that any employee who would own five percent or more of the total combined voting power or value of Proxicom's stock immediately after any grant is not eligible to participate. Eligible employees must authorize Proxicom to deduct an amount from their pay during offering periods established by the compensation committee. Common stock may be purchased at not less than 85% of the lesser of the market price of the common stock on the first or last business day of each offering period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For more information about transactions and relationships between Proxicom and Messrs. Hodgson, Leonsis and Morino, you should see the "-- Executive Officers and Directors" and "Certain Transactions" subsections of this prospectus.

                              CERTAIN TRANSACTIONS

STOCK PURCHASE AGREEMENTS AND RELATED MATTERS

     Series A Purchase Agreement. On August 30, 1996, Proxicom sold the following numbers of shares of Series A convertible preferred stock to the following purchasers at a price of $3.27 per share.


General Atlantic Partners 34, L.P. .........................    1,389,218
GAP Coinvestment Partners, L.P. ............................      240,751


At the same time, Proxicom also granted General Atlantic Partners 34 and GAP Coinvestment warrants exercisable for 861,834 shares and 149,544 shares, respectively, of Series A preferred stock, or common stock in the event of an initial public offering of securities, at an exercise price of $7.91 per share. In this transaction, Proxicom repurchased from Mr. Fernandez, Proxicom's Chairman, President and Chief Executive Officer, 100,917 shares of common stock at a price of $3.27 per share. In addition, Proxicom, General Atlantic Partners 34, GAP Coinvestment and Mr. Fernandez entered into a stockholders agreement and a registration rights agreement. See "-- Stockholders Agreement" and "-- Registration Rights Agreement." Under the terms of the Series A preferred stock, Mr. Hodgson was elected to the board of directors. See "Management." In January 1998, General Atlantic Partners 34 and GAP Coinvestment converted 347,311 shares and 60,189 shares of Series A preferred stock, respectively, into an equivalent number of shares of common stock. General Atlantic Partners 34 and GAP Coinvestment have executed an irrevocable commitment to exercise their warrants immediately prior to completion of this offering.

     Series B Purchase Agreement. On February 20, 1997, Proxicom sold the following numbers of shares of Series B convertible preferred stock to the following purchasers at a price of $4.17 per share.


General Atlantic Partners 34, L.P. .........................     81,535
GAP Coinvestment Partners, L.P. ............................     14,388
FBR Technology Venture Partners L.P. .......................     23,981
The Mario M. Morino Trust...................................    239,808


In this transaction, Proxicom repurchased from Mr. Fernandez 359,712 shares of common stock at a price of $4.17 per share. Also, FBR Technology Venture Partners and the Morino Trust became parties to the above referenced stockholders agreement and registration rights agreement. See "-- Stockholders Agreement" and "-- Registration Rights Agreement." Under the stockholders agreement's terms, Mr. Morino was elected to the board of directors. See "Management."

     Series C Purchase Agreement. On November 24, 1997, Proxicom sold 419,302 shares of Proxicom Series C convertible preferred stock to GE Capital Corporation at a price of $4.77 per share. In this transaction, GE Capital became a party to the above referenced stockholders agreement and the registration rights agreement. See "-- Stockholders Agreement" and "-- Registration Rights Agreement."

     During the fiscal years ended December 31, 1996, 1997 and 1998, GE Capital paid Proxicom approximately $463,000, $1,056,000 and $775,000 for Internet professional services. Proxicom expects to continue to provide Internet professional services to GE Capital.

     Series D Purchase Agreement. On February 1, 1999, Proxicom sold the following number of shares of Series D convertible preferred stock to the following purchasers at a purchase price of $6.00 per share.

Jack Kemp...................................................     16,373
Theodore Leonsis............................................     43,660
John McKinley...............................................     43,660
General Atlantic Partners 52, L.P. .........................    628,850
GAP Coinvestment Partners II, L.P. .........................    141,571
The Mario M. Morino Trust...................................     54,575
GE Capital Equity Investments, Inc. ........................    250,350
The Washington Post Company.................................     39,294

In this transaction, all new investors became parties to the stockholders agreement and the registration rights agreement. See "-- Stockholders Agreement" and "-- Registration Rights Agreement." Also, simultaneously with this transaction, Messrs. Fernandez, Hoenigman and McDonald and Ms. Wong sold a total of 698,667 shares of common stock to the purchasers of the Series D preferred stock for aggregate consideration of $4.2 million.

     Stockholders Agreement. Proxicom, Messrs. Fernandez, Hoenigman and McDonald, Ms. Wong each of the preferred stockholders and the former stockholders of ad hoc Interactive, Inc. are parties to a stockholders agreement. The stockholders agreement contains arrangements with respect to voting, rights of first refusal and "tag-along" rights, as well as other agreements relating to corporate governance. The stockholders agreement will terminate by its terms immediately prior to the closing of this offering.

REGISTRATION RIGHTS AGREEMENT

     Proxicom has a registration rights agreement with Messrs. Fernandez, Hoenigman and McDonald, Ms. Wong, the former stockholders of ad hoc Interactive, Inc. and each of the preferred stockholders. The stockholder parties to this agreement own beneficially an aggregate of 19,056,133 shares of common stock. After this offering closes, General Atlantic Partners 34 and 52, GAP Coinvestment and GAP Coinvestment II will be entitled to one demand registration right under the Securities Act, subject to limitations. This means they can demand that Proxicom register the sale of shares. In addition, all stockholder parties will be entitled to piggyback registration rights as to the registration of the sale of their shares of common stock under the Securities Act. In the event that Proxicom proposes to register any shares of its common stock under the Securities Act, either for its account or for the account of other security holders, the holders of shares to be registered are entitled to receive notice of the registration and are entitled to include their shares in it. The underwriters of an offering can limit the number of shares of common stock held by security holders with registration rights to be included in the registration.

OTHER TRANSACTIONS

     In December 1995, Proxicom loaned $155,000 to a partnership owned by Mr. Fernandez. The partnership purchased computer equipment with the borrowed funds and leased the equipment to Proxicom. The partnership ceased operations in 1997 and all assets and liabilities of the partnership were transferred to Proxicom at book value of approximately $90,000.

     In February 1997, Proxicom leased approximately 65,000 square feet of office space in Reston, VA. The lessor is 11600 Sunrise Limited Partnership, a limited partnership of which Mario M. Morino, a Proxicom director and stockholder, is the general partner. The lease term commenced on July 1, 1997 and has a seven-year term. Lease payments totaled approximately $331,000 for 1997 and $864,000 for 1998 and will increase at an annual rate of 3%.

     We believe that all transactions disclosed above were made on terms no less favorable to Proxicom than would have been obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table presents information regarding the beneficial ownership of common stock as of March 26, 1999 and as adjusted to reflect the sale of common stock in this offering by:

     - each person (or group of affiliated persons) who is the beneficial owner of more than 5% of the outstanding common stock;

     -  each of the named executive officers;

     -  each Proxicom director;

     -  all of the executive officers and directors as a group; and

     -  each selling stockholder.

     The persons named in this table have sole voting power for all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after March 26, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

     The "Beneficial Ownership After the Offering" share numbers and percentages assume that the option granted to the underwriters to purchase additional shares is not exercised.

                                  BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                  PRIOR TO THE OFFERING                   AFTER THE OFFERING
                                 -----------------------     SHARES     -----------------------
NAME                               NUMBER     PERCENTAGE   TO BE SOLD     NUMBER     PERCENTAGE
----                             ----------   ----------   ----------   ----------   ----------
Raul J. Fernandez..............   8,101,759      41.0%             --    8,101,759      34.1%
General Atlantic Partners,
  LLC(1).......................   3,913,664      19.8              --    3,913,664      16.5
Vincent Hoenigman(2)...........   1,446,494       7.7         250,000    1,196,494       5.0
Scott McDonald(3)..............   1,377,983       7.0         200,000    1,177,983       5.0
Carsten Sorensen(4)............     262,537       1.3          50,000      212,537         *
Christopher Capuano............      56,250         *              --       56,250         *
Larry D. Clark(5)..............      75,000         *              --       75,000         *
Kenneth J. Tarpey(6)...........      65,500         *              --       65,500         *
David C. Hodgson(1)(7).........   3,936,998      19.9              --    3,936,998      16.6
Jack Kemp(8)...................      48,334         *              --       48,344         *
Theodore J. Leonsis(9).........     101,667         *              --      101,667         *
John A. McKinley, Jr.(10)......      90,001         *              --       90,001         *
Mario M. Morino(11)............     346,475       1.8              --      346,475       1.5
Brenda A. Wong(12).............   1,730,820       8.8              --    1,730,820       7.3
All executive officers and
  directors as a group (11
  persons).....................  14,552,804      72.9              --   14,552,804      60.7

-------------------------

* Less than 1% of the outstanding shares.

(1) General Atlantic Partners 34 holds 1,041,907 shares of Series A preferred stock, 81,535 shares of Series B preferred stock, 347,311 shares of common stock and a warrant to purchase 861,834 shares of Series A preferred stock. GAP Coinvestment holds 180,562 shares of Series A preferred stock, 14,388 shares of Series B preferred stock, 60,189 shares of common stock and a warrant to purchase 149,544 shares of Series A preferred stock. Immediately before this offering closes, the warrants will be exercised for shares of preferred stock, which shares will convert into shares of common stock when this offering closes. General Atlantic Partners 52 holds 628,850 shares of Series D preferred stock and 331,372 shares of common stock. GAP Coinvestment II holds 141,571 shares of Series D preferred stock and 74,601 shares of common stock. The general partner of General Atlantic Partners 34 and General Atlantic Partners 52 is GAP, LLC, a Delaware limited liability company. The managing members of GAP LLC are also the general partners of GAP Coinvestment and GAP Coinvestment II. Mr. Hodgson is a managing member of GAP LLC. Mr. Hodgson is a general partner of GAP Coinvestment and GAP Coinvestment II. General Atlantic Partners 34, General Atlantic Partners 52, GAP Coinvestment, GAP Coinvestment II and GAP LLC, together, are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934. Mr. Hodgson disclaims beneficial ownership of the securities held by General Atlantic Partners 34, General Atlantic Partners 52, GAP Coinvestment and GAP Coinvestment II, except to the extent of his respective pecuniary interest in those entities. The address of GAP LLC and Mr. Hodgson is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, CT 06830.


(2) Includes 149,650 shares of common stock held in escrow over which Mr. Hoenigman has sole voting power. Mr. Hoenigman is an employee of Proxicom. His address is c/o Proxicom, Inc., 11600 Sunrise Valley Drive, Reston, VA 20191.

(3) Includes 171,099 shares of common stock held in escrow over which Mr. McDonald has sole voting power. Mr. McDonald is an employee of Proxicom. His address is c/o Proxicom, Inc., 11600 Sunrise Valley Drive, Reston, VA 20191.

(4) Represents shares of common stock issuable upon the exercise of stock options. Mr. Sorensen is an employee of Proxicom.

(5) Represents 75,000 shares of common stock issuable upon the exercise of stock options.

(6) Includes 12,500 shares of common stock issuable upon the exercise of stock options and 3,000 shares of common stock owned by members of Mr. Tarpey's immediate family.

(7) Includes all of the shares beneficially owned by GAP LLC and 23,334 shares of common stock issuable upon the exercise of stock options.

(8) Includes 23,334 shares of common stock issuable upon the exercise of stock options and 16,373 shares of Series D preferred stock.

(9) Includes 35,000 shares of common stock issuable upon the exercise of stock options and 43,660 shares of Series D preferred stock.

(10) Includes 23,334 shares of common stock issuable upon the exercise of stock options and 43,660 shares of Series D preferred stock.

(11) Represents (a) 239,808 shares of Series B preferred stock held by the Mario
     M. Morino Trust, (b) 54,575 shares of Series D preferred stock held by the Mario M. Morino Trust and (c) 23,334 shares of common stock issuable upon the exercise of stock options.

(12) Includes 178,082 shares of common stock held in escrow over which Ms. Wong has sole voting power.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the closing of the offering, Proxicom's authorized capital stock will consist of 100,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share.

COMMON STOCK

     As of March 26, 1999, there were 15,508,253 shares of common stock outstanding and held of record by 164 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the issuance of 4,000,000 shares of common stock by Proxicom in this offering and the conversion of the outstanding preferred stock and warrants there will be 23,739,447 shares of common stock outstanding upon completion of this offering.

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. As a result, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably, dividends, if any, as the board of directors may declare out of funds legally available, subject to any preferential dividend rights of any then-outstanding preferred stock. Upon the liquidation, dissolution or winding up of Proxicom, the holders of common stock are entitled to receive ratably the net assets of Proxicom available after the payment of all debts and other liabilities and subject to the prior rights of any then-outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by Proxicom in the offering will be, when issued in consideration for payment, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Proxicom may designate and issue in the future. See "-- Preferred Stock."

PREFERRED STOCK

     As of March 26, 1999, Proxicom had outstanding an aggregate of 3,219,816 shares of preferred stock, consisting of 1,222,469 shares of Series A convertible preferred stock, 359,712 shares of Series B convertible preferred stock, 419,302 shares of Series C convertible preferred stock and 1,218,333 shares of Series D convertible preferred stock. All of these shares will automatically convert to common stock, on a one share for one share basis, immediately prior to this offering's closing.

     Following the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualification, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series. As of the closing of this offering, no shares of preferred stock will be outstanding. Although the ability of the board of directors to designate and issue preferred stock could provide flexibility in possible acquisitions or other corporate purposes, issuance of preferred stock may have adverse effects on the holders of common stock. The effects include

     - restrictions on dividends on the common stock if dividends on the preferred stock have not been paid;

     - dilution of voting power of the common stock to the extent the preferred stock has voting rights; or

     - deferral of participation in Proxicom's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the preferred stock.

In addition, issuance of preferred stock could make it more difficult for a third party to acquire a majority of the outstanding voting stock and accordingly may be used as an "anti-takeover" device. The board of directors, however, currently does not contemplate the issuance of any preferred stock and is not aware of any pending transactions that would be affected by such issuance.

ANTI-TAKEOVER EFFECTS OF PROXICOM'S CERTIFICATE OF INCORPORATION AND BYLAWS AND PROVISIONS OF DELAWARE LAW

     Proxicom's certificate of incorporation and bylaws and provisions of Delaware corporate law may hinder or delay a third party's attempt to acquire Proxicom. They may also make it difficult for the stockholders to remove incumbent management.

     Classified Board of Directors; Removal; Vacancies. The certificate of incorporation divides the board of directors into three classes. The directors in each class serve three-year terms. The directors' terms are staggered by class. Proxicom's classified board of directors is intended to provide continuity and stability in the board of director's membership and policies. However, the classified board of directors makes it more difficult for stockholders to change the board of directors' composition quickly. Also, under the certificate of incorporation, directors may be removed only for cause by a two-thirds stockholder vote. In addition, a majority of the directors then in office can fill board vacancies and newly created directorships resulting from any increase in the size of the board of directors. This is true even if those directors do not constitute a quorum or if only one director is left in office. These provisions could prevent stockholders, including parties who want to take over or acquire Proxicom, from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

     Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. The bylaws will establish an advance notice procedure regarding nominations of directors by stockholders and other stockholder proposals. The advance notice procedure will not apply to nominations of directors by the board of directors. For matters a stockholder wishes to bring before an annual meeting of stockholders, the stockholder must deliver Proxicom notice not less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting of nominations and other business to be brought before a Proxicom annual meeting. The stockholder must put information in the notice regarding

     -  the stockholder and its holdings;

     -  the background of any nominee for director;

     - the written consent to being named as a nominee and to serving as a director if elected;

     -  any business desired to be brought before the meeting;

     -  the reasons for conducting the business at the meeting; and

     -  any material interest of the stockholder in the business proposed.

     At a special meeting of stockholders called to elect directors, stockholders can make a nomination only if they deliver to Proxicom a notice that complies with the above requirements to Proxicom no later than the tenth day following the day on which public announcement of the special meeting is made. The bylaws could preclude a nomination for the election of directors or the conduct of certain business at a particular meeting if the proper procedures are not followed. This may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Proxicom.

     Special Stockholders' Meetings. Proxicom's certificate of incorporation and bylaws will permit special meetings of the stockholders to be called only by the board of directors, the

Chairman, the Chief Executive Officer or the President or holders of at least 75% of Proxicom's securities that are outstanding and entitled to vote in an election of directors.

     Limitations on Stockholder Action by Written Consent. The certificate of incorporation will place limits on the stockholders' ability to act by written consent. Specifically, any action to be taken at a stockholders' meeting may be taken without a meeting only if consented to generally by stockholders having voting power of at least 75% of the voting power of all shares of each class or series entitled to vote on the action.

     Authorized But Unissued Shares. Proxicom without stockholder approval can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its certificate of incorporation, except as limited by Nasdaq rules. Proxicom could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Proxicom's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Proxicom by means of a proxy contest, tender offer, merger or otherwise.

     Section 203 of Delaware Law. After this offering is completed, Section 203 of the Delaware General Corporation Law will apply to Proxicom. This section will prohibit Proxicom from engaging in a "business combination" with an "interested stockholder." This restriction will apply for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers, (2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of Proxicom's voting stock. Section 203 could delay, defer or prevent a change in control of Proxicom. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The certificate of incorporation will provide that directors of Proxicom shall not be personally liable to Proxicom or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to Proxicom or its stockholders,
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under a provision of Delaware law relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock or (4) for any transaction from which the director derives an improper personal benefit. As a result of this provision, Proxicom and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

     The bylaws will provide for the indemnification of directors and officers and any person who is or was serving at the request of Proxicom as a director, officer, employee, partner or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise to the fullest extent authorized by, and subject to the conditions set forth in, the Delaware General Corporation Law against all expenses, liabilities and losses. The indemnification provided under the bylaws will include the right to be paid by Proxicom the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is the Bank of New York.

LISTING

     We have applied to have our common stock listed on the Nasdaq National Market under the trading symbol "PXCM."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect our common stock's prevailing market price. Upon completion of this offering, we will have outstanding an aggregate of 23,739,447 shares of our common stock, assuming no exercise of the underwriters over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by "affiliates" of Proxicom as that term is defined in Rule 144 under the Securities Act.

     The remaining 19,239,447 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Securities Act Rule 144 or 701. We summarize these two rules below. The provisions of Rules 144 and 701 provide that the restricted securities will be available for sale in the public market on the date which is one year from the date they were issued, subject to the volume limitations and other conditions of Rule 144.

LOCK-UP AGREEMENTS

     All of Proxicom's officers and directors, and several of its stockholders, who will own an aggregate of 19,769,412 shares (of which 1,380,454 shares are issuable upon the exercise of options) of common stock after this offering closes, have signed lock-up agreements. Under these agreements, they agreed, among other things, not to transfer or dispose of any shares of common stock, or any securities convertible into shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of BT Alex. Brown Incorporated. This consent may be given at any time without public notice.

RULE 144

     Under Rule 144, 12,156,044 shares of common stock will be freely tradable 90 days after this offering closes. Of these shares of common stock, 11,507,439 shares are subject to lock-up agreements. In general, under Rule 144, beginning 90 days after the closing of this offering, a person who has owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - one percent of the number of shares of common stock then outstanding, which will equal approximately 237,394 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Proxicom.

     Under Rule 144(k), 23,981 shares of common stock will be freely tradable after this offering closes. None of these shares of common stock are subject to lock-up agreements. Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "Rule 144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     A total of 5,185,662 shares of common stock have been issued or are issuable upon the exercise of options. All of these shares, subject to option vesting, will be eligible for sale in reliance on Rule 701 beginning 90 days after the closing of this offering. Of these shares of common stock, 1,380,454 are subject to lock-up agreements. In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who has purchased shares from us in connection with a compensatory plan or other agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     Upon completion of this offering, Proxicom stockholders, who will own an aggregate of 19,056,133 shares of common stock, will have registration rights as to their shares. Of these shares of common stock, 17,958,048 shares are subject to lock-up agreements. GAP 34, GAP 52, GAP Coinvestment and GAP Coinvestment II, who will own an aggregate of 3,913,664 shares of our common stock, or their transferees, will be entitled to demand that Proxicom register their shares. In addition, all of the Proxicom stockholders who have registration rights are entitled to piggyback registration. See "Certain Transactions -- Registration Rights Agreement." After registration, these shares will be freely tradable without restriction under the Securities Act, unless the shares are purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

STOCK PLANS

     As soon as practicable after this offering, we intend to file a registration statement under the Securities Act covering 8,350,000 shares of common stock reserved for issuance under our stock plans. As of March 26, 1999, options to purchase 4,977,347 shares of common stock were outstanding. The registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market shortly after this offering closes, and in the case of our officers, directors and stockholders who have entered into lock-up agreements, after the 180-day lock-up agreements expire.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement dated the date hereof, the underwriters named below, through their representatives BT Alex. Brown Incorporated, Prudential Securities Incorporated, Thomas Weisel Partners LLC and Friedman, Billings, Ramsey & Co., Inc., have severally agreed to purchase from Proxicom and the selling stockholders the following respective numbers of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
BT Alex. Brown Incorporated.................................
Prudential Securities Incorporated..........................
Thomas Weisel Partners LLC..................................
Friedman, Billings, Ramsey & Co., Inc. .....................
                                                              ---------

          Total.............................................  4,500,000
                                                              =========

     The underwriters are obligated to purchase all of the shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any such shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to some dealers at a price that represents a concession not in excess of $
per share under the public offering price. The underwriters may allow, and such
dealers may re-allow, a concession not in excess of $     per share to other
dealers. After the initial offering, the offering price and other selling terms may be changed by the representatives of the underwriters.

     Proxicom has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise such options, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to 675,000. Proxicom will be obligated, pursuant to the option, to sell such shares to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer additional shares on the same terms as those on which the shares are being offered.

     The following table summarizes the compensation to be paid to the underwriters by the Proxicom and the selling stockholders, and the expenses payable by Proxicom.

                                                                             TOTAL
                                                                --------------------------------
                                                                   WITHOUT             WITH
                                                   PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                   ---------    --------------    --------------
Underwriting Discounts and Commissions paid by
  Proxicom.......................................
Expenses payable by Proxicom.....................
Underwriting Discounts and Commissions paid by
  selling stockholders...........................

     At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares of the common stock offered hereby for purchase by our directors, officers and employees and their business associates and related persons. The number of shares of our common stock offered to the public will be reduced to the extent these persons purchase such reserved shares. The underwriters will offer to the public on the same basis as the other shares offered hereby any reserved shares which are not so purchased by these persons.

     Proxicom has agreed to indemnify the underwriters against liabilities in connection with this offering, including liabilities under the Securities Act.

     Each of Proxicom's officers and directors and Proxicom's larger stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of, any common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of BT Alex. Brown Incorporated. This consent may be given at any time without public notice.

     Proxicom has entered into a similar agreement, except that we may issue, and grant options or warrants to purchase, shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, pursuant to the exercise of outstanding options and warrants and our issuance of options and stock granted under the existing stock option and stock purchase plans.

     The representatives of the underwriters have advised Proxicom that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the common stock for their own account. Additionally, to cover such over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Finally, the representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has co-managed 15 public offerings of equity securities and has acted as an underwriter in an additional five public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or controlling persons, except that Jack Kemp is a member of Proxicom's board of directors and a member of the advisory board of Thomas Weisel Partners and except with respect to the contractual relationship created by the underwriting agreement.

     FBR Technology Venture Partners L.P., an affiliate of Friedman, Billings, Ramsey & Co., Inc., owns 23,981 shares of Series B preferred stock.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be negotiated among Proxicom, the selling stockholders and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be:

     - the history and prospects of Proxicom's business and the industry in which it competes;

     - an assessment of Proxicom's management and the present state of Proxicom's development;

     - prevailing market conditions in the U.S. economy and the industry in which Proxicom competes;

     - Proxicom's revenues, operating cash flow and earnings in recent periods;

     - the market capitalizations and stages of development of other companies which the representatives of the underwriters believe to be comparable to Proxicom; and

     - estimates of Proxicom's business potential.

                                 LEGAL MATTERS

     The validity of the shares of common stock being offered hereby and other legal matters will be passed upon for Proxicom by Hogan & Hartson L.L.P., Washington, D.C. Legal matters in connection with the offering will be passed upon for the underwriters by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1. It includes exhibits and schedules. This prospectus is part of the registration statement. It does not contain all of the information that is in the registration statement. The registration statement contains more information about Proxicom and the common stock. Statements contained in this prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries which disclose the material terms of such documents. Each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You may read and copy all or any portion of the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room's operations. The registration statement is also available to you on the SEC's Internet site (http://www.sec.gov). We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets.................................   F-3
Consolidated Statements of Operations.......................   F-4
Consolidated Statements of Changes in Stockholders'
  Equity....................................................   F-5
Consolidated Statements of Cash Flows.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Proxicom, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Proxicom, Inc. (the "Company") and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 2, on March 26, 1999, Proxicom, Inc. merged with ad hoc Interactive, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of Proxicom, Inc. with ad hoc Interactive, Inc.

     In our opinion, based upon our audits, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Proxicom, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

McLean, Virginia

February 5, 1999,
except as to the pooling of interests with ad hoc Interactive, Inc. which is as of March 26, 1999

                                 PROXICOM, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                 DECEMBER 31,        EQUITY AT
                                                              ------------------   DECEMBER 31,
                                                               1997       1998         1998
                                                              -------   --------   -------------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,343   $  2,482
  Investments...............................................    1,101        278
  Accounts receivable, net of allowance of $626 and $500,
    respectively............................................    7,747      9,613
  Unbilled services.........................................    1,369      4,259
  Prepaid income taxes......................................      207        130
  Prepaid expenses..........................................      305        402
  Other current assets......................................      169        297
                                                              -------   --------
    Total current assets....................................   13,241     17,461
Property and equipment, net.................................    2,572      2,858
Deferred tax assets and other...............................      284      1,758
                                                              -------   --------
    Total assets............................................  $16,097   $ 22,077
                                                              =======   ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit...........................................  $   264   $  5,436
  Trade accounts payable....................................    1,245        639
  Accrued compensation......................................    1,404      3,714
  Deferred revenue..........................................    1,147      1,356
  Deferred tax liabilities..................................      616      1,423
  Note payable..............................................       --      1,400
  Other accrued liabilities.................................    1,045      1,113
                                                              -------   --------
    Total current liabilities...............................    5,721     15,081
                                                              -------   --------
Commitments and contingencies (Note 14)

STOCKHOLDERS' EQUITY:
    Series A convertible preferred stock, $.01 par value;
       2,641,347 shares authorized; 1,629,969 shares issued
       and outstanding at December 31, 1996 and 1997;
       1,629,969 shares issued and 1,222,469 shares
       outstanding at December 31, 1998.....................       16         12           --
    Series B convertible preferred stock, $.01 par value;
       359,712 shares authorized, issued and outstanding at
       December 31, 1997 and 1998...........................        4          4           --
    Series C convertible preferred stock, $.01 par value;
       419,302 shares authorized, issued and outstanding at
       December 31, 1997 and 1998...........................        4          4           --
  Common stock, $.01 par value, 20,000,000 shares
    authorized; 13,026,801 shares and 14,609,997 shares
    issued at December 31, 1997 and 1998, respectively;
    12,566,172 and 14,556,868 shares outstanding at December
    31, 1997 and 1998, respectively.........................      130        146          166
  Additional paid-in capital................................    8,794     25,229       25,229
  Retained earnings (deficit)...............................    3,255    (18,180)     (18,180)
  Comprehensive income......................................        3          3            3
  Treasury stock............................................   (1,830)      (222)        (222)
                                                              -------   --------      -------
    Total stockholders' equity..............................   10,376      6,996        6,996
                                                              -------   --------      -------
    Total liabilities and stockholders' equity..............  $16,097   $ 22,077
                                                              =======   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
Revenue..................................................    $12,431    $27,356    $ 42,405
Cost of revenue..........................................      4,756     12,077      23,862
                                                             -------    -------    --------
Gross profit.............................................      7,675     15,279      18,543
                                                             -------    -------    --------
Operating expenses:
  General and administrative.............................      5,405      9,664      15,325
  Selling and marketing..................................        652      1,711       2,896
  Research and development...............................        404        961         692
  Acquisition and merger costs...........................         --         --       2,886
  Stock-based and other compensation.....................         --         --      18,175
                                                             -------    -------    --------
     Total...............................................      6,461     12,336      39,974
                                                             -------    -------    --------
Income (loss) from operations............................      1,214      2,943     (21,431)
Interest income (expense), net...........................         55         80        (111)
                                                             -------    -------    --------
Income (loss) before income taxes........................      1,269      3,023     (21,542)
Income tax provision (benefit)...........................        185        330        (900)
                                                             -------    -------    --------
Net income (loss)........................................    $ 1,084    $ 2,693    $(20,642)
                                                             =======    =======    ========
Basic net income (loss) per common share.................    $  0.08    $  0.21    $  (1.50)
                                                             =======    =======    ========
Diluted net income (loss) per common share...............    $  0.08    $  0.16    $  (1.50)
                                                             =======    =======    ========
Weighted average common shares outstanding...............     12,993     12,626      13,762
                                                             =======    =======    ========
Weighted average common shares and common share
  equivalents............................................     13,536     16,333      13,762
                                                             =======    =======    ========
Unaudited pro forma data (Note 3):
  Basic net loss per common share........................                          $  (1.31)
                                                                                   ========
  Diluted net loss per common share......................                          $  (1.31)
                                                                                   ========
  Weighted average common shares outstanding.............                            15,763
                                                                                   ========
  Weighted average common shares and common share
     equivalents.........................................                            15,763
                                                                                   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (dollars in thousands)

                                                                                   UNREALIZED
                                                                                      GAIN
                              COMMON STOCK        PREFERRED STOCK     ADDITIONAL     (LOSS)       TREASURY STOCK     RETAINED
                           -------------------   ------------------    PAID-IN         ON       ------------------   EARNINGS
                             SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     SECURITIES    SHARES    AMOUNT    (DEFICIT)
                           ----------   ------   ---------   ------   ----------   ----------   --------   -------   ---------
Balance at December 31,
 1995....................  12,491,802    $125           --    $--      $    --        $--             --   $    --   $    986
Issuance of preferred
 Series A and warrants...          --      --    1,629,969     16        5,314         --             --        --         --
Capitalization of Square
 Earth, Inc..............     534,999       5           --     --           17         --             --        --         (8)
Treasury stock
 acquired................          --      --           --     --           --         --        100,917      (330)        --
Comprehensive income
 (loss)..................          --      --           --     --           --         (4)            --        --         --
Net income...............          --      --           --     --           --         --             --        --      1,084
Distributions............          --      --           --     --           --         --             --        --       (120)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1996....................  13,026,801     130    1,629,969     16        5,331         (4)       100,917      (330)     1,942
Issuance of preferred
 Series B................          --      --      359,712      4        1,496         --             --        --         --
Treasury stock
 acquired................          --      --           --     --           --         --        359,712    (1,500)        --
Issuance of preferred
 Series C................          --      --      419,302      4        1,967         --             --        --         --
Comprehensive income.....          --      --           --     --           --          7             --        --         --
Net income...............          --      --           --     --           --         --             --        --      2,693
Subchapter S Corporation
 distributions...........          --      --           --     --           --         --             --        --     (1,380)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1997....................  13,026,801     130    2,408,983     24        8,794          3        460,629    (1,830)     3,255
Conversion of preferred
 Series A................          --      --     (407,500)    (4)      (1,604)        --       (407,500)    1,608         --
Exercise of stock
 options.................      86,702       1           --     --          302         --             --        --         --
Subchapter S Corporation
 distributions...........          --      --           --     --           --         --             --        --       (793)
Stock-based
 compensation............   1,496,494      15           --     --       17,956         --             --        --         --
Unearned stock-based
 compensation............          --      --           --     --         (219)        --             --        --         --
Net loss.................          --      --           --     --           --         --             --        --    (20,642)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1998....................  14,609,997    $146    2,001,483    $20      $25,229        $ 3         53,129   $  (222)  $(18,180)
                           ==========    ====    =========    ===      =======        ===       ========   =======   ========


                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                           -------------
Balance at December 31,
 1995....................    $  1,111
Issuance of preferred
 Series A and warrants...       5,330
Capitalization of Square
 Earth, Inc..............          14
Treasury stock
 acquired................        (330)
Comprehensive income
 (loss)..................          (4)
Net income...............       1,084
Distributions............        (120)
                             --------
Balance at December 31,
 1996....................       7,085
Issuance of preferred
 Series B................       1,500
Treasury stock
 acquired................      (1,500)
Issuance of preferred
 Series C................       1,971
Comprehensive income.....           7
Net income...............       2,693
Subchapter S Corporation
 distributions...........      (1,380)
                             --------
Balance at December 31,
 1997....................      10,376
Conversion of preferred
 Series A................          --
Exercise of stock
 options.................         303
Subchapter S Corporation
 distributions...........        (793)
Stock-based
 compensation............      17,971
Unearned stock-based
 compensation............        (219)
Net loss.................     (20,642)
                             --------
Balance at December 31,
 1998....................    $  6,996
                             ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996      1997       1998
                                                              -------   -------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 1,084   $ 2,693   $ (20,642)
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................      356       818       1,407
     Increase (decrease) in deferred income taxes...........       52       321        (667)
     Provision for stock compensation.......................       --       220      17,425
     Provision for doubtful accounts........................      225       389        (126)
     Changes in assets and liabilities:
       Increase in accounts receivable......................   (2,104)   (5,506)     (1,740)
       Increase in unbilled services........................     (383)     (649)     (2,890)
       (Increase) decrease in prepaid income taxes..........     (276)       77          77
       Increase in prepaid expenses.........................     (122)     (175)        (97)
       Increase in other assets.............................      (43)      (55)       (128)
       Increase (decrease) in trade accounts payable........      173       979        (606)
       (Decrease) increase in accrued compensation..........     (201)      769       2,310
       Increase in note payable.............................       --        --       1,400
       Increase in deferred revenue.........................      499       648         209
       Increase in other accrued liabilities................      255       722          68
                                                              -------   -------   ---------
          Net cash (used in) provided by operating
            activities......................................     (485)    1,251      (4,000)
                                                              -------   -------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (1,374)   (1,999)     (1,694)
  Purchases of investments..................................   (2,285)     (104)       (390)
  Sales of investments......................................       --     1,288       1,213
                                                              -------   -------   ---------
          Net cash used in investing activities.............   (3,659)     (815)       (871)
                                                              -------   -------   ---------
Cash flows from financing activities:
  Issuance of preferred stock and warrants, Series A........    5,330        --          --
  Issuance of preferred stock, Series B.....................       --     1,500          --
  Issuance of preferred stock, Series C.....................       --     1,971          --
  Issuance of common stock..................................       22        --          --
  Exercise of stock options.................................       --        --         631
  Purchase of treasury stock................................     (330)   (1,500)         --
  Borrowings under line of credit...........................    3,585     6,690      11,881
  Payments under line of credit.............................   (3,826)   (6,493)     (6,709)
  Subchapter S corporation distributions....................     (120)   (1,380)       (793)
  Decrease in due to majority stockholder...................     (200)       --          --
                                                              -------   -------   ---------
          Net cash provided by financing activities.........    4,461       788       5,010
                                                              -------   -------   ---------
Net increase in cash and cash equivalents...................      317     1,224         139
Cash and cash equivalents at beginning of period............      802     1,119       2,343
                                                              -------   -------   ---------
Cash and cash equivalents at end of period..................  $ 1,119   $ 2,343   $   2,482
                                                              =======   =======   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 PROXICOM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

     Proxicom, Inc. ("Proxicom") is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, Proxicom has focused exclusively on the Internet. Proxicom's Internet solutions include business to consumer electronic commerce Internet sites, business to business electronic commerce extranets, and company-specific intranets.

     In August 1996, Proxima, Inc. ("Proxima"), a Maryland corporation reincorporated as a Delaware corporation, through a merger transaction, changing its name to Proxicom, Inc.

     Renaissance Leasing Corp. ("Renaissance") was a partnership substantially owned by the majority stockholder of Proxicom. Renaissance purchased computer equipment with funds borrowed from Proxicom and leased all such assets to Proxicom. Renaissance ceased operations in 1997 and all assets and liabilities of Renaissance were transferred to Proxicom at book value of approximately $90,000. Proxicom and Renaissance were companies under common control and have been accounted for in a manner similar to a pooling of interests.

2.  MERGERS

     In August 1998, Proxicom completed a merger with IBIS Consulting, Inc. ("IBIS Consulting"), a Subchapter S Corporation incorporated during 1994, by exchanging 4,988,297 shares of Proxicom's common stock for all the common stock of IBIS Consulting. Each share of IBIS Consulting was exchanged for 0.2327868 shares of Proxicom common stock. In addition, outstanding IBIS Consulting employee stock options were converted at the same exchange factor into options to purchase 345,034 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and IBIS Consulting prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     Effective January 1, 1998, Proxicom completed a merger with Square Earth, Inc. ("Square Earth"), a Subchapter S Corporation incorporated during 1996, by exchanging 534,999 shares of its common stock for all the common stock of Square Earth. Each share of Square Earth was exchanged for 0.445833 shares of Proxicom common stock. In addition, outstanding Square Earth employee stock options were converted at the same exchange factor into options to purchase 41,474 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and Square Earth prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     Stand-alone financial information is shown in the following table.

                                           YEAR ENDED        SIX MONTHS
                                          DECEMBER 31,         ENDED
                                        -----------------     JUNE 30,
                                         1996      1997         1998
                                        ------    -------    ----------
                                                (IN THOUSANDS)
Revenue
  IBIS Consulting....................   $3,884    $10,170      $8,054
  Square Earth.......................      593      1,403           *
Net income (loss)
  IBIS Consulting....................   $  938    $ 2,078      $1,391
  Square Earth.......................      (95)         2           *

                                 PROXICOM, INC.

-------------------------

* Not applicable to reporting period.

     The IBIS Consulting and Square Earth mergers constituted tax-free reorganizations and have been accounted for as poolings of interests under Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of IBIS Consulting and Square Earth as though they had been a part of Proxicom since their inception.

     Proxicom incurred charges of approximately $2.9 million in 1998 for costs associated with the IBIS Consulting and Square Earth transactions. Those transaction costs related to professional fees and other direct expenses relating to the acquisitions.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results may differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts and balances of Proxicom, IBIS Consulting, Square Earth and Renaissance (hereafter collectively the "Company" or "Proxicom"). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Highly liquid investments having original maturities of 90 days or less at the date of acquisition are classified as cash equivalents. The carrying values of cash equivalents approximate fair values.

REVENUE RECOGNITION

     Revenue from Internet professional services are recognized based on the nature of the contract. Revenue from fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts is accounted for as time is incurred and billed. Net revenues exclude reimburseable expenses charged to clients.

     The Company periodically evaluates cost and revenue assumptions in fixed-price contracts. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Most contracts are cancellable by either the Company or the customer upon 30 days notice, with payment due for services completed through the date of termination. No significant losses have been incurred on cancelled contracts.

     Deferred revenue is recognized on fixed-price contracts to reflect billings in excess of revenue recognized under the percentage-of-completion method.

                                 PROXICOM, INC.

     Unbilled services on contracts are comprised of costs plus earnings in excess of contractual billings on such contracts. Billings in excess of cost plus earnings are classified as deferred revenue.

RESEARCH AND DEVELOPMENT EXPENSES FOR SOFTWARE PRODUCTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and prior to general release of the software. Based on the Company's development process, technological feasibility is established upon completion of a working model. The period between technological feasibility and general release is relatively short and the costs incurred during this period have been insignificant for capitalization.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized on a straight-line method over the shorter of the improvements' estimated useful lives or related remaining lease term. Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

INVESTMENTS

     The Company classifies its investments as available-for-sale as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as comprehensive income within stockholders' equity. Comprehensive income is not materially different from net income in any period presented.

INCOME TAXES

     The provision for income taxes is determined in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability approach. Under this approach, deferred taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. A new measurement date for purposes of determining compensation is established when there is a substantive change to the terms of an underlying option. See
Note 9.

BASIC AND DILUTED NET INCOME PER COMMON SHARE

     Basic net income per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per common share is based on

                                 PROXICOM, INC.

the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive. See Note 15.

     All per share amounts have been restated to reflect the re-incorporation discussed at Note 1 and the mergers of IBIS Consulting and Square Earth discussed at Note 2.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the Company's cash and cash equivalents, investments, accounts receivable, trade accounts payable and note payable approximate fair value due to the short maturity and ready liquidity of those instruments.

CONCENTRATION OF CREDIT RISK

     Revenue in the years ended 1996, 1997 and 1998 and receivables as of December 31, 1997 and 1998 were concentrated with four customers as follows (amounts represent percentage of total revenue and accounts receivable, respectively):

                                                                              ACCOUNTS
                                                           REVENUE           RECEIVABLE
                                                    ---------------------   -------------
                                                         YEAR ENDED
                                                        DECEMBER 31,        DECEMBER 31,
                                                    ---------------------   -------------
                                                    1996    1997    1998    1997    1998
                                                    -----   -----   -----   -----   -----
Customer A.......................................   14.4%   23.8%   14.7%   20.2%    7.8%
Customer B.......................................       *   10.1    13.7      3.8   13.7
Customer C.......................................   14.7        *       *       *       *
Customer D.......................................   13.5        *       *       *       *

-------------------------

* Represents less than 10% of total.

     The Company performs initial credit evaluations of its new customers and generally does not require collateral from its customers. The Company maintains an allowance for potential losses when identified.

RECENT ACCOUNTING PRONOUNCEMENTS

     During 1998, the Company adopted FAS 131, Disclosures About Segments of An Enterprise and Related Information. This Statement changes the way public companies report information about segments of their business in annual financial statements and requires disclosure of selected segment information. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company currently operates in one operating and geographic segment. The adoption of SFAS No. 131 does not have a material effect on the current reporting or disclosure requirements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year

                                 PROXICOM, INC.

ending December 31, 2000. The Company has no derivative or hedging activity in any of the periods presented.

PRO FORMA BALANCE SHEET, NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

     The pro forma stockholders' equity presents the effect of the automatic conversion of the preferred stock outstanding as of December 31, 1998, as described in Note 10, at the consummation of the public offering.

     As discussed in Note 2, the Company merged with IBIS Consulting and Square Earth during 1998, both previously Subchapter S Corporations. Pro forma net income (loss) assuming that IBIS Consulting and Square Earth were taxable entities during the periods presented is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1996      1997       1998
                                                              ------    ------    --------
                                                                     (IN THOUSANDS)
Income (loss) before income taxes...........................  $1,269    $3,023    $(21,542)
Pro forma income tax provision (benefit)....................     781     1,248        (900)
Pro forma net income (loss).................................     488     1,775     (20,642)

4.  INVESTMENTS

     The following is a summary of investments classified as current assets at December 31, 1998 (in thousands):

                                                            GROSS         GROSS
                                                          UNREALIZED    UNREALIZED     FAIR
                                                 COST       GAINS         LOSSES      VALUE
                                                ------    ----------    ----------    ------
DECEMBER 31, 1997
  U.S. Treasury securities and obligations
     of U.S. government agencies............    $1,098        $4           $(1)       $1,101
DECEMBER 31, 1998
  U.S. Treasury securities and obligations
     of U.S. government agencies............      $275        $3           $--        $  278

     The cost and fair value of available-for-sale securities by contractual maturity are as follows (in thousands):

                                                                           FAIR
                                                                 COST     VALUE
                                                                ------    ------
DECEMBER 31, 1997
  Due in one year or less...................................    $  501    $  501
  Due after one year through three years....................       597       600
                                                                ------    ------
                                                                $1,098    $1,101
                                                                ======    ======
DECEMBER 31, 1998
  Due in one year or less...................................    $  200    $  202
  Due after one year through three years....................        75        76
                                                                ------    ------
                                                                $  275    $  278
                                                                ======    ======

                                 PROXICOM, INC.

     The Company realized gains from the sales of investments of $2,000 and $9,000 for the years 1997 and 1998, respectively, and realized losses from the sales of investments of $2,000 in 1998.

5.  ACCOUNTS RECEIVABLE

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1997      1998
                                                                ------    -------
                                                                 (IN THOUSANDS)
Accounts receivable.........................................    $8,373    $10,113
Allowance for doubtful accounts.............................      (626)      (500)
                                                                ------    -------
Net accounts receivable.....................................    $7,747    $ 9,613
                                                                ======    =======

     No accounts receivable at December 31, 1998 or 1997 were the result of long-term contracts.

     The Company wrote off doubtful accounts of $59,000, $71,000 and $959,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

6.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1997      1998
                                                                ------    ------
                                                                 (IN THOUSANDS)
Computer equipment..........................................    $2,530    $3,304
Office and other equipment..................................       536       693
Purchased software..........................................       397       596
Leasehold improvements......................................       345       934
Automobile..................................................        26        --
                                                                ------    ------
                                                                 3,834     5,527
Less: Accumulated depreciation and amortization.............    (1,262)   (2,669)
                                                                ------    ------
Total property and equipment, net...........................    $2,572    $2,858
                                                                ======    ======

7.  LINES OF CREDIT

     At December 31, 1997, the Company had a $2.0 million revolving line of credit with a bank. Interest is payable monthly at the bank's prime rate plus 0.5% (9.00% at December 31, 1997). The line of credit is secured by substantially all of the Company's assets, and includes various customary financial and other covenants including maintenance of a minimum level of tangible net worth. No borrowings were outstanding under the line of credit as of December 31, 1997. There are no commitment fees under this line of credit.

     In February 1998, the Company increased the line of credit to $5.0 million and the bank decreased the interest rate to prime. All other material financial covenants remained unchanged. No borrowings were outstanding under this facility as of December 31, 1998.

     At December 31, 1997, Square Earth had a $350,000 line of credit with a bank. The line of credit included various customary financial and other covenants including maintenance of a minimum level of tangible net worth. Borrowings of $264,000 and $0 were outstanding under the line of credit as of December 31, 1997 and 1998, respectively.

                                 PROXICOM, INC.

     In July 1998, IBIS Consulting entered into a line of credit with a bank in the amount of $500,000. The line expires in August 1999. This line of credit replaced a previously existing $200,000 line of credit with the same bank. No borrowings were outstanding under this facility as of December 31, 1998.

     In October 1998, the Company entered into a $10.0 million revolving line of credit with a bank. All prior existing lines of credit were paid in full and terminated. The use of the line generally is restricted to working capital requirements and approved acquisitions as defined in the line of credit agreement. Interest on this line is payable on a monthly basis at a variable rate of LIBOR plus 2%. The line of credit is secured by the Company's consolidated real and personal property, including intellectual property rights and all cash and non-cash proceeds of these assets. Included in the line of credit are various customary financial and other covenants including maintenance of a minimum level of tangible net worth. The line of credit expires on August 31, 2000. At December 31, 1998, the Company has outstanding letters of credit of $205,000 which reduce amounts available under the line. Borrowings of $5.4 million and $4.4 million were outstanding and available, respectively, against the line as of December 31, 1998.

     Commitment fees of 0.25% paid on the unused line of credit during 1998 were not material. There were no commitment fees under the previous lines of credit for 1997 and 1998.

     Interest expense was $33,000, $94,000 and $227,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

8.  NOTE PAYABLE

     On August 10, 1998, the Company entered into a $1.4 million note payable with an investment banking firm in connection with professional services for the IBIS Consulting transaction. The note accrues interest at 7% per annum and matures in the earlier of August 21, 1999 or upon completion of an initial public offering. This unsecured note is subordinated only to the Company's senior bank facilities.

9.  STOCK OPTION PLANS

PROXICOM STOCK OPTION PLANS FOR EMPLOYEES AND NON-EMPLOYEES

     In 1996, Proxicom established a stock option plan (the "Plan") under which eligible employees and eligible non-employees may be granted options to purchase shares of the Company's common stock. The Plan provides for the issuance of a maximum of 4,150,000 shares of common stock. Under the Plan, the option purchase price for each grant is equal to the fair value of the common stock at the date of the grant as determined by the Board of Directors. Options granted under the plan generally vest ratably over a four-year period and expire 10 years from the date of the grant.

IBIS CONSULTING

     In January and August 1997, IBIS Consulting granted options to two key employees to purchase 1,759,031 shares with an exercise price of $0.219 per share. Options for 1,496,494 shares became exercisable upon grant, with the remaining 262,537 shares vesting over a two-year period commencing January 1, 1999. Under the terms of the option agreement, prior to the completion of an initial public offering or sale of IBIS Consulting, IBIS Consulting was required to repurchase and the employee was required to sell the shares or vested options upon

                                 PROXICOM, INC.

termination of employment, based on a pre-determined formula. After exercise, IBIS Consulting retained the right and obligation to reacquire the shares based on the formula price upon termination of the employee prior to the completion of an initial public offering or sale of IBIS Consulting.

     In July 1998, one employee exercised his option to acquire 1,496,494 shares. The employee paid IBIS Consulting $330,000 to exercise the options and received $275,000, less applicable taxes under a tax reimbursement cash bonus arrangement.

     The Company recognized compensation expense in 1997 and a liability related to both these options and the underlying cash bonus arrangement in the amount of $220,000.

     In January 1997, IBIS Consulting granted options to purchase 256,065 shares to another employee with an exercise price of $0.403 per share. These options were subject to a vesting schedule. Employment was terminated in 1997 and the unvested options lapsed upon termination.

     In January 1998, IBIS Consulting announced the grant of options under a 1998 plan and the conversion of options outstanding under the 1997 plan. In July 1998, IBIS Consulting granted such options to employees covering 82,497 shares with an exercise price of $4.72 per share. The options are subject to an 18-month vesting schedule. Concurrent with this 1998 option grant, the remaining 1997 options of 262,537 shares were converted to the 1998 Plan. IBIS Consulting's previous obligation to repurchase and the employees obligation to sell the vested options upon termination of employment was eliminated.

     In connection with the Company's merger with IBIS Consulting, the Company assumed all outstanding options to purchase shares of common stock of IBIS Consulting. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Plan.

SQUARE EARTH, INC.

     In connection with the Company's merger with Square Earth, the Company assumed all outstanding options to purchase shares of common stock of Square Earth. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Plan.

STOCK-BASED AND OTHER COMPENSATION

     In early 1997, prior to Proxicom's investment in IBIS Consulting, IBIS Consulting entered into an arrangement with an employee providing that individual with 1,496,494 fully vested stock options which were subject to certain conditions, including provisions requiring IBIS Consulting to buy back the common stock resulting from exercise of the options and requiring the employee to sell such shares to IBIS Consulting at a pre-determined formula upon termination of employment. The employee exercised these options in July 1998. Due to a change of control provision in the initial option agreement, concurrent to the merger of IBIS Consulting and Proxicom, the repurchase requirement on the stock and stock options was eliminated allowing the employees to freely trade the stock.

     As a consequence of the above change of control provision triggered by the merger, and the conversion of options from the 1997 plan to the 1998 plan, the Company recorded non-cash stock-based compensation of approximately $17.0 million equal to the difference between the pre-determined formula price and the then fair value of the underlying stock or stock options. As

                                 PROXICOM, INC.

the shares were fully vested, the compensation expense was recognized at the time of the merger.

     In connection with other stock option grants during the year ended December 31, 1998, the Company recognized additional stock-based compensation totaling $219,000, and deferred stock-based compensation which is being amortized through December 31, 1999, the 18-month vesting period of the related options. The Company did not recognize any amortization expense during the years ended December 31, 1996 and 1997.

PROXICOM STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In February 1997, the Company established a stock option plan for non-employee directors (the "Directors Plan") and has reserved 350,000 shares of common stock for issuance under the provisions of this plan. Options granted prior to December 15, 1998 generally vest over the three-year term as a director. Options under the Directors Plan issued subsequent to December 15, 1998 are expected to be issued on a fully vested basis. Options for 175,000 shares have been granted through December 31, 1998 under the Directors Plan.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO EMPLOYEES AND NON-EMPLOYEE DIRECTORS

     The Company accounts for its stock options issued to employees and non-employee directors in accordance with APB 25 under which compensation expense of $0, $220,000, and $17.2 million was recognized for the options granted in 1996, 1997 and 1998, respectively. The Company has provided additional pro forma disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

     For disclosure purposes, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted in 1996, 1997 and 1998: no annual dividends, expected volatility of 0.0%, risk-free interest rate ranging from 5.1% to 6.1% and expected life of one to four years. The weighted-average fair values of the stock options granted in 1996, 1997 and 1998 were $0.75, $3.18 and $1.21, respectively.

     Under the above model, the total value of stock options granted in 1996, 1997 and 1998 were $490,000, $8.8 million and $2.4 million, respectively, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma net income (loss) would have been approximately $1.1 million, ($635,000) and ($7.0 million) in 1996, 1997 and 1998, respectively, and pro forma basic and diluted earnings per common share would have been $0.08, ($0.05) and ($0.51) in 1996, 1997 and 1998, respectively.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO NON-EMPLOYEES

     The Company accounts for its stock options granted to eligible non-employees on the fair value method in accordance with SFAS No. 123. Stock-based compensation related to non-employee stock option grants is not material in any period presented.

                                 PROXICOM, INC.

STOCK OPTION ACTIVITY

     The following tables summarize stock option activity for Proxicom and IBIS Consulting option grants:

                                             PROXICOM                  IBIS CONSULTING
                                        OPTIONS OUTSTANDING          OPTIONS OUTSTANDING
                                     -------------------------    --------------------------
                                     NUMBER OF                    NUMBER OF
                                      SHARES      OPTION PRICE      SHARES      OPTION PRICE
                                     ---------    ------------    ----------    ------------
December 31, 1995
Grants...........................     652,750        $3.30                --       $  --
Exercised........................          --           --                --          --
Cancellations....................          --           --                --          --
                                     ---------                    ----------
December 31, 1996................     652,750         3.30                --          --
Grants...........................     756,324         4.25         2,015,096        0.24
Exercised........................          --                             --
Cancellations....................    (161,550)        3.41          (256,065)        .40
                                     ---------                    ----------
December 31, 1997................    1,247,524        3.86         1,759,031        0.22
Grants...........................    2,051,584        7.94            82,497        4.72
Exercised........................     (86,702)        3.49        (1,496,494)       0.22
Cancellations....................    (353,533)        5.75                --          --
                                     ---------                    ----------
December 31, 1998................    2,858,873        6.57           345,034        1.30
                                     =========                    ==========
Options exercisable at:
December 31, 1998................     365,030         3.73           304,183        0.83
                                     =========                    ==========
December 31, 1997................     132,115         3.30         1,496,494        0.22
                                     =========                    ==========
December 31, 1996................          --           --                --          --
                                     =========                    ==========

     The weighted-average exercise prices for Proxicom options outstanding at December 31, 1996, 1997 and 1998 were $3.30, $3.86 and $6.57, respectively and exercise prices ranged from $3.30 to $4.78 at December 31, 1998. The weighted-average exercise prices for IBIS Consulting options at December 31, 1997, and 1998 were $0.22 and $1.30 and exercise prices ranged from $0.22 to $4.72 at December 31, 1998. These options will expire if not exercised at specific dates ranging from January 1998 to December 2008 and the weighted-average remaining contractual life of the options outstanding was approximately nine years.

10.  CONVERTIBLE PREFERRED STOCK AND WARRANTS

     On August 30, 1996, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 100,917 shares of common stock at a price of $3.27 per share, for a total purchase price of approximately $330,000; and, (ii) the Company issued a total of 1,629,969 shares of Series A convertible preferred stock (the "Series A Preferred Stock") at a price of $3.27 per share, or approximately $5.3 million. At the stockholders' option, but in any event automatically upon an initial public offering of the Company's common stock, each share of Series A Preferred Stock will be convertible into one share of common stock. The Series A Preferred Stock has a liquidation preference and is not entitled to any dividends (unless cash dividends are declared and paid on the common stock, in which case the Series A Preferred Stock will share on an "as if" converted basis). The holders of

                                 PROXICOM, INC.

the Series A Preferred Stock have registration rights and are entitled to place two persons on the Company's Board.

     One investor in the Series A Preferred Stock also received warrants to purchase 1,011,378 additional shares of Series A Preferred Stock from the Company at a price of $7.91 per share. The warrants expire in August 2003 and are exercisable after December 31, 1997. After December 31, 1997, the warrants may be converted into shares of common stock at the option of the warrant holder. The conversion formula is based on the difference between the market value of the common stock less the warrant exercise price divided by the market value of the common stock. The value of the warrants was not material.

     In February 1997, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 359,712 shares of common stock at a price of $4.17 per share, for a total purchase price of approximately $1.5 million; (ii) the Company issued a total of 359,712 shares of Series B convertible preferred stock (the "Series B Preferred Stock") at a price of $4.17 per share or approximately $1.5 million. The Series B Preferred Stock has essentially the same rights and privileges as the Series A Preferred Stock.

     In December 1997, the Company issued a total of 419,302 shares of Series C convertible preferred stock (the "Series C Preferred Stock") at a price of $4.77 per share or approximately $2.0 million. The Series C Preferred Stock has essentially the same rights and privileges as the Series A and B Preferred Stock.

     In January 1998, the Company issued 407,500 shares of treasury stock in conjunction with the conversion of 407,500 shares of Series A Preferred Stock into common stock.

     In February 1999, the Company issued a total of 1,218,333 shares of Series D convertible preferred stock (the "Series D Preferred Stock") at a price of $6.00 per share or approximately $7.3 million. In connection with this transaction, 758,667 shares of common stock were purchased by the investors from selling stockholders in amounts proportionate to the investors participation in the Series D Preferred Stock issuance. The Series D Preferred Stock has essentially the same rights and privileges as the Series A, B and C Preferred Stock. Because the Series D Preferred Stock was sold at a price of $6.00, such securities will be accounted for giving effect to its beneficial conversion features. Under such accounting, the Company will record a $4.9 million charge against additional paid-in capital to reflect the difference between the conversion feature and the estimated fair value of the underlying common stock. Although not reflected on the statement of operations, the beneficial conversion charge will be reflected as a reduction to income and earnings per share available for common stockholders.

                                 PROXICOM, INC.

11.  INCOME TAXES

     The provision for income taxes is as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                ---------------------
                                                                1996    1997    1998
                                                                ----    ----    -----
                                                                   (IN THOUSANDS)
CURRENT TAXES:
  Federal...................................................    $ 82    $ --    $(155)
  State.....................................................      16      10      (52)
                                                                ----    ----    -----
     Total current income tax provision (benefit)...........      98      10     (207)
                                                                ----    ----    -----
DEFERRED TAXES:
  Federal...................................................      78     249     (589)
  State.....................................................       9      71     (104)
                                                                ----    ----    -----
     Total current income tax provision (benefit)...........      87     320     (693)
                                                                ----    ----    -----
       Total provision (benefit) for income taxes...........    $185    $330    $(900)
                                                                ====    ====    =====

     The reconciliation of the Company's income tax provision to the federal statutory tax rate is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1996    1997     1998
                                                                ----    ----    -------
                                                                    (IN THOUSANDS)
Income tax provision (benefit) at federal statutory tax rate
  of 34%....................................................    $144    $321    $(7,324)
State income taxes, net.....................................      17      57        (34)
Subchapter S Corporation income.............................      --     (72)      (455)
Stock option revaluation....................................      --      --      4,905
Acquisition costs...........................................      --      --        646
Increase in valuation allowance.............................      --      --        944
Other.......................................................      24      24        418
                                                                ----    ----    -------
Income tax provision (benefit)..............................    $185    $330    $  (900)
                                                                ====    ====    =======

                                 PROXICOM, INC.

     Deferred tax assets (liabilities) were comprised of the following:

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                1996     1997      1998
                                                                -----    -----    -------
                                                                     (IN THOUSANDS)
ASSETS:
  NOL carryforward..........................................    $  --    $ 107    $ 1,796
  Revenue recognition.......................................      349       --         --
  Vacation accrual..........................................       35       49         81
  Bad debt expense..........................................       14      149        137
  Depreciation..............................................       --       --        176
  Other accrued expenses....................................       --       --        241
  Revaluation of stock options..............................       --       --      1,083
  Other.....................................................        2       --         37
                                                                -----    -----    -------
       Total gross deferred tax assets......................      400      305      3,551
                                                                -----    -----
Valuation allowance.........................................                       (1,083)
                                                                                  -------
       Net deferred tax assets..............................                        2,468
                                                                                  -------
LIABILITIES:
  Depreciation..............................................      (30)       5         --
  Unbilled service revenue..................................     (396)    (665)    (1,654)
  Subchapter S Corporation cash to accrual adjustment.......       --       --       (479)
  Other.....................................................      (11)      (2)        --
                                                                -----    -----    -------
       Total gross deferred tax liabilities.................     (437)    (662)    (2,133)
                                                                -----    -----    -------
       Net deferred tax (liability) asset...................    $ (37)   $(357)   $   335
                                                                =====    =====    =======

     The Company paid $374,000, $196,000 and ($207,000) for income taxes for the year ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, the Company has a $4.6 million net operating loss carryforward and a $20,000 research and development tax credit carryforward both expiring in 2018. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowance.

12.  RELATED PARTY TRANSACTIONS

     In February 1997, the Company entered into a lease for office space in Reston, VA. The lease commenced on July 1, 1997 and has a term of seven years. Rent payments for the years ended December 31, 1997 and 1998 were approximately $331,000 and $864,000, respectively, and increased at an annual rate of 3.0%. The lessor is a company wholly-owned by a member of the Company's Board of Directors and stockholder. In accordance with the lease agreement, the Company must maintain a letter of credit in the amount of $131,000 as a security deposit during the term of the lease. The Company's current letter of credit expires in December 1999.

     The Company has provided Internet professional services to two stockholders. Revenue generated from one stockholder totalled $463,000, $1,056,000 and $775,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The Company recorded receivable balances of $0 and $316,000 as of December 31, 1997 and 1998, respectively. A second stockholder generated revenue of $68,000 and $181,000 for the years ended December 31, 1997 and 1998,

                                 PROXICOM, INC.

respectively. The Company recorded receivable balances of $19,000 and $1,000 as of December 31, 1997 and 1998, respectively.

13.  EMPLOYEE BENEFIT PLANS

PROFIT SHARING AND BONUS PLANS

     In August 1996, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to the total of each participant's annual contribution. The Company has made no profit sharing contributions to date.

     In January 1996, IBIS Consulting adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to 25.0% of each participant's annual contribution, up to 6.0% of the respective participant's annual compensation. Company contributions vest ratably over five years. No contributions were made in 1996 and 1997. The Company has made profit sharing contributions of $71,000 in 1998.

     The Company recorded $1.0 million in bonuses due under the 1998 IBIS Consulting plan. No bonus plan existed in 1997.

EMPLOYEE STOCK PURCHASE PLAN


     In February 1999, the Company's Board of Directors authorized an Employee Stock Purchase Plan ("ESPP"). The ESPP, which commences upon completion of an initial public offering, provides substantially all full time employees an opportunity to purchase shares of Proxicom Common Stock through payroll deductions of up to 15.0% of eligible compensation, not to exceed $25,000 annually. Semi-annually, participant account balances will be used to purchase stock at the lesser of 85.0% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 1,000,000 shares are available for purchase under the ESPP.


14.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain office space in Virginia, California, New York, and Illinois under non-cancelable operating leases expiring in various years through 2005. Total rent expense for all operating leases amounted to approximately $258,000, $796,000 and $2,574,000 in 1996, 1997, and 1998,
respectively. Future minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follows (in thousands):

                                                            AMOUNT
                                                            -------
1999.....................................................   $ 3,640
2000.....................................................     3,123
2001.....................................................     2,722
2002.....................................................     2,459
2003.....................................................     1,785
Thereafter...............................................     3,522
                                                            -------
       Total.............................................   $17,251
                                                            =======

                                 PROXICOM, INC.

     In March 1997 the Company entered into a lease for office space in New York, NY ("Initial Lease") which was subsequently incorporated into the September 1997 additional space agreement ("Amended Lease"). The Initial Lease commenced July 1, 1997 and ends in August 2002 and has minimum annual lease payments ranging from approximately $144,000 to approximately $160,000 over the lease term. The Amended Lease approximately doubled the office space and extended the initial lease term to seven years through March 2005. In accordance with the Amended Lease, the Company is required to have a letter of credit as a security deposit in the amount of $74,000 throughout the lease term. The current letter of credit will expire in December 1999.

15.  BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The Company implemented SFAS No. 128, Earnings per Share, in 1997, which requires certain disclosures relating to the calculation of earnings per common share. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income.

BASIC NET INCOME (LOSS) PER COMMON SHARE

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AMOUNTS)
Net income (loss)..........................................  $ 1,084    $ 2,693    $(20,642)
                                                             =======    =======    ========
Weighted average shares of common stock outstanding........   12,993     12,626      13,762
                                                             =======    =======    ========
Basic net income (loss) per common share...................  $  0.08    $  0.21    $  (1.50)
                                                             =======    =======    ========

     SFAS No. 128 replaces primary earnings per share with basic net income per share and excludes the effect of common stock equivalents when computing basic net income per share.

DILUTED NET INCOME PER COMMON SHARE

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AMOUNTS)
Net income (loss)..........................................   $1,084     $2,693    $(20,642)
                                                             =======    =======    ========
Adjustment of shares outstanding:
  Weighted average shares of common stock outstanding......   12,993     12,626      13,762
  Shares of common stock issuable upon the assumed
     conversion of preferred stock.........................      543      1,965          --
  Incremental shares assumed exercised under common stock
     options plans.........................................       --      1,742          --
                                                             -------    -------    --------
  Adjusted shares of common stock and common stock
     equivalents for computation...........................   13,536     16,333      13,762
                                                             =======    =======    ========
Diluted net income (loss) per common share.................    $0.08      $0.16     $(1.50)
                                                             =======    =======    ========

                                 PROXICOM, INC.

     SFAS No. 128 replaces fully diluted earnings per share with diluted net income per share which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

16.  PENDING INVESTMENT

     In December 1998, Proxicom executed a letter of intent to make a cash investment of approximately $360,000 in a recently formed joint venture entity in Italy (the "Entity") created by Ericsson Telecommunicazioni SpA ("Ericsson"). Proxicom will own 19.9% of the common stock of the Entity and will have the ability to nominate one member of the entity's board of directors. The Entity was formed to deliver Internet professional services in Italy. It is anticipated that the Entity will contract with Proxicom for certain consulting services, at arm's length market rates on a time and materials basis. Also the Entity will utilize the "Proxicom Process," Proxicom's proprietary, multi-phase methodology, which Ericsson will transfer to the Entity for a fee. Proxicom will not participate in the management or policy making of the business. Inasmuch as Proxicom will not have the ability to influence significantly the entity or is operations, Proxicom intends to account for its investment on the cost basis. Proxicom also will have an option to buy an additional 20.0% share in the common stock of the Entity, subject to certain conditions and restrictions. In March 1999, Proxicom signed a final agreement relating to this transaction.

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Consolidated Balance Sheets....................  F-24
Supplemental Consolidated Statements of Operations..........  F-25
Supplemental Consolidated Statements of Changes in
  Stockholders' Equity......................................  F-26
Supplemental Consolidated Statements of Cash Flows..........  F-27
Notes to Supplemental Consolidated Financial Statements.....  F-28

                                 PROXICOM, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                                                     PRO FORMA
                                                                                   STOCKHOLDERS'
                                                                 DECEMBER 31,        EQUITY AT
                                                              ------------------   DECEMBER 31,
                                                               1997       1998         1998
                                                              -------   --------   -------------
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 2,343   $  2,586
  Investments...............................................    1,101        278
  Accounts receivable, net of allowance of $660 and $669,
    respectively............................................    7,855      9,893
  Unbilled services.........................................    1,369      4,259
  Prepaid income taxes......................................      207        130
  Prepaid expenses..........................................      305        402
  Other current assets......................................      175        301
                                                              -------   --------
    Total current assets....................................   13,355     17,849
Property and equipment, net.................................    2,678      2,944
Deferred tax assets and other...............................      284      1,758
                                                              -------   --------
    Total assets............................................  $16,317   $ 22,551
                                                              =======   ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Lines of credit...........................................  $   287   $  5,554
  Trade accounts payable....................................    1,249        662
  Accrued compensation......................................    1,404      3,779
  Deferred revenue..........................................    1,218      1,889
  Deferred tax liabilities..................................      616      1,423
  Note payable..............................................       --      1,400
  Other accrued liabilities.................................    1,047      1,215
                                                              -------   --------
    Total current liabilities...............................    5,821     15,922
                                                              -------   --------
Commitments and contingencies (Note 14)
STOCKHOLDERS' EQUITY:
    Series A convertible preferred stock, $.01 par value;
      2,641,347 shares authorized; 1,629,969 shares issued
      and outstanding at December 31, 1996 and 1997;
      1,629,969 shares issued and 1,222,469 shares
      outstanding at December 31, 1998......................       16         12           --
    Series B convertible preferred stock, $.01 par value;
      359,712 shares authorized, issued and outstanding at
      December 31, 1997 and 1998............................        4          4           --
    Series C convertible preferred stock, $.01 par value;
      419,302 shares authorized, issued and outstanding at
      December 31, 1997 and 1998............................        4          4           --
  Common stock, $.01 par value, 20,000,000 shares
    authorized; 13,776,431 shares and 15,431,306 shares
    issued at December 31, 1997 and 1998, respectively;
    13,315,802 and 15,378,177 shares outstanding at December
    31, 1997 and 1998, respectively.........................      138        154          174
  Additional paid-in capital................................    8,846     25,578       25,578
  Retained earnings (deficit)...............................    3,315    (18,904)     (18,904)
  Comprehensive income......................................        3          3            3
  Treasury stock............................................   (1,830)      (222)        (222)
                                                              -------   --------      -------
    Total stockholders' equity..............................   10,496      6,629        6,629
                                                              -------   --------      -------
    Total liabilities and stockholders' equity..............  $16,317   $ 22,551
                                                              =======   ========

                 The accompanying notes are an integral part of
             these supplemental consolidated financial statements.

                                 PROXICOM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
Revenue..................................................    $13,372    $28,452    $ 44,006
Cost of revenue..........................................      5,085     12,736      24,928
                                                             -------    -------    --------
Gross profit.............................................      8,287     15,716      19,078
                                                             -------    -------    --------
Operating expenses:
  General and administrative.............................      5,746     10,180      16,397
  Selling and marketing..................................        670      1,710       2,919
  Research and development...............................        404        961         692
  Acquisition and merger costs...........................         --         --       2,886
  Stock-based and other compensation.....................          8         44      18,308
                                                             -------    -------    --------
     Total...............................................      6,828     12,895      41,202
                                                             -------    -------    --------
Income (loss) from operations............................      1,459      2,821     (22,124)
Interest income (expense), net...........................         55         80        (121)
                                                             -------    -------    --------
Income (loss) before income taxes........................      1,514      2,901     (22,245)
Income tax provision (benefit)...........................        185        330        (900)
                                                             -------    -------    --------
Net income (loss)........................................    $ 1,329    $ 2,571    $(21,345)
                                                             =======    =======    ========
Basic net income (loss) per common share.................    $  0.10    $  0.19    $  (1.46)
                                                             =======    =======    ========
Diluted net income (loss) per common share...............    $  0.09    $  0.15    $  (1.46)
                                                             =======    =======    ========
Weighted average common shares outstanding...............     13,740     13,374      14,576
                                                             =======    =======    ========
Weighted average common shares and common share
  equivalents............................................     14,310     17,128      14,576
                                                             =======    =======    ========
Unaudited pro forma data (Note 3):
  Basic net loss per common share........................                          $  (1.29)
                                                                                   ========
  Diluted net loss per common share......................                          $  (1.29)
                                                                                   ========
  Weighted average common shares outstanding.............                            16,577
                                                                                   ========
  Weighted average common shares and common share
     equivalents.........................................                            16,577
                                                                                   ========

                 The accompanying notes are an integral part of
             these supplemental consolidated financial statements.

                                 PROXICOM, INC.

    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (dollars in thousands)

                                                                                   UNREALIZED
                                                                                      GAIN
                              COMMON STOCK        PREFERRED STOCK     ADDITIONAL     (LOSS)       TREASURY STOCK     RETAINED
                           -------------------   ------------------    PAID-IN         ON       ------------------   EARNINGS
                             SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     SECURITIES    SHARES    AMOUNT    (DEFICIT)
                           ----------   ------   ---------   ------   ----------   ----------   --------   -------   ---------
Balance at December 31,
 1995....................  13,238,444    $133           --    $--      $    --        $--             --   $    --   $    999
Issuance of preferred
 Series A and warrants...          --      --    1,629,969     16        5,314         --             --        --         --
Capitalization of Square
 Earth, Inc..............     534,999       5           --     --           17         --             --        --         (8)
Stock-based
 compensation............          --      --           --     --           31         --             --        --         --
Unearned stock-based
 compensation............          --      --           --     --          (23)        --             --        --         --
Treasury stock
 acquired................          --      --           --     --           --         --        100,917      (330)        --
Comprehensive income
 (loss)..................          --      --           --     --           --         (4)            --        --         --
Net income...............          --      --           --     --           --         --             --        --      1,329
Subchapter S Corporation
 distributions...........          --      --           --     --           --         --             --        --       (135)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1996....................  13,773,443     138    1,629,969     16        5,339         (4)       100,917      (330)     2,185
Issuance of preferred
 Series B................          --      --      359,712      4        1,496         --             --        --         --
Exercise of stock options
 and issuance of
 restricted shares.......       2,988      --           --     --           --         --             --        --         --
Treasury stock
 acquired................          --      --           --     --           --         --        359,712    (1,500)        --
Issuance of preferred
 Series C................          --      --      419,302      4        1,967         --             --        --         --
Stock-based
 compensation............          --      --           --     --           63         --             --        --         --
Unearned stock-based
 compensation............          --      --           --     --          (19)        --             --        --         --
Comprehensive income.....          --      --           --     --           --          7             --        --         --
Net income...............          --      --           --     --           --         --             --        --      2,571
Subchapter S Corporation
 distributions...........          --      --           --     --           --         --             --        --     (1,441)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1997....................  13,776,431     138    2,408,983     24        8,846          3        460,629    (1,830)     3,315
Conversion of preferred
 Series A................          --      --     (407,500)    (4)      (1,604)        --       (407,500)    1,608         --
Exercise of stock options
 and issuance of
 restricted shares.......     158,381       1           --     --          302         --             --        --         --
Subchapter S Corporation
 distributions...........          --      --           --     --           --         --             --        --       (874)
Stock-based
 compensation............   1,496,494      15           --     --       18,531         --             --        --         --
Unearned stock-based
 compensation............          --      --           --     --         (497)        --             --        --         --
Net loss.................          --      --           --     --           --         --             --        --    (21,345)
                           ----------    ----    ---------    ---      -------        ---       --------   -------   --------
Balance at December 31,
 1998....................  15,431,306    $154    2,001,483    $20      $25,578        $ 3         53,129   $  (222)  $(18,904)
                           ==========    ====    =========    ===      =======        ===       ========   =======   ========


                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                           -------------
Balance at December 31,
 1995....................    $  1,132
Issuance of preferred
 Series A and warrants...       5,330
Capitalization of Square
 Earth, Inc..............          14
Stock-based
 compensation............          31
Unearned stock-based
 compensation............         (23)
Treasury stock
 acquired................        (330)
Comprehensive income
 (loss)..................          (4)
Net income...............       1,329
Subchapter S Corporation
 distributions...........        (135)
                             --------
Balance at December 31,
 1996....................       7,344
Issuance of preferred
 Series B................       1,500
Exercise of stock options
 and issuance of
 restricted shares.......          --
Treasury stock
 acquired................      (1,500)
Issuance of preferred
 Series C................       1,971
Stock-based
 compensation............          63
Unearned stock-based
 compensation............         (19)
Comprehensive income.....           7
Net income...............       2,571
Subchapter S Corporation
 distributions...........      (1,441)
                             --------
Balance at December 31,
 1997....................      10,496
Conversion of preferred
 Series A................          --
Exercise of stock options
 and issuance of
 restricted shares.......         303
Subchapter S Corporation
 distributions...........        (874)
Stock-based
 compensation............      18,546
Unearned stock-based
 compensation............        (497)
Net loss.................     (21,345)
                             --------
Balance at December 31,
 1998....................    $  6,629
                             ========

                 The accompanying notes are an integral part of
             these supplemental consolidated financial statements.

                                 PROXICOM, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996      1997       1998
                                                              -------   -------   ---------
Cash flows from operating activities:
  Net income (loss).........................................  $ 1,329   $ 2,571   $ (21,345)
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................      397       904       1,516
     Increase (decrease) in deferred income taxes...........       52       320        (667)
     Provision for stock compensation.......................        8       264      17,555
     Provision for doubtful accounts........................      260       384           9
     Common stock issued in exchange for services...........                            166
     Changes in assets and liabilities:
       Increase in accounts receivable......................   (2,247)   (5,483)     (2,047)
       Increase in unbilled services........................     (383)     (649)     (2,890)
       (Increase) decrease in prepaid income taxes..........     (276)       77          77
       Increase in prepaid expenses.........................     (122)     (175)        (97)
       Increase in other assets.............................      (38)      (52)       (126)
       Increase (decrease) in trade accounts payable........      156       957        (587)
       (Decrease) increase in accrued compensation..........     (201)      769       2,375
       Increase in note payable.............................       --        --       1,400
       Increase in deferred revenue.........................      499       719         671
       Increase in other accrued liabilities................      255       722         168
                                                              -------   -------   ---------
          Net cash (used in) provided by operating
            activities......................................     (311)    1,328      (3,822)
                                                              -------   -------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (1,492)   (2,079)     (1,782)
  Purchases of investments..................................   (2,285)     (104)       (390)
  Sales of investments......................................       --     1,288       1,213
                                                              -------   -------   ---------
          Net cash used in investing activities.............   (3,777)     (895)       (959)
                                                              -------   -------   ---------
Cash flows from financing activities:
  Issuance of preferred stock and warrants, Series A........    5,330        --          --
  Issuance of preferred stock, Series B.....................       --     1,500          --
  Issuance of preferred stock, Series C.....................       --     1,971          --
  Issuance of common stock..................................       22        --          --
  Exercise of stock options.................................       --        --         631
  Purchase of treasury stock................................     (330)   (1,500)         --
  Borrowings under line of credit...........................    3,585     6,713      11,976
  Payments under line of credit.............................   (3,826)   (6,493)     (6,709)
  Subchapter S Corporation distributions....................     (135)   (1,441)       (874)
  Decrease in due to majority stockholder...................     (200)       --          --
                                                              -------   -------   ---------
          Net cash provided by financing activities.........    4,446       750       5,024
                                                              -------   -------   ---------
Net increase in cash and cash equivalents...................      358     1,183         243
Cash and cash equivalents at beginning of period............      802     1,160       2,343
                                                              -------   -------   ---------
Cash and cash equivalents at end of period..................  $ 1,160   $ 2,343   $   2,586
                                                              =======   =======   =========

                 The accompanying notes are an integral part of
             these supplemental consolidated financial statements.

                                 PROXICOM, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

     Proxicom, Inc. ("Proxicom") is a leading provider of Internet solutions to Global 1000 companies and other large organizations. Since 1994, Proxicom has focused exclusively on the Internet. Proxicom's Internet solutions include business to consumer electronic commerce Internet sites, business to business electronic commerce extranets, and company-specific intranets.

     In August 1996, Proxima, Inc. ("Proxima"), a Maryland corporation reincorporated as a Delaware corporation, through a merger transaction, changing its name to Proxicom, Inc.

     Renaissance Leasing Corp. ("Renaissance") was a partnership substantially owned by the majority stockholder of Proxicom. Renaissance purchased computer equipment with funds borrowed from Proxicom and leased all such assets to Proxicom. Renaissance ceased operations in 1997 and all assets and liabilities of Renaissance were transferred to Proxicom at book value of approximately $90,000. Proxicom and Renaissance were companies under common control and have been accounted for in a manner similar to a pooling of interests.

2.  MERGERS

     On March 26, 1999, Proxicom completed a merger with ad hoc Interactive, Inc. ("Ad Hoc"), a Subchapter S Corporation incorporated during 1994, by exchanging 829,771 shares of Proxicom's common stock for all the common stock of Ad Hoc. Each share of Ad Hoc stock was exchanged for 9.955223 shares of Proxicom common stock. In addition, outstanding rights to receive Ad Hoc stock were exchanged for rights to receive Proxicom common stock (Note 9).

     There were no transactions between Proxicom and Ad Hoc prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     In August 1998, Proxicom completed a merger with IBIS Consulting, Inc. ("IBIS Consulting"), a Subchapter S Corporation incorporated during 1994, by exchanging 4,988,297 shares of Proxicom's common stock for all the common stock of IBIS Consulting. Each share of IBIS Consulting was exchanged for 0.2327868 shares of Proxicom common stock. In addition, outstanding IBIS Consulting employee stock options were converted at the same exchange factor into options to purchase 345,034 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and IBIS Consulting prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

     Effective January 1, 1998, Proxicom completed a merger with Square Earth, Inc. ("Square Earth"), a Subchapter S Corporation incorporated during 1996, by exchanging 534,999 shares of its common stock for all the common stock of Square Earth. Each share of Square Earth was exchanged for 0.445833 shares of Proxicom common stock. In addition, outstanding Square Earth employee stock options were converted at the same exchange factor into options to purchase 41,474 shares of Proxicom common stock (Note 9).

     There were no transactions between Proxicom and Square Earth prior to the combination. No material adjustments were made to conform to Proxicom's accounting policies.

                                 PROXICOM, INC.

     Stand-alone financial information is shown in the following table.

                                                     SIX
                                 YEAR ENDED         MONTHS     YEAR ENDED
                                DECEMBER 31,        ENDED     DECEMBER 31,
                             -------------------   JUNE 30,   ------------
                               1996       1997       1998         1998
                             --------   --------   --------   ------------
                                            (IN THOUSANDS)
Revenue
  IBIS Consulting..........   $3,884    $10,170     $8,054       $*
  Square Earth.............      593      1,403       *           *
  Ad Hoc...................      941      1,095       *           1,601
Net income (loss)
  IBIS Consulting..........   $  938    $ 2,078     $1,391        *
  Square Earth.............      (95)         2       *           *
  Ad Hoc...................      246       (122)      *            (702)

-------------------------

* Not applicable to reporting period.

     The IBIS Consulting, Ad Hoc and Square Earth mergers constituted tax-free reorganizations and have been accounted for as poolings of interests under Accounting Principles Board Opinion No. 16, Business Combinations. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of IBIS Consulting, Ad Hoc and Square Earth as though they had been a part of Proxicom since their inception.

     Proxicom incurred charges of approximately $2.9 million in 1998 for costs associated with the IBIS Consulting and Square Earth transactions. Those transaction costs related to professional fees and other direct expenses relating to the acquisitions.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results may differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The accompanying supplemental consolidated financial statements include the accounts and balances of Proxicom, IBIS Consulting, Square Earth, Ad Hoc and Renaissance (hereafter collectively the "Company" or "Proxicom"). All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Highly liquid investments having original maturities of 90 days or less at the date of acquisition are classified as cash equivalents. The carrying values of cash equivalents approximate fair values.

                                 PROXICOM, INC.

REVENUE RECOGNITION

     Revenue from Internet professional services are recognized based on the nature of the contract. Revenue from fixed-price contracts is recognized using the percentage-of-completion method based on the ratio of costs incurred to total estimated costs. Revenue from time-and-materials contracts is accounted for as time is incurred and billed. Net revenues exclude reimburseable expenses charged to clients.

     The Company periodically evaluates cost and revenue assumptions in fixed-price contracts. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determined. Most contracts are cancellable by either the Company or the customer upon 30 days notice, with payment due for services completed through the date of termination. No significant losses have been incurred on cancelled contracts.

     Deferred revenue is recognized on fixed-price contracts to reflect billings in excess of revenue recognized under the percentage-of-completion method.

     Unbilled services on contracts are comprised of costs plus earnings in excess of contractual billings on such contracts. Billings in excess of cost plus earnings are classified as deferred revenue.

RESEARCH AND DEVELOPMENT EXPENSES FOR SOFTWARE PRODUCTS

     Research and development costs are expensed as incurred. Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility and prior to general release of the software. Based on the Company's development process, technological feasibility is established upon completion of a working model. The period between technological feasibility and general release is relatively short and the costs incurred during this period have been insignificant for capitalization.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets ranging from three to five years. Leasehold improvements are amortized on a straight-line method over the shorter of the improvements' estimated useful lives or related remaining lease term. Long-lived assets held and used by the Company are reviewed for impairment whenever changes in circumstances indicate the carrying value of an asset may not be recoverable.

INVESTMENTS

     The Company classifies its investments as available-for-sale as defined by SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of taxes, reported as comprehensive income within stockholders' equity. Comprehensive income is not materially different from net income in any period presented.

INCOME TAXES

     The provision for income taxes is determined in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability approach. Under this

                                 PROXICOM, INC.

approach, deferred taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. A new measurement date for purposes of determining compensation is established when there is a substantive change to the terms of an underlying option. See
Note 9.

BASIC AND DILUTED NET INCOME PER COMMON SHARE

     Basic net income per common share is based on the weighted average number of shares of common stock outstanding during each year. Diluted net income per common share is based on the weighted average number of shares of common stock outstanding during each year, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, if dilutive. See
Note 15.

     All per share amounts have been restated to reflect the re-incorporation discussed at Note 1 and the mergers of IBIS Consulting, Ad Hoc and Square Earth discussed at Note 2.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amount of the Company's cash and cash equivalents, investments, accounts receivable, trade accounts payable and note payable approximate fair value due to the short maturity and ready liquidity of those instruments.

CONCENTRATION OF CREDIT RISK

     Revenue in the years ended 1996, 1997 and 1998 and receivables as of December 31, 1997 and 1998 were concentrated with four customers as follows (amounts represent percentage of total revenue and accounts receivable, respectively):

                                                                              ACCOUNTS
                                                           REVENUE           RECEIVABLE
                                                    ---------------------   -------------
                                                         YEAR ENDED
                                                        DECEMBER 31,        DECEMBER 31,
                                                    ---------------------   -------------
                                                    1996    1997    1998    1997    1998
                                                    -----   -----   -----   -----   -----
Customer A.......................................   13.4%   22.9%   14.2%   19.9%    7.4%
Customer B.......................................       *       *   13.2      3.7   13.2
Customer C.......................................   13.6        *       *       *       *
Customer D.......................................   12.6        *       *       *       *

-------------------------

* Represents less than 10% of total.

     The Company performs initial credit evaluations of its new customers and generally does not require collateral from its customers. The Company maintains an allowance for potential losses when identified.

                                 PROXICOM, INC.

RECENT ACCOUNTING PRONOUNCEMENTS

     During 1998, the Company adopted FAS 131, Disclosures About Segments of An Enterprise and Related Information. This Statement changes the way public companies report information about segments of their business in annual financial statements and requires disclosure of selected segment information. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company currently operates in one operating and geographic segment. The adoption of SFAS No. 131 does not have a material effect on the current reporting or disclosure requirements.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2000. The Company has no derivative or hedging activity in any of the periods presented.

PRO FORMA BALANCE SHEET, NET INCOME AND EARNINGS PER SHARE (UNAUDITED)

     The pro forma stockholders' equity presents the effect of the automatic conversion of the preferred stock outstanding as of December 31, 1998, as described in Note 10, at the consummation of the public offering.

     As discussed in Note 2, the Company merged with IBIS Consulting and Square Earth during 1998, and Ad Hoc during 1999, all previously Subchapter S Corporations. Pro forma net income (loss) assuming that IBIS Consulting, Ad Hoc and Square Earth were taxable entities during the periods presented is as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1997        1998
                                                              --------    --------    ---------
                                                                       (IN THOUSANDS)
Income (loss) before income taxes...........................   $1,514      $2,901     $(22,245)
Pro forma income tax provision (benefit)....................      683       1,241         (900)
Pro forma net income (loss).................................      831       1,660      (21,345)

4.  INVESTMENTS

     The following is a summary of investments classified as current assets at December 31, 1998 (in thousands):

                                                            GROSS         GROSS
                                                          UNREALIZED    UNREALIZED     FAIR
                                                 COST       GAINS         LOSSES      VALUE
                                                ------    ----------    ----------    ------
DECEMBER 31, 1997
  U.S. Treasury securities and obligations
     of U.S. government agencies............    $1,098        $4           $(1)       $1,101
DECEMBER 31, 1998
  U.S. Treasury securities and obligations
     of U.S. government agencies............      $275        $3           $--        $  278

                                 PROXICOM, INC.

     The cost and fair value of available-for-sale securities by contractual maturity are as follows (in thousands):

                                                                           FAIR
                                                                 COST     VALUE
                                                                ------    ------
DECEMBER 31, 1997
  Due in one year or less...................................    $  501    $  501
  Due after one year through three years....................       597       600
                                                                ------    ------
                                                                $1,098    $1,101
                                                                ======    ======
DECEMBER 31, 1998
  Due in one year or less...................................    $  200    $  202
  Due after one year through three years....................        75        76
                                                                ------    ------
                                                                $  275    $  278
                                                                ======    ======

     The Company realized gains from the sale of investments of $2,000 and $9,000 for the years 1997 and 1998, respectively, and realized losses from the sales of investments of $2,000 in 1998.

5.  ACCOUNTS RECEIVABLE

                                                                  DECEMBER 31,
                                                                -----------------
                                                                 1997      1998
                                                                ------    -------
                                                                 (IN THOUSANDS)
Accounts receivable.........................................    $8,515    $10,562
Allowance for doubtful accounts.............................      (660)      (669)
                                                                ------    -------
Net accounts receivable.....................................    $7,855    $ 9,893
                                                                ======    =======

     No accounts receivable at December 31, 1998 or 1997 were the result of long-term contracts.

     The Company wrote off doubtful accounts of $59,000, $71,000 and $959,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

6.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1997      1998
                                                                ------    ------
                                                                 (IN THOUSANDS)
Computer equipment..........................................    $2,794    $3,635
Office and other equipment..................................       550       729
Purchased software..........................................       397       596
Leasehold improvements......................................       345       934
Automobile..................................................        26        --
                                                                ------    ------
                                                                 4,112     5,894
Less: Accumulated depreciation and amortization.............    (1,434)   (2,950)
                                                                ------    ------
Total property and equipment, net...........................    $2,678    $2,944
                                                                ======    ======

                                 PROXICOM, INC.

7.  LINES OF CREDIT

     At December 31, 1997, the Company had a $2.0 million revolving line of credit with a bank. Interest is payable monthly at the bank's prime rate plus 0.5% (9.0% at December 31, 1997). The line of credit is secured by substantially all of the Company's assets, and includes various customary financial and other covenants including maintenance of a minimum level of tangible net worth. No borrowings were outstanding under the line of credit as of December 31, 1997. There are no commitment fees under this line of credit.

     In February 1998, the Company increased the line of credit to $5.0 million and the bank decreased the interest rate to prime. All other material financial covenants remained unchanged. No borrowings were outstanding under this facility as of December 31, 1998.

     At December 31, 1997, Square Earth had a $350,000 line of credit with a bank. The line of credit included various customary financial and other covenants including maintenance of a minimum level of tangible net worth. Borrowings of $264,000 and $0 were outstanding under the line of credit as of December 31, 1997 and 1998, respectively.

     In July 1998, IBIS Consulting entered into a line of credit with a bank in the amount of $500,000. The line expires in August 1999. This line of credit replaced a previously existing $200,000 line of credit with the same bank. No borrowings were outstanding under this facility as of December 31, 1998.

     In October 1998, the Company entered into a $10.0 million revolving line of credit with a bank. All prior existing lines of credit were paid in full and terminated. The use of the line generally is restricted to working capital requirements and approved acquisitions as defined in the line of credit agreement. Interest on this line is payable on a monthly basis at a variable rate of LIBOR plus 2%. The line of credit is secured by the Company's consolidated real and personal property, including intellectual property rights and all cash and non-cash proceeds of these assets. Included in the line of credit are various customary financial and other covenants including maintenance of a minimum level of tangible net worth. The line of credit expires on August 31, 2000. At December 31, 1998, the Company has outstanding letters of credit of $205,000 which reduce amounts available under the line. Borrowings of $5.4 million and $4.4 million were outstanding and available, respectively, against the line as of December 31, 1998.

     Commitment fees of 0.25% paid on the unused line of credit during 1998 were not material. There were no commitment fees under the previous lines of credit for 1997 and 1998.

     Interest expense was $33,000, $94,000 and $227,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     As of May 1998, Ad Hoc entered into a line of credit with a bank in the amount of $100,000. The line expires in November 1999. This line of credit replaced a previously existing $50,000 line of credit with the same bank. Interest on this line is payable on a monthly basis at a fixed rate of 10.25%. Advances under the line of credit are secured by substantially all assets of the Ad Hoc. Borrowings of approximately $23,000 and $96,000 were outstanding under the line of credit as of December 31, 1997 and 1998, respectively. Ad Hoc has an additional $25,000 equipment line which was established in March 1998. Equipment notes for the full amount of the line have been drawn with terms ranging from three to five years at an interest rate of 13.5%. As of December 31, 1998, approximately $22,000 remained outstanding under this equipment line. Interest expense was $0, $136 and $11,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

                                 PROXICOM, INC.

8.  NOTE PAYABLE

     On August 10, 1998, the Company entered into a $1.4 million note payable with an investment banking firm in connection with professional services for the IBIS Consulting transaction. The note accrues interest at 7.0% per annum and matures in the earlier of August 21, 1999 or upon completion of an initial public offering. This unsecured note is subordinated only to the Company's senior bank facilities.

9.  STOCK OPTION PLANS

PROXICOM STOCK OPTION PLANS FOR EMPLOYEES AND NON-EMPLOYEES

     In 1996, Proxicom established a stock option plan (the "Plan") under which eligible employees and eligible non-employees may be granted options to purchase shares of the Company's common stock. The Plan provides for the issuance of a maximum of 4,150,000 shares of common stock. Under the Plan, the option purchase price for each grant is equal to the fair value of the common stock at the date of the grant as determined by the Board of Directors. Options granted under the plan generally vest ratably over a four-year period and expire 10 years from the date of the grant.

IBIS CONSULTING

     In January and August 1997, IBIS Consulting granted options to two key employees to purchase 1,759,031 shares with an exercise price of $0.219 per share. Options for 1,496,494 shares became exercisable upon grant, with the remaining 262,537 shares vesting over a two-year period commencing January 1, 1999. Under the terms of the option agreement, prior to the completion of an initial public offering or sale of IBIS Consulting, IBIS Consulting was required to repurchase and the employee was required to sell the shares or vested options upon termination of employment, based on a pre-determined formula. After exercise, IBIS Consulting retained the right and obligation to reacquire the shares based on the formula price upon termination of the employee prior to the completion of an initial public offering or sale of IBIS Consulting.

     In July 1998, one employee exercised his option to acquire 1,496,494 shares. The employee paid IBIS Consulting $330,000 to exercise the options and received $275,000, less applicable taxes under a tax reimbursement cash bonus arrangement.

     The Company recognized compensation expense in 1997 and a liability related to both these options and the underlying cash bonus arrangement in the amount of $220,000.

     In January 1997, IBIS Consulting granted options to purchase 256,065 shares to another employee with an exercise price of $0.403 per share. These options were subject to a vesting schedule. Employment was terminated in 1997 and the unvested options lapsed upon termination.

     In January 1998, IBIS Consulting announced the grant of options under a 1998 plan and the conversion of options outstanding under the 1997 plan. In July 1998, IBIS Consulting granted such options to employees covering 82,497 shares with an exercise price of $4.72 per share. The options are subject to an 18-month vesting schedule. Concurrent with this 1998 option grant, the remaining 1997 options of 262,537 shares were converted to the 1998 Plan. IBIS Consulting's previous obligation to repurchase and the employees obligation to sell the vested options upon termination of employment was eliminated.

                                 PROXICOM, INC.

     In connection with the Company's merger with IBIS Consulting, the Company assumed all outstanding options to purchase shares of common stock of IBIS Consulting. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Proxicom Stock Option Plan for employees and non-employees.

SQUARE EARTH, INC.

     In connection with the Company's merger with Square Earth, the Company assumed all outstanding options to purchase shares of common stock of Square Earth. These options were converted into options to purchase equivalent shares of the Company's common stock based on the merger exchange formula and subsequently included under the Proxicom Stock Option Plan for employees and non-employees.

IBIS CONSULTING STOCK-BASED AND OTHER COMPENSATION

     In early 1997, prior to Proxicom's investment in IBIS Consulting, IBIS Consulting entered into an arrangement with an employee providing that individual with 1,496,494 fully vested stock options which were subject to certain conditions, including provisions requiring IBIS Consulting to buy back the common stock resulting from exercise of the options and requiring the employee to sell such shares to IBIS Consulting at a pre-determined formula upon termination of employment. The employee exercised these options in July 1998. Due to a change of control provision in the initial option agreement, concurrent to the merger of IBIS Consulting and Proxicom, the repurchase requirement on the stock and stock options was eliminated allowing the employees to freely trade the stock.

     As a consequence of the above change of control provision triggered by the merger, and the conversion of options from the 1997 plan to the 1998 plan, the Company recorded non-cash stock-based compensation of approximately $17.0 million equal to the difference between the pre-determined formula price and the then fair value of the underlying stock or stock options. As the shares were fully vested, the compensation expense was recognized at the time of the merger.

     In connection with other stock option grants during the year ended December 31, 1998, the Company recognized additional stock-based compensation totaling $219,000, and deferred stock-based compensation which is being amortized through December 31, 1999, the 18-month vesting period of the related options. The Company did not recognize any amortization expense during the years ended December 31, 1996 and 1997.

AD HOC

     During 1997 and 1998, Ad Hoc granted employees the right to receive 14,435 shares and 62,226 shares of common stock, respectively, at no cost on the first or second anniversary of their employment start date, provided that they remain full-time employees during such period. Ad Hoc recognized non-cash compensation expense of $44,000 and $133,000 in 1997 and 1998, respectively, related to these rights. $19,000 and $278,000 were recorded as unearned stock compensation as of December 31, 1997 and 1998, respectively, which will be amortized over 1999 and 2000.

                                 PROXICOM, INC.

PROXICOM STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     In February 1997, the Company established a stock option plan for non-employee directors (the "Directors Plan") and has reserved 350,000 shares of common stock for issuance under the provisions of this plan. Options granted prior to December 15, 1998 generally vest over the three-year term as a director. Options under the Directors Plan issued subsequent to December 15, 1998 are expected to be issued on a fully vested basis. Options for 175,000 shares have been granted through December 31, 1998 under the Directors Plan.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO EMPLOYEES AND NON-EMPLOYEE DIRECTORS

     The Company accounts for its stock options and rights to receive stock issued to employees and non-employee directors in accordance with APB 25 under which compensation expense of $8,000, $264,000, and $17.3 million was recognized for the options and rights to receive stock granted in 1996, 1997 and 1998, respectively. The Company has provided additional pro forma disclosures as required by SFAS No. 123, "Accounting for Stock-Based Compensation."

     For disclosure purposes, the fair value of each stock option and right to receive stock is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options and rights to receive stock in 1996, 1997 and 1998: no annual dividends, expected volatility of 0.0%, risk-free interest rate ranging from 5.1% to 6.1% and expected life of one to four years. The weighted-average fair values of the stock options granted in 1996, 1997 and 1998 were $0.75, $3.18 and $1.21, respectively. The weighted average fair values of the rights to receive stock granted in 1996, 1997 and 1998 were $1.00, $3.76 and $6.39, respectively.

     Under the above model, the total value of stock options and rights to receive stock granted in 1996, 1997 and 1998 were $521,000, $8.9 million and $2.8 million, respectively, which would be amortized on a pro forma basis over the vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma net income (loss) would have been approximately $1.3 million, ($796,000) and ($7.2 million) in 1996, 1997 and 1998, respectively, and pro forma basic and diluted earnings per common share would have been $0.09, ($0.06) and ($0.49) in 1996, 1997 and 1998, respectively.

ACCOUNTING FOR STOCK OPTIONS ISSUED TO NON-EMPLOYEES

     The Company accounts for its stock options granted to eligible non-employees on the fair value method in accordance with SFAS No. 123. In January 1998, Ad Hoc issued 34,843 shares of stock to a non-employee consultant for services in lieu of cash. The Company recognized non-cash compensation expense of $166,302 as general and administrative expenses in 1998 related to this grant.

                                 PROXICOM, INC.

STOCK OPTION ACTIVITY

     The following tables summarize stock option activity for Proxicom and IBIS Consulting option grants:

                                             PROXICOM                  IBIS CONSULTING
                                        OPTIONS OUTSTANDING          OPTIONS OUTSTANDING
                                     -------------------------    --------------------------
                                     NUMBER OF                    NUMBER OF
                                      SHARES      OPTION PRICE      SHARES      OPTION PRICE
                                     ---------    ------------    ----------    ------------
December 31, 1995
Grants...........................     652,750        $3.30                --       $  --
Exercised........................          --           --                --          --
Cancellations....................          --           --                --          --
                                     ---------                    ----------
December 31, 1996................     652,750         3.30                --          --
Grants...........................     756,324         4.25         2,015,096        0.24
Exercised........................          --                             --
Cancellations....................    (161,550)        3.41          (256,065)        .40
                                     ---------                    ----------
December 31, 1997................    1,247,524        3.86         1,759,031        0.22
Grants...........................    2,051,584        7.94            82,497        4.72
Exercised........................     (86,702)        3.49        (1,496,494)       0.22
Cancellations....................    (353,533)        5.75                --          --
                                     ---------                    ----------
December 31, 1998................    2,858,873        6.57           345,034        1.30
                                     =========                    ==========
Options exercisable at:
December 31, 1998................     365,030         3.73           304,183        0.83
December 31, 1997................     132,115         3.30         1,496,494        0.22
December 31, 1996................          --           --                --          --

     The weighted-average exercise price for Proxicom options outstanding at December 31, 1996, 1997 and 1998 were $3.30, $3.86 and $6.57, respectively and exercise prices ranged from $3.30 to $4.78 at December 31, 1998. The weighted-average exercise price for IBIS Consulting options at December 31, 1997, and 1998 were $0.22 and $1.30 and exercise prices ranged from $0.22 to $4.72 at December 31, 1998. These options will expire if not exercised at specific dates ranging from January 1998 to December 2008 and the weighted-average remaining contractual life of the options outstanding was approximately nine years.

                                 PROXICOM, INC.

     The following table summarizes rights to receive stock of Ad Hoc:

                                                                         AD HOC
                                                                STOCK RIGHTS OUTSTANDING
                                                             -------------------------------
                                                             NUMBER OF SHARES   OPTION PRICE
                                                             ----------------   ------------
December 31, 1995..........................................            --             --
Grants.....................................................        31,362             --
Exercised..................................................            --             --
Cancellations..............................................            --             --
                                                                 --------

December 31, 1996..........................................        31,362             --
Grants.....................................................        14,435             --
Exercises..................................................        (2,988)            --
Cancellations..............................................            --             --
                                                                 --------

December 31, 1997..........................................        42,809             --
Grants.....................................................        62,226             --
Exercises..................................................       (71,679)            --
Cancellations..............................................            --             --
                                                                 --------

December 31, 1998..........................................        33,356
                                                                 ========

10.  CONVERTIBLE PREFERRED STOCK AND WARRANTS

     On August 30, 1996, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 100,917 shares of common stock at a price of $3.27 per share, for a total purchase price of approximately $330,000; and, (ii) the Company issued a total of 1,629,969 shares of Series A convertible preferred stock (the "Series A Preferred Stock") at a price of $3.27 per share, or approximately $5.3 million. At the stockholders' option, but in any event automatically upon an initial public offering of the Company's common stock, each share of Series A Preferred Stock will be convertible into one share of common stock. The Series A Preferred Stock has a liquidation preference and is not entitled to any dividends (unless cash dividends are declared and paid on the common stock, in which case the Series A Preferred Stock will share on an "as if" converted basis). The holders of the Series A Preferred Stock have registration rights and are entitled to place two persons on the Company's Board.

     One investor in the Series A Preferred Stock also received warrants to purchase 1,011,378 additional shares of Series A Preferred Stock from the Company at a price of $7.91 per share. The warrants expire in August 2003 and are exercisable after December 31, 1997. After December 31, 1997, the warrants may be converted into shares of common stock at the option of the warrant holder. The conversion formula is based on the difference between the market value of the common stock less the warrant exercise price divided by the market value of the common stock. The value of the warrants was not material.

     In February 1997, the Company consummated a transaction whereby: (i) the Company repurchased from the Company's Chief Executive Officer 359,712 shares of common stock at a price of $4.17 per share, for a total purchase price of approximately $1.5 million; (ii) the Company issued a total of 359,712 shares of Series B convertible preferred stock (the "Series B

                                 PROXICOM, INC.

Preferred Stock") at a price of $4.17 per share or approximately $1.5 million. The Series B Preferred Stock has essentially the same rights and privileges as the Series A Preferred Stock.

     In December 1997, the Company issued a total of 419,302 shares of Series C convertible preferred stock (the "Series C Preferred Stock") at a price of $4.77 per share or approximately $2.0 million. The Series C Preferred Stock has essentially the same rights and privileges as the Series A and B Preferred Stock.

     In January 1998, the Company issued 407,500 shares of treasury stock in conjunction with the conversion of 407,500 shares of Series A Preferred Stock into common stock.

     In February 1999, the Company issued a total of 1,218,333 shares of Series D convertible preferred stock (the "Series D Preferred Stock") at a price of $6.00 per share or approximately $7.3 million. In connection with this transaction, 758,667 shares of common stock were purchased by the investors from selling stockholders in amounts proportionate to the investors participation in the Series D Preferred Stock issuance. The Series D Preferred Stock has essentially the same rights and privileges as the Series A, B and C Preferred Stock. Because the Series D Preferred Stock was sold at a price of $6.00, it is anticipated that such securities will be accounted for giving effect to its beneficial conversion features. Under such accounting, the Company will record a charge against additional paid-in capital to reflect the difference between the conversion feature and the estimated fair value of the underlying common stock. Although not reflected on the statement of operations, the beneficial conversion charge will be reflected as a reduction to income and earnings per share available for common stockholders.

11.  INCOME TAXES

     The provision for income taxes is as follows:

                                                                     YEAR ENDED
                                                                    DECEMBER 31,
                                                                ---------------------
                                                                1996    1997    1998
                                                                ----    ----    -----
                                                                   (IN THOUSANDS)
CURRENT TAXES:
  Federal...................................................    $ 82    $ --    $(155)
  State.....................................................      16      10      (52)
                                                                ----    ----    -----
     Total current income tax provision (benefit)...........      98      10     (207)
                                                                ----    ----    -----
DEFERRED TAXES:
  Federal...................................................      78     249     (589)
  State.....................................................       9      71     (104)
                                                                ----    ----    -----
     Total current income tax provision (benefit)...........      87     320     (693)
                                                                ----    ----    -----
       Total provision (benefit) for income taxes...........    $185    $330    $(900)
                                                                ====    ====    =====

                                 PROXICOM, INC.

     The reconciliation of the Company's income tax provision to the federal statutory tax rate is as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1996    1997     1998
                                                                ----    ----    -------
                                                                    (IN THOUSANDS)
Income tax provision (benefit) at federal statutory tax rate
  of 34%....................................................    $144    $321    $(7,324)
State income taxes, net.....................................      17      57        (34)
Subchapter S Corporation income.............................      --     (72)      (455)
Stock option revaluation....................................      --      --      4,905
Acquisition costs...........................................      --      --        646
Increase in valuation allowance.............................      --      --        944
Other.......................................................      24      24        418
                                                                ----    ----    -------
Income tax provision (benefit)..............................    $185    $330    $  (900)
                                                                ====    ====    =======

     Deferred tax assets (liabilities) were comprised of the following:

                                                                      DECEMBER 31,
                                                                -------------------------
                                                                1996     1997      1998
                                                                -----    -----    -------
                                                                     (IN THOUSANDS)
ASSETS:
  NOL carryforward..........................................    $  --    $ 107    $ 1,796
  Revenue recognition.......................................      349       --         --
  Vacation accrual..........................................       35       49         81
  Bad debt expense..........................................       14      149        137
  Depreciation..............................................       --       --        176
  Other accrued expenses....................................       --       --        241
  Revaluation of stock options..............................       --       --      1,083
  Other.....................................................        2       --         37
                                                                -----    -----    -------
       Total gross deferred tax assets......................      400      305      3,551
                                                                -----    -----
Valuation allowance.........................................                       (1,083)
                                                                                  -------
       Net deferred tax assets..............................                        2,468
                                                                                  -------
LIABILITIES:
  Depreciation..............................................      (30)       5         --
  Unbilled service revenue..................................     (396)    (665)    (1,654)
  Subchapter S Corporation cash to accrual adjustment.......       --       --       (479)
  Other.....................................................      (11)      (2)        --
                                                                -----    -----    -------
       Total gross deferred tax liabilities.................     (437)    (662)    (2,133)
                                                                -----    -----    -------
       Net deferred tax (liability) asset...................    $ (37)   $(357)   $   335
                                                                =====    =====    =======

     The Company paid $374,000, $196,000 and ($207,000) for income taxes for the year ended December 31, 1996, 1997, and 1998, respectively.

     At December 31, 1998, the Company has a $4.6 million net operating loss carryforward and a $20,000 research and development tax credit carryforward both expiring in 2018. The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowance.

                                 PROXICOM, INC.

12.  RELATED PARTY TRANSACTIONS

     In February 1997, the Company entered into a lease for office space in Reston, VA. The lease commenced on July 1, 1997 and has a term of seven years. Rent payments for the years ended December 31, 1997 and 1998 were approximately $331,000 and $864,000, respectively, and increased at an annual rate of 3.0%. The lessor is a company wholly-owned by a member of the Company's Board of Directors and stockholder. In accordance with the lease agreement, the Company must maintain a letter of credit in the amount of $131,000 as a security deposit during the term of the lease. The Company's current letter of credit expires in December 1999.

     The Company has provided Internet professional services to two stockholders. Revenue generated from one stockholder totalled $463,000, $1,056,000 and $775,000 for the years ended December 31, 1996, 1997 and 1998, respectively. The Company recorded receivable balances of $0 and $316,000 as of December 31, 1997 and 1998, respectively. A second stockholder generated revenue of $68,000 and $181,000 for the years ended December 31, 1997 and 1998, respectively. The Company recorded receivable balances of $19,000 and $1,000 as of December 31, 1997 and 1998, respectively.

13.  EMPLOYEE BENEFIT PLANS

PROFIT SHARING AND BONUS PLANS

     In August 1996, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to the total of each participant's annual contribution. The Company has made no profit sharing contributions to date.

     In January 1996, IBIS Consulting adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions up to 25.0% of each participant's annual contribution, up to 6.0% of the respective participant's annual compensation. Company contributions vest ratably over five years. No contributions were made in 1996 and 1997. The Company has made profit sharing contributions of $71,000 in 1998.

     The Company recorded $1.0 million in bonuses due under the 1998 IBIS Consulting plan. No bonus plan existed in 1997.

     In December 1996, Ad Hoc adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age and have completed at least one year of employment with Ad Hoc. Participants may contribute up to 15.0% of pretax compensation, subject to certain limitations. Beginning in 1997 Ad Hoc may make discretionary annual profit sharing contributions equal to 4.0% of each participant's annual contribution, up to 6.0% of the respective participant's annual compensation. For the years ended December 31, 1997 and 1998 Ad Hoc has contributed $500 and $1,200 in profit sharing contributions, respectively.

EMPLOYEE STOCK PURCHASE PLAN


     In February 1999, the Company's Board of Directors authorized an Employee Stock Purchase Plan ("ESPP"). The ESPP, which commences upon completion of an initial public offering, provides substantially all full time employees an opportunity to purchase shares of Proxicom Common Stock through payroll deductions of up to 15.0% of eligible compensation, not to

                                 PROXICOM, INC.

exceed $25,000 annually. Semi-annually, participant account balances will be used to purchase stock at the lesser of 85.0% of the fair market value on the trading day before the participation period starts or the trading day preceding the day on which the participation period ends. A total of 1,000,000 shares are available for purchase under the ESPP.

14.  COMMITMENTS AND CONTINGENCIES

     The Company leases certain office space in Virginia, California, New York, and Illinois under non-cancelable operating leases expiring in various years through 2005. Total rent expense for all operating leases amounted to approximately $303,000, $926,000 and $2,705,000 in 1996, 1997, and 1998,
respectively. Future minimum lease payments under non-cancelable operating leases as of December 31, 1998 are as follows (in thousands):

                                                            AMOUNT
                                                            -------
1999.....................................................   $ 3,789
2000.....................................................     3,170
2001.....................................................     2,724
2002.....................................................     2,459
2003.....................................................     1,785
Thereafter...............................................     3,522
                                                            -------
       Total.............................................   $17,449
                                                            =======

     In March 1997 the Company entered into a lease for office space in New York, NY ("Initial Lease") which was subsequently incorporated into the September 1997 additional space agreement ("Amended Lease"). The Initial Lease commenced July 1, 1997 and ends in August 2002 and has minimum annual lease payments ranging from approximately $144,000 to approximately $160,000 over the lease term. The Amended Lease approximately doubled the office space and extended the initial lease term to seven years through March 2005. In accordance with the Amended Lease, the Company is required to have a letter of credit as a security deposit in the amount of $74,000 throughout the lease term. The current letter of credit will expire in December 1999.

15.  BASIC AND DILUTED EARNINGS PER COMMON SHARE

     The Company implemented SFAS No. 128, Earnings per Share, in 1997, which requires certain disclosures relating to the calculation of earnings per common share. The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per common share computations for net income.

BASIC NET INCOME (LOSS) PER COMMON SHARE

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AMOUNTS)
Net income (loss)..........................................  $ 1,329    $ 2,571    $(21,345)
                                                             =======    =======    ========
Weighted average shares of common stock outstanding........   13,740     13,374      14,576
                                                             =======    =======    ========
Basic net income (loss) per common share...................  $  0.10    $  0.19    $  (1.46)
                                                             =======    =======    ========

                                 PROXICOM, INC.

     SFAS No. 128 replaces primary earnings per share with basic net income per share and excludes the effect of common stock equivalents when computing basic net income per share.

DILUTED NET INCOME PER COMMON SHARE

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                              1996       1997        1998
                                                             -------    -------    --------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                     SHARE AMOUNTS)
Net income (loss)..........................................   $1,329     $2,571    $(21,345)
                                                             =======    =======    ========
Adjustment of shares outstanding:
  Weighted average shares of common stock outstanding......   13,740     13,374      14,576
  Shares of common stock issuable upon the assumed
     conversion of preferred stock.........................      543      1,965          --
  Incremental shares for rights to receive shares and
     options assumed exercised under common stock options
     plans.................................................       27      1,789          --
                                                             -------    -------    --------
  Adjusted shares of common stock and common stock
     equivalents for computation...........................   14,310     17,128      14,576
                                                             =======    =======    ========
Diluted net income (loss) per common share.................    $0.09      $0.15     $(1.46)
                                                             =======    =======    ========

     SFAS No. 128 replaces fully diluted earnings per share with diluted net income per share which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

16.  PENDING INVESTMENT

     In December 1998, Proxicom executed a letter of intent to make a cash investment of approximately $360,000 in a recently formed joint venture entity in Italy (the "Entity") created by Ericsson Telecommunicazioni SpA ("Ericsson"). Proxicom will own 19.9% of the common stock of the Entity and will have the ability to nominate one member of the Entity's board of directors. The Entity was formed to deliver Internet professional services in Italy. It is anticipated that the Entity will contract with Proxicom for certain consulting services, at arm's length market rates on a time and materials basis. Also the Entity will utilize the "Proxicom Process," Proxicom's proprietary, multi-phase methodology, which Ericsson will transfer to the Entity for a fee. Proxicom will not participate in the management or policy making of the business. Inasmuch as Proxicom will not have the ability to influence significantly the entity or is operations, Proxicom intends to account for its investment on the cost basis. Proxicom also will have an option to buy an additional 20.0% share in the common stock of the Entity, subject to certain conditions and restrictions. In March 1999, Proxicom signed a final agreement relating to this transaction.

                            [INSIDE BACK COVER PAGE]
BACK COVER GRAPHIC:

     The graphic contains the logos and names of some of Proxicom's clients. The upper half of the graphic contains the logos of the following corporations:

     -  Merrill Lynch & Co., Inc.

     -  Marriott International, Inc.

     -  Ritz Camera Centers, Inc.

     -  Owens Corning

     -  Amgen

     -  Mercedes-Benz Credit Corp.

     -  ZD Net

     -  American Electronics Association

     -  Pacific Gas and Electric Company

     -  Cox Interactive Media, Inc.

     -  Excite, Inc.

     -  SAAB Cars USA, Inc.

     -  Corning, Inc.

     -  Calphalon Corporation

The bottom half of the graphic contains the names of the following corporations:

     -  GE Plastics

     -  GAP, Inc.

     -  Harman International

     -  Hewlett-Packard Corporation

     -  Kemper Insurance Companies

     -  GE Capital Corporation

     -  ARAMCO Services Company

     -  Buckeye Pipeline Company L.P.

     -  Schlumberger N.V.

     -  Wyeth-Ayerst Laboratories

     -  Transcanada Pipelines Ltd.

     -  American International Group, Inc.

     -  Booz-Allen & Hamilton, Inc.

     -  Hoffmann-La Roche, Inc.

     -  McKessonHBOC

     -  Transport4

The lower right corner of the graphic contains Proxicom's logo.

===============================================================================

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR ANY OF THE UNDERWRITERS OR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WHEN YOU MAKE A DECISION ABOUT WHETHER TO INVEST IN OUR COMMON STOCK, YOU SHOULD NOT RELY UPON ANY INFORMATION OTHER THAN THE INFORMATION IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Use of Proceeds.......................   12
Dividend Policy.......................   12
Capitalization........................   13
Dilution..............................   14
Selected Consolidated Financial
  Data................................   15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   17
Business..............................   25
Management............................   38
Certain Transactions..................   44
Principal and Selling Stockholders....   46
Description of Capital Stock..........   48
Shares Eligible for Future Sale.......   51
Underwriting..........................   53
Legal Matters.........................   55
Experts...............................   55
Where You Can Find More Information...   55
Index to Financial Statements.........  F-1

                            ------------------------

DEALER PROSPECTUS DELIVERY OBLIGATION:

UNTIL           , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

===============================================================================

===============================================================================

                                4,500,000 SHARES

                               [PROXICOM LOGO]

                                 PROXICOM(R)

                                 COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

                                 BT ALEX. BROWN

                             PRUDENTIAL SECURITIES

                           THOMAS WEISEL PARTNERS LLC

                            FRIEDMAN BILLINGS RAMSEY

                           -------------------------
                                          , 1999

===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


(A) EXHIBITS


 1.1*    Form of Underwriting Agreement
 2.1+    Agreement and Plan of Merger, dated August 23, 1996, between
         Proxima, Inc. and the Registrant
 2.2+    Agreement and Plan of Merger, dated as of January 30, 1998, among the Registrant, Proxicom Acquisition Corp., Square
         Earth, Inc. and the stockholders of Square Earth, Inc.
 2.3+    Agreement and Plan of Merger, dated as of August 21, 1998, among the Registrant, Proxicom Merger Sub, Inc., IBIS
         Consulting, Inc. and the stockholders of IBIS Consulting,
         Inc.
 2.4+    Agreement and Plan of Merger, dated as of March 22, 1999,
         among the Registrant, Proxicom Merger Sub II, Inc., ad hoc
         Interactive, Inc. and the Principal Stockholders of ad hoc
         Interactive, Inc.
 3.1+    Certificate of Incorporation of the Registrant, as amended
 3.1.1   Certificate of Amendment of the Amended Certificate of
         Incorporation of Proxicom, Inc.
 3.2+    Form of Restated Certificate of Incorporation of the
         Registrant to be effective upon closing of the Offering
 3.3+    Bylaws of the Registrant
 3.4+    Form of Bylaws of the Registrant to be effective upon
         closing of the Offering.
 4.1     Form of Common Stock Certificate of the Registrant
 5.1     Opinion of Hogan & Hartson L.L.P.
10.1+    Preferred Stock and Warrant Purchase Agreement, dated August
         30, 1996, among the Registrant, General Atlantic Partners
         34, L.P. and GAP Coinvestment Partners, L.P.
10.2+    Preferred Stock Purchase Agreement, dated February 20, 1997, among the Registrant, General Atlantic Partners 34, L.P.,
         GAP Coinvestment Partners, L.P., FBR Venture Capital
         Managers, Inc. and The Mario M. Morino Trust
10.3+    Preferred Stock Purchase Agreement, dated November 24, 1997, between the Registrant and General Electric Capital
         Corporation
10.4+    Preferred Stock Purchase Agreement, dated February 1, 1999, among the Registrant, Jack Kemp, Theodore J. Leonsis, John
         McKinley, The Washington Post Company, General Atlantic
         Partners 52, L.P., GAP Coinvestment Partners II, L.P., The
         Mario M. Morino Trust and GE Capital Equity Investments,
         Inc.
10.5+    Second Amended and Restated Registration Rights Agreement,
         dated February 1, 1999, among the Registrant, General
         Atlantic Partners 34, L.P., General Atlantic Partners 52,
         L.P., GAP Coinvestment Partners, L.P., GAP Coinvestment
         Partners II, L.P., Raul Fernandez, The Mario M. Morino
         Trust, FBR Venture Capital Managers Inc., General Electric
         Capital Corporation, GE Capital Equity Investments, Inc.,
         Brenda Wong, Scott McDonald, Vincent Hoenigman, Jack Kemp,
         Theodore J. Leonsis, John McKinley, and The Washington Post
         Company
10.6+    Proxicom, Inc. 1996 Stock Option Plan
10.7+    Proxicom, Inc. 1997 Stock Option Plan for Non-employee
         Directors
10.8+    Proxicom, Inc. Employee Stock Purchase Plan
10.9+    Lease Agreement, dated July 14, 1997 between Sunrise Limited
         Partnership and the Registrant
10.10+   Secured Credit Agreement, dated as of October 30, 1998,
         between the Registrant and NationsBank, N.A.

   10.11+  Third Amended and Restated Registration Rights Agreement of the Registrant, dated March 26, 1999
   10.12   Severance Agreement between the Registrant and Christopher Capuano
   10.13   Severance Agreement between the Registrant and Larry Clark
   10.14   Severance Agreement between the Registrant and Kenneth J. Tarpey
   21.1+   Subsidiaries of the Registrant
   23.1    Consent of PricewaterhouseCoopers LLP
   23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   24.1+   Power of Attorney
   27.1+   Financial Data Schedule


-------------------------
+ Previously filed.
* To be filed by amendment.

(b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because the information required to be set forth therein is not applicable or is included elsewhere in the Financial Statements or the notes thereto.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Reston, Commonwealth of Virginia, on April 12, 1999.

                                      PROXICOM, INC.
                                                                  *
                                      By:
                                      ------------------------------------------

                                          Raul J. Fernandez
                                          Chairman, President and Chief
                                          Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                    NAME                                       TITLE                        DATE
                    ----                                       -----                        ----
                      *                        Chairman, President and Chief           April 12, 1999
---------------------------------------------  Executive Officer (Principal Executive
              Raul J. Fernandez                Officer)

            /s/ KENNETH J. TARPEY              Senior Vice President, Chief Financial  April 12, 1999
---------------------------------------------  Officer and Treasurer (Principal
              Kenneth J. Tarpey                Financial and Accounting Officer)

                      *                        Director                                April 12, 1999
---------------------------------------------
                David Hodgson

                      *                        Director                                April 12, 1999
---------------------------------------------
                  Jack Kemp

                      *                        Director                                April 12, 1999
---------------------------------------------
             Theodore J. Leonsis

                      *                        Director                                April 12, 1999
---------------------------------------------
            John A. McKinley, Jr.

                      *                        Director                                April 12, 1999
---------------------------------------------
               Mario M. Morino

                      *                        Director                                April 12, 1999
---------------------------------------------
               Brenda A. Wong

         *By: /s/ KENNETH J. TARPEY                                                    April 12, 1999
   ---------------------------------------
              Kenneth J. Tarpey
              Attorney-in-Fact

                                 EXHIBIT INDEX


 1.1*    Form of Underwriting Agreement
 2.1+    Agreement and Plan of Merger, dated August 23, 1996, between
         Proxima, Inc. and the Registrant
 2.2+    Agreement and Plan of Merger, dated as of January 30, 1998, among the Registrant, Proxicom Acquisition Corp., Square
         Earth, Inc. and the stockholders of Square Earth, Inc.
 2.3+    Agreement and Plan of Merger, dated as of August 21, 1998, among the Registrant, Proxicom Merger Sub, Inc., IBIS
         Consulting, Inc. and the stockholders of IBIS Consulting,
         Inc.
 2.4+    Agreement and Plan of Merger, dated as of March 22, 1999,
         among the Registrant, Proxicom Merger Sub II, Inc., ad hoc
         Interactive, Inc. and the Principal Stockholders of ad hoc
         Interactive, Inc.
 3.1+    Certificate of Incorporation of the Registrant, as amended
 3.1.1   Certificate of Amendment of the Amended Certificate of
         Incorporation of Proxicom, Inc.
 3.2+    Form of Restated Certificate of Incorporation of the
         Registrant to be effective upon closing of the Offering.
 3.3+    Bylaws of the Registrant
 3.4+    Form of Bylaws of the Registrant to be effective upon
         closing of the Offering.
 4.1     Form of Common Stock Certificate of the Registrant
 5.1     Opinion of Hogan & Hartson L.L.P.
10.1+    Preferred Stock and Warrant Purchase Agreement, dated August
         30, 1996, among the Registrant, General Atlantic Partners
         34, L.P. and GAP Coinvestment Partners, L.P.
10.2+    Preferred Stock Purchase Agreement, dated February 20, 1997, among the Registrant, General Atlantic Partners 34, L.P.,
         GAP Coinvestment Partners, L.P., FBR Venture Capital
         Managers, Inc. and The Mario M. Morino Trust
10.3+    Preferred Stock Purchase Agreement, dated November 24, 1997, between the Registrant and General Electric Capital
         Corporation
10.4+    Preferred Stock Purchase Agreement, dated February 1, 1999, among the Registrant, Jack Kemp, Theodore J. Leonsis, John
         McKinley, The Washington Post Company, General Atlantic
         Partners 52, L.P., GAP Coinvestment Partners II, L.P., The
         Mario M. Morino Trust and GE Capital Equity Investments,
         Inc.
10.5+    Second Amended and Restated Registration Rights Agreement,
         dated February 1, 1999, among the Registrant, General
         Atlantic Partners 34, L.P., General Atlantic Partners 52,
         L.P., GAP Coinvestment Partners, L.P., GAP Coinvestment
         Partners II, L.P., Raul Fernandez, The Mario M. Morino
         Trust, FBR Venture Capital Managers Inc., General Electric
         Capital Corporation, GE Capital Equity Investments, Inc.,
         Brenda Wong, Scott McDonald, Vincent Hoenigman, Jack Kemp,
         Theodore J. Leonsis, John McKinley, and The Washington Post
         Company
10.6+    Proxicom, Inc. 1996 Stock Option Plan
10.7+    Proxicom, Inc. 1997 Stock Option Plan for Non-employee
         Directors
10.8+    Proxicom, Inc. Employee Stock Purchase Plan
10.9+    Lease Agreement, dated July 14, 1997 between Sunrise Limited
         Partnership and the Registrant
10.10+   Secured Credit Agreement, dated as of October 30, 1998,
         between the Registrant and NationsBank, N.A.
10.11+   Third Amended and Restated Registration Rights Agreement of
         the Registrant, dated March 26, 1999

   10.12   Severance Agreement between the Registrant and Christopher Capuano
   10.13   Severance Agreement between the Registrant and Larry Clark
   10.14   Severance Agreement between the Registrant and Kenneth J. Tarpey
   21.1+   Subsidiaries of the Registrant
   23.1    Consent of PricewaterhouseCoopers LLP
   23.2    Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   24.1+   Power of Attorney
   27.1+   Financial Data Schedule


-------------------------
+ Previously filed.
* To be filed by amendment.